SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary proxy statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive proxy statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

Private Business, Inc.

(Name of Registrant as Specified In Its charter)

(Name of Person(s) Filing proxy statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐		No fee required.
☐		Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

Common Stock, no par value, of the Registrant

	(2)	Aggregate number of securities to which transaction applies:

1,969,698

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

As of the date of the filing of this preliminary proxy statement, the proposed aggregate value of the transaction for purposes of calculating the filing fee is $8,304,547.  The aggregate value is the sum of (i) $6,000,000 (the cash portion of the merger consideration) and (ii) the product of $1.17 (the average of the high and low prices per share of Common Stock reported on NASDAQ on October 25, 2005) and 1,969,698.

	(4)	Proposed maximum aggregate value of transaction:

$8,304,547

	(5)	Total fee paid:

$1,661

☒		Fee paid previously with preliminary materials:
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRIVATE BUSINESS, INC.
9020 Overlook Boulevard, Suite 300
Brentwood, Tennessee 37027

Dear Shareholder:

          You are cordially invited to attend a special meeting of shareholders of Private Business, Inc., to be held at our corporate offices, 9020 Overlook Boulevard, Suite 300, Brentwood, Tennessee, on December 7, 2005, at 9:00 a.m. (Central Time).

          The items of business to be considered at the meeting are listed in the following Notice of Special Meeting and are more fully addressed in the proxy statement included with this letter.  The items you will be asked to approve at the meeting relate to our proposed acquisition of Captiva Solutions, LLC and our adoption of a new long-term equity incentive plan.  We hope you will be able to attend the special meeting.

          Whether or not you plan to attend the special meeting, please complete, sign, date and mail the enclosed proxy card promptly.  If you attend the special meeting, you may revoke such proxy and vote in person if you wish, even if you have previously returned your proxy card.  If you do not attend the special meeting, you may still revoke such proxy at any time prior to the special meeting by providing written notice of such revocation as provided herein.

YOUR PROMPT COOPERATION WILL BE GREATLY APPRECIATED.

Sincerely,

Henry M. Baroco
Chief Executive Officer

Brentwood, Tennessee
November 17, 2005

PRIVATE BUSINESS, INC.
9020 Overlook Boulevard, Suite 300
Brentwood, Tennessee 37027

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Private Business, Inc.:

          As you may know, on October 20, 2005, Private Business, Inc. (“we” or the “company”) entered into a merger agreement among the company, CSL Acquisition Corporation (a newly formed subsidiary of the company), Captiva Solutions, LLC (“Captiva”) and certain of its members.  Pursuant to the merger agreement, we will acquire the business of Captiva in exchange for $6.0 million in cash, 757,576 shares of our common stock, and a potential earnout payment of up to 1,212,122 additional shares of our common stock.

          As a Nasdaq-listed company, we are subject to the Marketplace Rules of the National Association of Securities Dealers.  Marketplace Rule 4350(i) requires shareholder approval in connection with acquisitions of other businesses if securities representing more than 20% of our voting stock will be issued in connection with such acquisition or if more than 5% of our voting stock will be issued and if our officers or directors have a greater than 5% interest in the business to be acquired.  The aggregate of the securities that may be issued in connection with the merger may exceed 20% of the outstanding voting stock of the company.  Furthermore, Glenn W. Sturm, one of our directors, beneficially owns approximately 37% of the membership interests of Captiva and will receive beneficial ownership of approximately 37% of the common stock we issue under the merger agreement.  Accordingly, the merger agreement and the transactions contemplated thereby are subject to approval by our shareholders.

          Pursuant to the merger agreement, our board of directors adopted an equity incentive plan under which we may issue options to purchase shares or other equity incentives relating to up to 5,036,880 shares of our common stock.  Marketplace Rule 4350(i) requires that our shareholders must approve any such equity incentive plan.  Accordingly, the establishment of the incentive plan is subject to approval by our shareholders.  We are seeking that approval with this proxy statement.  We granted options under this plan covering an aggregate of 3,374,710 shares on October 20, 2005 to persons who will be members of management, directors, or key employees of the company following the merger, including members of our current management, subject to approval of the incentive plan by our shareholders and closing of the merger.

          Lightyear PBI Holdings, LLC (“Lightyear PBI Holdings”), which owns shares of our Series A Preferred Stock (“Series A preferred stock”) that give it the right to cast approximately 52% of the votes entitled to be cast by the holders of our capital stock, has committed to provide backstop financing for up to $10.0 million in connection with the merger if requested by a special committee of disinterested members of our board of directors.  If Lightyear PBI Holdings provides the financing:

•	it will receive warrants that are exercisable for up to 5,303,030 shares of our common stock; and

•

if requested by the special committee, it will accept payment, in lieu of $2.0 million of cash dividends on its Series A preferred stock payable during 2006, in the form of 1,894 shares of our Series A preferred stock together with warrants that would be exercisable for 1,515,200 shares of our common stock at an exercise price of $1.32 per share.

Lightyear PBI Holdings has indicated it also will consider accepting payment of the 2006 dividends in kind rather than in cash as described above in connection with alternate third party financing.  Under Marketplace Rule 4350(i), we must obtain shareholder approval for the issuance of our securities pursuant to the merger agreement, including the securities that we may issue to Lightyear PBI Holdings.

          Accordingly, a special meeting of the shareholders of the company will be held at our corporate offices, 9020 Overlook Boulevard, Suite 300, Brentwood, Tennessee 37027 at 9:00 a.m. Central Time, on December 7, 2005 for the following purposes:

          (1)          To consider and vote on a proposal to approve the merger agreement, together with the transactions contemplated thereby, including the issuance of 757,576 shares of our common stock at closing and the potential issuance of up to an additional 1,212,122 shares of our common stock to the Captiva members pursuant to an earnout obligation in the merger agreement;

          (2)          To consider and vote on a proposal to issue to Lightyear PBI Holdings warrants to purchase up to 5,303,030 shares of our common stock in the event we draw upon the backstop financing commitment from Lightyear PBI Holdings;

          (3)          To consider and vote on a proposal to make a payment in kind to Lightyear PBI Holdings of 1,894 shares of our Series A preferred stock and warrants to purchase 1,515,200 shares of our common stock at $1.32 per share in lieu of cash dividends payable during calendar year 2006 on the Series A preferred stock held by Lightyear PBI Holdings, if requested by a special committee of our board of directors in connection with financing the merger; and

          (4)          To consider and vote upon a proposal to approve the Private Business, Inc. 2005 Long-Term Equity Incentive Plan.

          The proxy statement and form of proxy accompanying this notice are being mailed to shareholders on or about November 17, 2005.  Only shareholders of record at the close of business on October 26, 2005 are entitled to notice of and to vote at the meeting and any adjournment thereof.  Please review the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.

          We hope very much that you will be able to attend the meeting.  Our board of directors urges all shareholders of record to exercise their right to vote at the special meeting of shareholders personally or by proxy.  Accordingly, we are sending you the accompanying proxy statement and the enclosed proxy card.

          After careful consideration, our board of directors (acting without Mr. Sturm and, with respect to the Lightyear PBI Holdings backstop financing, through a special committee of disinterested directors) has approved the merger agreement, the related issuances of our capital stock and warrants to purchase our capital stock, and the adoption of our 2005 Long-Term Equity Incentive Plan and recommends that you vote “FOR” the proposals.

          The company received a written opinion of Lane, Berry & Co. International, LLC stating its opinion that the merger consideration to be paid by the company pursuant to the merger agreement is fair to the company from a financial point of view.  A copy of that opinion is attached as Annex D to the enclosed proxy statement, and you should read it in its entirety.

          Your representation at the special meeting of shareholders is important.  To ensure your representation, whether or not you plan to attend the special meeting, please complete, date, sign and return the enclosed proxy card.  Should you desire to revoke your proxy, you may do so at any time before it is voted in the manner provided in the accompanying proxy statement.

By Order of the Board of Directors

Henry M. Baroco
Chief Executive Officer

Brentwood, Tennessee
November 17, 2005

(i)

Annex A	Agreement and Plan of Merger

Annex B	Registration Rights Agreement

Annex C	Voting Agreement

Annex D	Opinion of Lane, Berry & Co. International, LLC

Annex E	Private Business, Inc. 2005 Long-Term Equity Incentive Plan

(ii)

PRIVATE BUSINESS, INC.
9020 Overlook Boulevard, Suite 300
Brentwood, Tennessee 37027

PROXY STATEMENT
FOR THE SPECIAL MEETING OF SHAREHOLDERS
To Be Held On December 7, 2005

          The board of directors of Private Business, Inc. is soliciting proxies for a special meeting of shareholders.  This proxy statement contains important information for you to consider when deciding how to vote on matters brought before the meeting.  Please read it carefully.

          The board has set October 26, 2005 as the record date for the meeting.  Shareholders who owned company common stock on that date are entitled to receive notice of and vote at the meeting, with each share entitled to one vote.  Cumulative voting is not permitted.  On the record date there were issued and outstanding 14,815,377 shares of company common stock, 20,000 shares of Series A preferred stock, and 40,031 shares of Series B Preferred Stock (the “Series B preferred stock”).  Holders of our common stock and Series B preferred stock are entitled to one vote per share owned of record.  Our Series A preferred stock, which is held by Lightyear PBI Holdings, is currently entitled to 800 votes per share owned of record, or a total of 16,000,000 votes.  The holders of common stock, Series A preferred stock and Series B preferred stock will vote as one class on the matters to be considered at the meeting.  Lightyear PBI Holdings’ shares of Series A preferred stock give it the right to cast approximately 52% of the votes entitled to be cast by the holders of our capital stock, and Lightyear PBI Holdings has entered into a voting agreement in which it agreed, subject to the terms and conditions of the voting agreement, to vote all of its shares of Series A preferred stock in favor of Proposals 1, 2, 3 and 4 and any other matter contemplated by the merger agreement related to and necessary for the consummation of the transactions contemplated by the merger agreement.

          This proxy statement and enclosed proxy were initially mailed or delivered to shareholders on or about November 17, 2005.  Except as otherwise specifically noted, the “company,” “we,” “our,” “us” and similar words in this proxy statement refer to Private Business, Inc. and its subsidiaries.  References to “Captiva” shall mean Captiva Solutions, LLC.

QUESTIONS ABOUT THE SPECIAL MEETING AND THE PROPOSALS

Why am I receiving this proxy statement and proxy form?

          You are receiving this proxy statement and proxy form because you own shares entitled to vote at the special meeting.  This proxy statement describes issues on which you are entitled to vote.

          When you sign the proxy form, you appoint Henry Baroco, our Chief Executive Officer, or a substitute, as your representative at the meeting.  Mr. Baroco will vote your shares at the meeting as you have instructed on the proxy form.  This way, your shares will be voted even if you cannot attend the meeting.

          If you do not vote your shares in person, they cannot be voted on your behalf unless you provide our corporate secretary with a signed proxy authorizing another person to vote on your behalf.  Even if you expect to attend the meeting in person, in order to ensure that your shares are represented, please complete, sign and date the enclosed proxy form and return it promptly.

What am I voting on?

          At the special meeting, you will be asked to vote on four proposals.

          The first proposal is to approve the Agreement and Plan of Merger dated as of October 20, 2005 (the “merger agreement”), by and among the company, CSL Acquisition Corporation, Captiva Solutions, LLC and certain members of Captiva, including the issuance of 757,576 shares of our common stock at closing and the potential issuance of up to an additional 1,212,122 shares of our common stock to the Captiva members pursuant to an earnout obligation in the merger agreement (see Proposal 1 on page 20).  The merger and the transactions contemplated by the merger agreement are herein referred to, collectively, as the “merger.”

          The second proposal is to approve the issuance to Lightyear PBI Holdings of warrants to purchase up to 5,303,030 shares of our common stock in the event the backstop financing commitment is drawn (see Proposal 2 on page 52).

          The third proposal is to approve the payment in kind to Lightyear PBI Holdings of 1,894 shares of our Series A preferred stock and warrants to purchase 1,515,200 shares of our common stock at $1.32 per share in lieu of cash dividends payable during calendar year 2006 on the Series A preferred stock held by Lightyear PBI Holdings, if requested by a special committee of our board of directors in connection with financing the merger (see Proposal 3 on page 54).

          The fourth proposal is to approve the Private Business, Inc. 2005 Long-Term Equity Incentive Plan (the “2005 Plan”), a copy of which is attached as Annex E (see Proposal 4 on page 56).

          As a Nasdaq-listed company, we are subject to the Marketplace Rules of the National Association of Securities Dealers.  Marketplace Rule 4350(i) requires shareholder approval in connection with acquisitions of other businesses if securities representing more than 20% of our voting stock will be issued in connection with such acquisition or if more than 5% of our voting stock will be issued and if our officers or directors have a greater than 5% interest in the business to be acquired.  The aggregate of the securities that may be issued in connection with the merger may exceed 20% of the outstanding voting stock of the company.  Furthermore, Glenn W. Sturm, one of our directors, beneficially owns approximately 37% of the membership interests of Captiva and will receive beneficial ownership of approximately 37% of the common stock we issue pursuant to the merger agreement.  Mr. Sturm also was granted an option to purchase 670,000 shares of our common stock at an exercise price of $1.32 per share under the 2005 Plan, which option grant is subject to shareholder approval of the 2005 Plan and closing of the merger.  Accordingly, the merger agreement and the transactions contemplated thereby are subject to approval by our shareholders.

          Lightyear PBI Holdings, LLC (“Lightyear PBI Holdings”), whose shares of Series A preferred stock give it the right to cast approximately 52% of the votes entitled to be cast by the holders of our capital stock, has committed to provide backstop financing for up to $10.0 million in connection with the merger if requested by a special committee of disinterested members of our board of directors.  If Lightyear PBI Holdings provides the financing:

•	it will receive warrants that are exercisable for up to 5,303,030 shares of our common stock; and

•

if requested by the special committee, it will accept payment, in lieu of $2.0 million of cash dividends on its Series A preferred stock payable during 2006, in the form of 1,894 shares of our Series A preferred stock together with warrants that are exercisable for 1,515,200 shares of our common stock at an exercise price of $1.32 per share (see “The Merger – Lightyear PBI Holdings Preemptive Rights”).

Lightyear PBI Holdings has indicated it also will consider accepting payment of the 2006 dividends in kind rather than in cash as described above in connection with alternate third party financing.  Under Marketplace Rule 4350(i), we must obtain shareholder approval for the issuance of our securities pursuant to the merger agreement, including the securities that might be issued to Lightyear PBI Holdings.

          Pursuant to the merger agreement, our board of directors also adopted the 2005 Plan under which we may issue options to purchase shares or other equity incentives relating to up to 5,036,880 shares of our common stock.  We granted options under this plan covering an aggregate of 3,374,710 shares on October 20, 2005 to persons who will be members of management, directors or key employees of the company following the merger, including members of our current management.  These grants are subject to approval of the 2005 Plan by our shareholders and closing of the merger.  Marketplace Rule 4350(i) requires that our shareholders must approve any such equity incentive plan.  Accordingly, the establishment of the 2005 Plan is subject to approval by our shareholders.

Why is the company proposing the adoption of the Private Business, Inc. 2005 Long-Term Equity Incentive Plan?

          The 2005 Plan is being proposed in connection with the merger agreement to incentivize management in a manner consistent with the terms negotiated under the merger agreement.  Although it is being voted on separately, our adoption of the 2005 Plan is contingent upon receiving shareholder approval of the merger agreement and will not be implemented without that approval.  Furthermore, approval of the 2005 Plan is necessary to enable the company to fulfill certain obligations under the merger agreement.

Who is entitled to vote?

          Only shareholders who owned company common stock, Series A preferred stock or Series B preferred stock as of the close of business on the record date, October 26, 2005, are entitled to receive notice of the special meeting and to vote the shares that they held on that date at the meeting, or at any postponement or adjournment of the meeting.

How do I vote?

          You may vote your shares either in person at the special meeting or by proxy.  To vote by proxy, you should complete, date, sign and mail the enclosed proxy in the prepaid envelope provided.  If your shares are registered in your own name and you attend the meeting, you may deliver your completed proxy in person.  “Street name” shareholders, that is, those shareholders whose shares are held in the name of and through a broker or nominee, who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares if they did not receive one directly.  Shares held in street name may also be eligible for internet or telephone voting by following instructions provided by your broker, bank or nominee.

Can I change my vote after I return my proxy form?

          Yes.  If you are a holder of record, you may revoke your proxy and change your vote at any time before the proxy is exercised by filing with the corporate secretary either a written notice of revocation or another signed proxy bearing a later date.  The powers of the proxy holders will be suspended if you attend the meeting in person and inform the Secretary of the company that you wish to revoke or replace your proxy.  Your attendance at the meeting will not by itself revoke a previously granted proxy.  If you hold your shares in “street name” through a broker, bank or other nominee, you may revoke your proxy by following instructions provided by your broker, bank or nominee.  No notice of revocation or later-dated proxy will be effective unless received by the Secretary of the company at or prior to the special meeting.

What is the board’s recommendation and how will my shares be voted?

          Our board of directors (acting without Mr. Sturm and, with respect to the Lightyear PBI Holdings backstop financing, acting through a special committee of disinterested directors) recommends a vote “FOR” the approval of Proposals 1, 2, 3 and 4.  If properly signed and returned in time for the special meeting, the enclosed proxy will be voted in accordance with the choices specified on it.  If you return a signed proxy but do not specify a choice, Mr. Baroco, as the person named as the proxy holder on the proxy form or a substitute, will vote as recommended by the board of directors.  If a broker submits a proxy that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present for purposes of determining the presence of a quorum but will not be considered as present and entitled to vote with respect to such matters.

Will my shares be voted if I do not sign and return my proxy form?

          If your shares are registered in your name and you do not sign and return your proxy form and do not vote in person at the special meeting, your shares will NOT be voted.

How many votes are needed to hold the special meeting?

          Counting the company’s outstanding common stock, its Series A preferred stock (each share of which currently has 800 votes) and its Series B preferred stock, shares entitled to a total of 30,855,408 votes are outstanding as of the record date.  Shares representing a majority of the votes entitled to be cast at the meeting as of the record date (a quorum) must be present at the special meeting in order to hold the meeting and conduct business.  Shares are counted as present at the meeting if:  (a) a shareholder is present and votes in person at the meeting; (b) a shareholder has properly submitted a proxy form, even if the shareholder marks abstentions on the proxy form; or (c) a broker or nominee has properly submitted a proxy form, even if the broker does not vote because the beneficial owner of the shares has not given the broker or nominee specific voting instructions and the broker or nominee does not have voting discretion (a “broker non-vote”).  A share, once represented for any purpose at the meeting, is deemed present for purposes of determining a quorum for the meeting (unless the meeting is adjourned and a new record date is set for the adjourned meeting), even if the holder of the share abstains from voting with respect to any matter brought before the meeting.

What vote is required to approve the merger agreement, the related securities issuances and the 2005 Plan?

          Approval of the merger agreement, the related securities issuances and the 2005 Plan will require the affirmative vote of a majority of votes cast at the special meeting.

Have any shareholders agreed to vote in favor of the proposals at the special meeting?

          Yes.  Concurrently with the execution of the merger agreement, Lightyear PBI Holdings, which owns shares of Series A preferred stock and warrants giving it the right to cast approximately 52% of the votes entitled to be cast at the special meeting, entered into a voting agreement with Captiva, in which it agreed, subject to the terms and conditions of the voting agreement, to vote all of its shares in favor of each of the proposals at the special meeting.  The merger and certain of the transactions contemplated by the merger agreement also required the approval of Lightyear PBI Holdings as the holder of the Series A preferred stock, voting as a separate class, and Lightyear PBI Holdings has agreed to vote its Series A preferred stock in favor of such transactions subject to the terms of the voting agreement.

Can I vote on other matters or submit a proposal to be considered at the meeting?

          The company has not received timely notice of any shareholder proposals to be considered at the special meeting, and shareholders may submit matters for a vote only in accordance with our bylaws.  The board of directors does not presently know of any other matters to be brought before the special meeting.

          For shareholders seeking to include proposals in the proxy materials for the 2006 annual meeting, the proposing shareholder or shareholders must comply with all applicable regulations, including Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the proposals must be received by the Secretary of the company no later than December 5, 2005.  Shareholders who intend to present a proposal at the 2006 annual meeting without including the proposal in the company’s proxy materials are required to provide the proposal to the Secretary of the company no later than February 12, 2006.  Any such proposal should be directed to:  Private Business, Inc., 9020 Overlook Blvd., Suite 300, Brentwood, Tennessee 37027, Attention: Corporate Secretary, c/o Michael Berman, Senior Vice President, Secretary and General Counsel.

Who is soliciting my proxy and who is paying the cost of the solicitation?

          Our board of directors is sending you this proxy statement in connection with its solicitation of proxies for use at this special meeting.  Certain of our directors, officers and employees may solicit proxies by mail, telephone, facsimile or in person.  The company will pay for the costs of solicitation.  We do not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar recordholders for reasonable expenses in mailing proxy materials to beneficial owners of company common stock.

Are there any dissenters’ rights or appraisal rights with respect to any of the proposals described in this proxy statement?

          There are no appraisal or similar rights of dissenters for the matters to be voted upon.

Will representatives of the company’s principal accountants be present at the special meeting?

          Representatives from Ernst & Young LLP, the company’s principal accountants for fiscal year 2004, and Grant Thornton LLP, the company’s current principal accountants, will be present at the special meeting.  These representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

How do I communicate with directors?

          The board has established a process for shareholders to send communications to the board or any of the directors.  Shareholders may send communications to the board or any of the directors c/o Michael Berman, Senior Vice President, Secretary and General Counsel, 9020 Overlook Blvd., Suite 300, Brentwood, Tennessee 37027.  Mr. Berman will compile all communications and submit them to the board or the individual directors on a regular basis.

SUMMARY TERM SHEET
FOR THE MERGER
AND THE ISSUANCE OF SECURITIES
IN CONNECTION THEREWITH

          The following summary, together with the previous question and answer section, provides an overview of the proposed merger and issuance of securities discussed in this proxy statement.  The summary also contains cross-references to the more detailed discussions elsewhere in the proxy statement.  This summary may not contain all of the information that is important to you.  To understand the proposed merger and issuance of securities fully, and for a more complete description of the terms of the proposed merger, you should carefully read this entire proxy statement and the attached annexes in their entirety.

The Companies (see pages 36 and 46)

          Private Business, Inc.  We are a leading supplier of financial technology to community banks and middle-market businesses.  We offer two principal services directed at community banks and middle-market businesses.  The first is a solution that helps banks market and manage accounts receivable financing.  The second is a forecast and tracking service that allows retail chains to better manage their inventories.  Our accounts receivable financing solution, BusinessManager®, is offered through a nationwide network of client banks, and helps these banks provide cash flow and financing to thousands of small businesses across the United States.  BusinessManager provides targeted marketing, software and transaction processing services, linking the company to our client banks and small business customers.  Our retail division, RMSA, offers retail inventory management and forecasting services to smaller retail stores and regional chains throughout the United States and Canada.  Our address is Private Business, Inc., 9020 Overlook Boulevard, Suite 300, Brentwood, Tennessee 37027; our telephone number is (615) 221-8400.

          Captiva Solutions, LLC.  Captiva is a provider of technology products and services for community banks and small financial institutions.  Through its June 2005 acquisition of the business of Total Bank Technology, LLC, Captiva currently provides core data processing and item processing services to 17 customers in the Rocky Mountain region.  Captiva’s address is Captiva Solutions, LLC, 350 Technology Parkway, Suite 200, Norcross, Georgia 30092; its telephone number is (678) 966-0844.

Overview of the Merger (see page 20)

          We have entered into a definitive merger agreement with Captiva.  Under the merger agreement, Captiva will merge with and into our newly-formed, wholly-owned subsidiary, CSL Acquisition Corporation (referred to in this proxy statement as Merger Sub), which will remain as the surviving legal entity and our wholly-owned subsidiary.  At the time of the merger, Captiva will cease to exist as a separate entity and Merger Sub will succeed to all of Captiva’s assets, liabilities, rights and obligations.

Recommendation of the Board of Directors (see page 21)

          Our board of directors (acting without Mr. Sturm and, with respect to the Lightyear PBI Holdings backstop financing, acting through a special committee of disinterested directors) recommends that our shareholders vote “FOR” Proposals 1, 2, 3 and 4.  To review the background and reasons for the merger and related securities issuances, including potential issuances in connection with financing the merger, in detail, see “The Merger – Reasons for the Merger” beginning on page 21.

Opinion of Our Financial Advisor (see page 24)

          In connection with the merger, our board of directors received a written opinion from Lane, Berry & Co. International, LLC as to the fairness to the company of the merger consideration to be paid by us, from a financial point of view.  The full text of Lane Berry’s written opinion is attached to this proxy statement as Annex D.  Please read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken.

The Merger Consideration (see page 31)

          When the merger occurs, the issued and outstanding units of Captiva will be converted into the right to receive $6.0 million in cash, 757,576 shares of our common stock, and a potential earnout payment of up to 1,212,122 additional shares of our common stock.

Terms of the Merger Agreement (see page 31)

          The merger agreement is attached to this proxy statement as Annex A.  Our board of directors (acting without Mr. Sturm) has approved the merger agreement, which is the binding legal agreement that governs the terms of the merger.  We encourage you to read the merger agreement carefully.

Conditions Precedent to the Merger (see page 34)

          The completion of the merger depends on the satisfaction or waiver of a number of conditions, including conditions relating to:

•	accuracy of the other party’s representations and warranties and compliance by the other party with their covenants;
•	approval by our shareholders of the merger and the issuance of shares of our common stock in connection with the merger;
•	execution and delivery of certain ancillary documents attached to the merger agreement as exhibits;
•	receipt of an officer’s certificate certifying the accuracy of each party’s representations and warranties and satisfaction of certain conditions;
•	absence of legal prohibitions to the completion of the merger; and
•	the non-occurrence of any material adverse effect and the nonexistence of circumstances that could reasonably be expected to have or result in a material adverse effect with respect to us or Captiva.

          There is no condition relating to financing the cash portion of the merger consideration.

Termination of the Merger Agreement (see page 34)

          In addition to terminating upon mutual consent, either party may terminate the merger agreement under the following circumstances:

•

if any of the conditions precedent to the obligations of that party to effect the merger and consummate the transactions contemplated by the merger agreement has not been satisfied as of the agreed closing date; or

•	the merger has not been completed on or before December 31, 2005.

Representations and Warranties (see page 32)

          The merger agreement contains customary representations and warranties made by Captiva and certain members of Captiva to the company and by the company to the members of Captiva for purposes of allocating the risks associated with the merger.  All of the representations and warranties made by the parties to the merger agreement survive through the close of business on the thirtieth day following receipt by the company of its consolidated audited financial statements together with an executed final audit report for fiscal year 2006 from its independent auditors (but in no event beyond April 30, 2007).  You should be aware that these representations and warranties are made by the parties to each other, may be subject to important limitations and qualifications, may or may not be accurate as of the date they were made and do not purport to be accurate as of the date of this proxy statement.

Indemnification (see page 33)

          We are not entitled to recover any damages with respect to an indemnification claim until the total damages incurred under the merger agreement exceed $100,000, after which we are entitled to recover up to $1,750,000 for all damages, including the first $100,000 of damages.  Satisfaction of the Captiva members’ indemnification obligations is limited first to the shares received in the merger and the earnout portion of the merger consideration, and thereafter to up to $400,000 in cash ($200,000 each pro rata from Mr. Boggs and from an entity beneficially owned by Mr. Sturm).

Interest of Certain Persons in the Merger (see page 28)

          Some of our directors, officers and shareholders have interests in the merger that are or may be different from those of our shareholders generally.  Mr. Sturm, one of our directors, beneficially owns approximately 37% of Captiva and has loaned money to Captiva.  He will receive a portion of the purchase price for Captiva, and his loan to Captiva will be repaid (along with all other outstanding Captiva debt) from the cash portion of the merger consideration.  Mr. Sturm also was granted an option to purchase 670,000 shares of our common stock at an exercise price of $1.32 per share under the 2005 Plan, which option grant is subject to shareholder approval of the 2005 Plan and closing of the merger.  Lightyear PBI Holdings, which owns shares of preferred stock and warrants representing approximately 52% of the votes entitled to be cast by the holders of our capital stock, has committed to provide the financing for the merger if requested by a special committee of our board, and would receive certain interest payments, fees and warrants in connection with the financing if we use that financing.  If Lightyear PBI Holdings provides financing for the merger, Lightyear PBI Holdings also has agreed, if requested by the special committee of disinterested directors, to accept “payment in kind” at closing, in lieu of the 2006 dividends on its Series A preferred stock totaling $2,000,000. Under this arrangement, Lightyear PBI Holdings would receive 1,894 shares of our Series A preferred stock plus warrants that are exercisable for 1,515,152 shares of our common stock at an exercise price of $1.32 per share.  Lightyear PBI Holdings has indicated that it also will consider accepting payment of the 2006 cash dividends in kind rather than in cash as described above in connection with an alternative third party financing. Mr. Baroco, our current Chief Executive Officer, has agreed to enter into an amended employment agreement, and Mr. Baroco and other executive officers of the company received stock options.  All stock options granted as described above are subject to closing of the merger and (other than an option to purchase 155,000 shares granted to Mr. Baroco) shareholder approval of the 2005 Plan.

Accounting Treatment of the Merger (see page 30)

          The merger will be accounted for under the purchase method of accounting, in accordance with U.S. generally accepted accounting principles.  Under the purchase method of accounting, the purchase price of Captiva, including the merger consideration and the direct costs of the merger, will be allocated to the assets acquired based upon their estimated fair values, with the excess purchase consideration allocated to goodwill and other identified intangible assets.  The results of Captiva’s operations will be included in our results from the effective time of the merger.

Federal Income Tax Consequences of the Merger (see page 30)

          Our shareholders will not recognize gain or loss as a result of the merger because they will hold the same shares of our common stock after the merger as they held before the merger.  The merger will not affect the adjusted bases and holding periods of the shares of our common stock held by the shareholders.  In addition, neither the company nor Merger Sub will recognize any gain or loss as a result of the merger.

Regulatory Approvals (see page 30)

          No material federal or state regulatory requirements must be complied with or approvals obtained in connection with this transaction.

Dissenters’ Rights (see page 30)

          Our shareholders are not entitled to exercise dissenters’ rights in connection with the merger.

Registration Rights (see page 34)

           We have agreed to enter into a registration rights agreement granting “piggyback” registration rights to the recipients of the shares of our common stock received in the merger.

Voting Agreement (see page 35)

          In connection with the merger agreement, Lightyear PBI Holdings entered into a voting agreement with Captiva.  Lightyear PBI Holdings owns all 20,000 shares of our Series A preferred stock, which currently are entitled to 800 votes per share or 16,000,000 votes in total, and which represent approximately 52% of the votes entitled to be cast by holders of the outstanding shares of our capital stock, based on the number of shares outstanding on October 26, 2005.  Subject to the terms of the voting agreement, Lightyear PBI Holdings will vote all of its shares at the special meeting in favor of Proposals 1, 2, 3 and 4 and any other matter contemplated by the merger agreement related to and necessary for the consummation of the transactions contemplated by the merger agreement.

Lynn Boggs Employment Agreement (see page 35)

          Upon the closing of the merger, Lynn Boggs, the Chief Executive Officer of Captiva, will become our Chief Executive Officer and will become a member of our board of directors.  We will enter into an employment agreement with Mr. Boggs in the form attached as Annex C.  Our current Chief Executive Officer, Henry Baroco, will resign from the board and will become our President and Chief Operating Officer.  Mr. Baroco has agreed to amend his employment agreement in connection with the transaction to reflect his new positions.

Reasons We Need Shareholder Approval

          Neither Tennessee law nor our charter or bylaws require the company to obtain shareholder approval in connection with the merger or the issuance of the shares in connection with the merger or the related financing.  The only company approval that was required to consummate the merger was the approval of our board of directors.

          As a Nasdaq-listed company, we are subject to the Marketplace Rules of the National Association of Securities Dealers.  Marketplace Rule 4350(i) requires shareholder approval in connection with acquisitions of other businesses if securities representing more than 20% of our voting stock will be issued in connection with such acquisition or if more than 5% of our voting stock will be issued and if our officers or directors have a greater than 5% interest in the business to be acquired.  The aggregate of the securities that may be issued in connection with the merger may exceed 20% of the outstanding voting stock of the company.  Furthermore, Glenn W. Sturm, one of our directors, beneficially owns approximately 37% of the membership interests of Captiva and will receive beneficial ownership of approximately 37% of the common stock we issue under the merger agreement.  Mr. Sturm also was granted an option to purchase 670,000 shares of our common stock at an exercise price of $1.32 per share under the 2005 Plan, which option grant is subject to shareholder approval of the 2005 Plan and closing of the merger.  Accordingly, the merger agreement and the transactions contemplated thereby are subject to approval by our shareholders.

          In addition, Lightyear PBI Holdings, which holds shares of our Series A preferred stock that give it the right to cast approximately 52% of the votes entitled to be cast by the holders of our capital stock, has committed to provide backstop financing for up to $10.0 million in connection with the merger if requested by a special committee of disinterested members of our board of directors.  If Lightyear PBI Holdings provides the financing:

•	it will receive warrants that are exercisable for up to 5,303,030 shares of our common stock; and

•

if requested by the special committee, it will accept payment, in lieu of $2.0 million of cash dividends on its Series A preferred stock payable during 2006, in the form of 1,894 shares of our Series A preferred stock together with warrants that are exercisable for 1,515,200 shares of our common stock at an exercise price of $1.32 per share.

Lightyear PBI Holdings has indicated it also will consider accepting payment of the quarterly dividend in kind rather than in cash as described above in connection with alternate third party financing.  Under Marketplace Rule 4350(i), we must obtain shareholder approval for the issuance of our securities pursuant to the merger agreement and in connection with the related financing, including the securities that might be issued to Lightyear PBI Holdings.

          Pursuant to the merger agreement, our board of directors adopted the 2005 Plan under which we may issue options to purchase up to 5,036,880 shares of our common stock.  Marketplace Rule 4350(i) requires that our shareholders must approve any such equity incentive plan.  Accordingly, the establishment of the 2005 Plan is subject to approval by our shareholders.  We granted options under this plan covering an aggregate of 3,374,710 shares on October 20, 2005 to persons who will be members of management, directors, or key employees of the company following the merger, including members of our current management subject to approval of the 2005 Plan by our shareholders and closing of the merger.  Included within these option grants was the grant to Mr. Sturm of an option to purchase 670,000 shares of our common stock at an exercise price of $1.32 per share.

Approval of the Merger is Contingent on Approval of the 2005 Plan and Vice Versa

          We are submitting four separate proposals to our shareholders for their approval.  We will not proceed with the merger, Proposal 1, unless shareholders also approve the 2005 Plan, Proposal 4.  Similarly, the 2005 Plan will not become effective unless shareholders also approve the merger and it becomes effective.  It is possible for the merger to close and the 2005 Plan to become effective even if Proposals 2 and 3 are not approved, although if Proposal 2 is not approved, the company would have to finance the merger other than by using the Lightyear PBI Holdings backstop financing, and if Proposal 3 is not approved, the company would have to pay in 2006 the scheduled $2,000,000 in cash dividends on the Series A preferred stock.

RISK FACTORS

          Before deciding how to vote on the proposals described in this proxy statement, you should carefully consider the risks relating to the merger and to our post-closing operations as described below, together with the other information in this proxy statement.  Our business, financial condition and results of operations could be adversely affected by any of the following risks.  If these risks adversely affect us, then the trading price of our common stock could decline.  You should keep in mind that these risks are not the only risks that we face.  Other factors that could affect our post-closing results are discussed in our SEC filings, including those identified in the “Risk Factors” section and elsewhere in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 and in our Annual Report on Form 10-K for the year ended December 31, 2004.  Additional risks not presently known to us, or risks that we currently believe are not material, may also impair our business operations.

          We have made forward-looking statements in this proxy statement.  These statements are subject to risks and uncertainties, and we cannot assure you that they will prove to be correct.  Forward-looking statements include assumptions as to how we may perform in the future.  Forward-looking statements in this proxy statement include statements regarding the following:

•	our business strategies, goals, and profitability;

•	the businesses we will seek to acquire;

•	trends in technology or financial services industry conditions;

•	our acquisition and marketing plans; and

•	other statements that are not of historical fact made throughout this proxy statement.

          We believe that the expectations reflected in these forward-looking statements are reasonable, but we cannot be sure that we will actually achieve these expectations.  Estimates of our future performance are necessarily subject to a high degree of uncertainty and may vary materially from actual results.  In evaluating forward-looking statements, you should carefully consider various factors, including the risks outlined in this “Risk Factors” section.  These factors may cause our actual results to differ materially from any forward-looking statements.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  For additional cautionary information about forward-looking statements, see the following section entitled “Cautionary Statement About Forward-Looking Statements on page 18.”

Risks Relating to the Merger

          If we are unable to complete the merger, our business may be adversely affected.

          If we do not complete the merger as we intend, our business and the market price of our stock price may be adversely affected, and we may be unable to find another way to grow our business.  We must pay the costs related to the merger, such as legal, accounting and financial advisor fees, even if the merger does not close.

          The merger will result in dilution to our current shareholders.

          The issuance of shares of our capital stock and warrants to purchase our capital stock in the merger and in connection with the related financing, together with the equity incentives issued and contemplated to be issued in connection with the 2005 Plan, will dilute the voting power, book value, and ownership percentage of our existing shareholders.  We may issue a total of up to 1,969,697 shares of our common stock in the merger, including 757,576 shares of our common stock at closing and up to 1,212,121 shares of our common stock pursuant to an earnout under the merger agreement.  In addition, we granted options under the 2005 Plan covering an aggregate of 3,374,710 shares on October 20, 2005 to persons who will be members of management or key employees of the company following the merger, including members of our current management.  If Lightyear PBI Holdings helps to finance the transaction, we will issue warrants to Lightyear PBI Holdings to purchase up to 5,303,030 shares of our common stock and, if requested by a special committee of disinterested directors, Lightyear PBI Holdings will accept payment, in lieu of the 2006 cash dividends on its Series A preferred stock, in the form of 1,894 shares of our Series A preferred stock plus warrants that are exercisable for 1,515,200 shares of our common stock at an exercise price of $1.32 per share.  Lightyear PBI Holdings has indicated that it also will consider accepting payment of the 2006 dividends in kind rather than in cash as described above in connection with an alternative third party financing.

          We may not realize the anticipated benefits from the merger.

          We may not achieve the benefits we are seeking in the merger.  There is no assurance that we can successfully integrate Captiva’s technology into our operations, that Captiva’s technology will provide an adequate platform to grow our combined business or that we will otherwise succeed in growing the business, or that the financial results of the combined company will meet or exceed the financial results that we would have achieved without the merger.  As a result, our operations and financial results may suffer and the market price of our common stock may decline.

          The indemnification obligations under the merger agreement are limited and come primarily from related parties.

          The Captiva members have agreed to indemnify us for certain breaches of representations, warranties and covenants described in the merger agreement.  In the event of a breach subject to indemnification, our right to recover for any damages we suffer as a result of the breach is limited to $1.75 million, which we can recover only, first, from the shares of our common stock issued at closing and any earnout shares and then from $400,000 in cash ($200,000 each pro rata from Mr. Boggs and from an entity beneficially owned by Mr. Sturm).  These indemnification obligations may be inadequate to address fully any damages we may incur, and our operations and financial results may suffer and the market price of our common stock may decline.  To the extent that the market price of our common stock declines, the value we recover from recapturing our shares of common stock may be insufficient to compensate us.

          The indemnification obligations generally (and all of the cash indemnification obligations) come primarily from Mr. Boggs, who will become our new Chief Executive Officer, and an entity beneficially owned by Mr. Sturm, one of our board members.  Our business may be negatively affected if we make a claim against these individuals, which in turn may impact our board’s determination on whether to seek indemnification.  Either of these issues could cause our operations and financial results to suffer.

Risks Relating to the Combined Company after the Merger

          If we are unable to successfully integrate the business operations of Captiva into our business operations after the merger, we will not realize the anticipated potential benefits from the merger and our business could be adversely affected.

          The merger involves the integration of companies that have previously operated independently.  Successful integration of Captiva’s operations with ours will depend on our ability to consolidate operations, systems and procedures, eliminate redundancies and reduce costs.  If we are unable to do so, we will not realize the anticipated potential benefits of the merger, and our business and results of operations could be adversely affected.  Difficulties could include the loss of key employees and customers, the disruption of our and Captiva’s ongoing businesses and possible inconsistencies in standards, controls, procedures and policies.  Our integration of Captiva may be complex and time-consuming.  Additionally, a number of factors beyond our control could prevent us from realizing any efficiencies and cost savings we expect.

          If the combined company experiences losses following the closing of the merger, we could experience difficulty meeting our business plan and our stock price could be negatively affected.

          After the merger, we may experience operating losses and negative cash flow from operations as we implement our business plan.  Any failure to achieve or maintain profitability could negatively affect the market price of our common stock.  In the limited time since its inception, Captiva has not been profitable, and we expect that Captiva’s operations will incur net losses for the foreseeable future.  We anticipate that the combined company will incur significant product development, administrative and sales and marketing expenses.  As a result, the combined company will need to generate significant quarterly revenues if it is to achieve and maintain profitability.  A substantial failure to achieve profitability could make it difficult or impossible for us to grow our business.  Accordingly, our business strategy may not be successful, and we may not generate significant revenues or achieve profitability.  Any failure to increase revenues significantly would also harm our ability to achieve and maintain profitability.  If we do achieve profitability in the future, we may not be able to sustain or increase profitability on a quarterly or annual basis.

          We may not be able to integrate the Captiva management team with our management.

          After the merger, the Chief Executive Officer of Captiva, Lynn Boggs, will be our Chief Executive Officer, and several members of Captiva’s management will also have important roles in our management.  Our current Chief Executive Officer, Henry Baroco, will become our President and Chief Operating Officer.  If Mr. Boggs and his team are not successfully integrated with our current management, our operations and financial results may suffer and the market price of our common stock may decline.  Further, the loss of any of our executive officers or key employees could have a material adverse effect on our business, operating results and financial condition.

          The debt we will incur to pay the cash portion of the merger consideration will increase our debt to equity ratio and expose us to greater risks.

          To finance the cash portion of the merger consideration, our debt will increase by approximately $6.0 million.  This additional leverage may:

•	increase our vulnerability to general adverse economic and industry conditions;

•

limit our flexibility in planning for, or reacting to, changes in our business and the financial technology industry, which may place us at a competitive disadvantage compared to our competitors that have less debt, and

•	limit, along with the possible financial and other restrictive covenants in our indebtedness, our ability to borrow additional funds.

We may borrow more than the $6.0 million needed to finance the cash portion of the merger consideration to pay for transaction costs and other working capital needs, which would further increase our risk.  Any of the foregoing could have a material adverse effect on us and our operations and financial results.

          We do not yet know the terms of the financing we will use to pay the cash portion of the merger consideration.

          We do not yet know whether we will use the Lightyear PBI Holdings backstop financing or an alternate source of financing.  In part because of the dilution associated with the Lightyear PBI Holdings backstop financing, we are seeking other financing on more attractive terms, but we cannot provide any assurances that we will succeed in doing so or that the terms thereof will be more favorable than the Lightyear PBI Holdings backstop financing.

          Our acquisitions could result in integration difficulties, unexpected expenses, diversion of management’s attention and other negative consequences.

          As part of our growth strategy, we plan to acquire complementary businesses, products and services.  We must integrate the technology, products and services, operations, systems and personnel of acquired businesses with our own and attempt to grow the acquired businesses as part of our company.  The integration of other businesses is a complex process and places significant demands on our management, financial, technical and other resources.  The successful integration of businesses we have acquired and may acquire in the future is critical to our future success, and if we are unsuccessful in integrating these businesses, our financial and operating performance could suffer.  The risks and challenges associated with the acquisition and integration of acquired businesses include:

•	we may be unable to centralize and consolidate our financial, operational and administrative functions with those of the businesses we acquire;

•	our management’s attention may be diverted from other business concerns;

•	we may be unable to retain and motivate key employees of an acquired company;

•	litigation, indemnification claims and other unforeseen claims and liabilities may arise from the acquisition or operation of acquired businesses;

•	the costs necessary to complete integration may exceed our expectations or outweigh some of the intended benefits of the transactions we complete;

•	we may be unable to maintain the customers or goodwill of an acquired business; and

•	the costs necessary to improve or replace the operating systems, products and services of acquired businesses may exceed our expectations.

          Competition, restrictions under our credit facility, market conditions and other factors may impede our ability to acquire other businesses and may inhibit our growth.

          We anticipate that a portion of our future growth may be accomplished through acquisitions.  The success of this strategy depends upon our ability to identify suitable acquisition candidates, reach agreements to acquire these companies, obtain necessary financing on acceptable terms and successfully integrate the operations of these businesses.  In pursuing acquisition and investment opportunities, we may compete with other companies that have similar growth strategies.  Many of these competitors are larger and have greater financial and other resources than we have.  This competition may render us unable to acquire businesses that could improve our growth or expand our operations.

          Access to capital for growth and new product introduction or acquisitions may not be available.

          A significant part of our growth plans rest on the development of new products, strategic acquisitions, and the formation of certain strategic alliances for the primary products of both companies.  Captiva and/or the company have entered into non-binding letters of intent or otherwise currently are investigating and negotiating the acquisition of businesses with aggregate annual revenues of approximately $13 million.  There can be no assurance as to whether these transactions can be consummated. The execution of these plans may require that we have access to additional capital.  Market conditions or our financial condition at the time this capital is needed may preclude access to new capital of any kind or to capital on terms acceptable to us.  Any of these developments could significantly hinder our ability to grow.

          We may be unable to manage the growth of our business.

          We believe that if our post-merger growth plan is successful, our business has the potential to grow in size and complexity.  If our management is unable to manage growth effectively, our business, operating results and financial condition could be adversely affected.  Any new sustained growth would be expected to place a significant strain on our management systems and operational resources.  We anticipate that new sustained growth, if any, will require us to recruit, hire and retain new managerial, finance, sales, marketing and support personnel.  We cannot be certain that we will be successful in recruiting, hiring or retaining such personnel.  Our ability to compete effectively and to manage our future growth, if any, will depend on our ability to maintain and improve operational, financial, and management information systems on a timely basis and to expand, train, motivate and manage our work force.  If we begin to grow, we cannot be certain that our personnel, systems, procedures, and controls will be adequate to support our operations.  Also, one element of our growth strategy is to actively evaluate and pursue strategic alliances with businesses that are complementary to our business.  We cannot be certain that we will be able to implement our growth strategy.

          The failure to execute our growth plans may impact our ability to remain a publicly traded company.

          Part of our business strategy involves growth either through the development of new products or the formation of strategic alliances.  These growth plans will require a substantial expenditure of time, money and other valuable resources.  Not only does this take resources away from our current business, but there is the chance that our strategy will not ultimately be successful.  In such event, the continued costs associated with being a publicly traded company may outweigh the anticipated organic growth of our current business, which could result in our being delisted from the Nasdaq SmallCap Market or engaging in a going private transaction.

          We will continue to depend on the banking industry for clients.

          Both our products and Captiva’s products are used almost exclusively by banks, primarily community banks.  Due to our dependence upon the banking industry, any events that adversely impact the industry in general and community banks in particular, could adversely affect us and our operations.

          The banking industry is highly regulated, and changes in banking regulations could negatively affect our business.

          Our banking customers are subject to the supervision of several state and federal government regulatory agencies.  If bank regulations change, or if new regulations are adopted to regulate the products and services offered or used by community financial institutions, we could suffer an increase in the costs of providing our products and services.  Moreover, if any new or revised regulations diminish the need for our services, we could lose customers and suffer a decline in revenues.

          We are subject to government and private regulation, and an increase in regulatory requirements or tax burdens could adversely affect our business.

          Various federal and state regulatory agencies examine our data processing operations from time to time.  These agencies can make findings or recommendations regarding various aspects of our operations, and we generally must follow those recommendations to continue our data processing operations.  If we fail to comply with these regulations, our operations and processing revenues could be negatively affected.  In addition, our business and that of Captiva is subject to review by these regulatory agencies.  If we do not conduct our business in compliance with applicable regulatory standards, the company and its operations could be adversely affected.

          If our processing center or communications network suffers a systems failure or interruption, we may face customer service issues and be liable for damage suffered by our customers.

          Captiva’s operations have depended, and the operations of the combined company following the merger will depend, upon our ability to protect our processing center, network infrastructure and equipment.  Damage to our systems or equipment, or those of third parties that we use, may be caused by natural disasters, human error, power and telecommunications failures, intentional acts of vandalism and similar events.  Although Captiva does have an off-site back-up server, it has only one processing center.  Interruption in our processing or communications services could delay transfers of our customers’ data, or damage or destroy the data.  Any of these occurrences could result in lawsuits or loss of customers and may also harm our reputation.

          If our products and services contain errors, we may lose customers and revenues and be subject to claims for damages.

          Our new products and services, and enhancements to our existing products and services, may have undetected errors or failures, or could fail to achieve market acceptance, despite testing by our current and potential customers and by us.  If we discover errors after we have introduced a new or updated product to the marketplace, we could experience, among other things:

•	delayed or lost revenues while we correct the errors;

•	a loss of customers or delay in market acceptance; and

•	additional and unexpected expenses to fund further product development.

Our agreements with our customers generally contain provisions designed to limit our exposure to potential product liability claims, such as disclaimers of warranties and limitations on liability for special, consequential and incidental damages.  These provisions may not be effective because of existing or future federal, state or local laws or ordinances, or unfavorable judicial decisions.  If our products and services fail to function properly, we could be subject to product liability claims, which could result in increased litigation expense, damage awards and harm to our business reputation.

          Our plans to expand the number of products and services offered may not be successful and may lower our overall profit margin.

          Part of our post-merger business strategy is to expand our offering of products and services.  Such services may generate a lower profit margin than our current products and services.  As a result, by offering additional products and services we may lower our overall profit margin.  The lowering of our profit margin may be viewed negatively by the stock market, possibly resulting in a reduction in our stock price.

          We may be unable to adequately protect our proprietary technology.

          After the merger, our success and ability to compete will depend largely upon the proprietary technology of the combined company.  Third party claims against our proprietary technology could negatively affect our business.  We cannot be certain that we have taken adequate steps to deter misappropriation or independent third-party development of our technology.  In addition, we cannot be certain that third parties will not assert infringement claims in the future or, if infringement claims are asserted, that such claims will be resolved in our favor.  Although we are not currently subject to any dispute either protecting our proprietary technology or asserting a third party claim against our proprietary technology, any infringement claims resolved against us could have a material adverse effect on our business, operating results and financial condition.

          Lightyear PBI Holdings will continue to control the voting power of a majority of our stock and therefore will continue to effectively control our management and policies.

          Lightyear PBI Holdings, through its holdings of our Series A preferred stock and warrants convertible into common stock, owns, in the aggregate, approximately 52% of our common stock.  If the company utilizes the Lightyear PBI Holdings backstop financing or Lightyear PBI Holdings agrees to accept payment of its 2006 dividends in company securities in lieu of cash, Lightyear PBI Holdings may increase its ownership percentage of our common stock.  Moreover, if Lightyear PBI Holdings exercises its preemptive rights with respect to the company’s issuance of securities, Lightyear PBI Holdings could avoid being diluted by such issuances.  As a result of Lightyear PBI Holdings’ investment in the company, we have agreed to use our best efforts to cause four designees of Lightyear PBI Holdings to serve on our board of directors, which is composed of seven directors.  Four designees of Lightyear PBI Holdings currently serve on our board.  In addition, we are required to obtain the approval of the holders of the Series A preferred stock before taking certain actions.  In view of its large percentage of ownership and its rights as the holder of the Series A preferred stock, Lightyear PBI Holdings effectively controls – and will continue to control following the merger – our management and policies, such as the appointment of new management and the approval of any other action requiring the approval of the shareholders, including any amendments to our charter, a sale of all or substantially all of our assets or a merger.

          Our revenues declined in the first nine months of 2005 and may continue to decline.

          Our revenues declined during the first nine months of 2005 as compared to 2004.  Our revenue may not grow in the future.  This could cause the financial results of the company to suffer and have a negative effect on the market price of our common stock.

          Technological changes may reduce the demand for our products and services or render them obsolete.

          The introduction of new technologies and financial products and services can render existing technology products and services obsolete.  We expect other vendors to introduce new products and services, as well as enhancements to their existing products and services, that will compete with our current products and services and the products and services of Captiva.  To be successful, we must anticipate evolving industry trends, continue to apply advances in technology, enhance our existing products and services and develop or acquire new products and services to meet the demands of our customers.  We may not be successful in developing, acquiring or marketing new or enhanced products or services that respond to technological change or evolving customer needs.  We may also incur substantial costs in developing and employing new technologies.  If we fail to adapt to changes in technologies, we could lose customers and revenues, and fail to attract new customers or otherwise realize the benefits of costs we incur.

          Financial institutions are subject to industry consolidation, and we may lose customers with little notice.

          The banking industry is prone to consolidations that result from mergers and acquisitions.  Other financial institutions that do not use our products and services may acquire our existing customers or Captiva’s existing customers and then convert them to competing products and services.  Most of our contracts provide for a charge to the customer for early termination of the contract without cause, but these charges are insufficient to replace the recurring revenues that we would have received if the financial institution had continued as a customer.

          As a result of the merger, some of Captiva’s current clients may choose to discontinue their business relationship with Captiva.

          Although we anticipate that Captiva’s existing customers will view the company’s purchase of Captiva as a benefit, some of Captiva’s existing customers may decide to discontinue their business relationship with Captiva because of the merger.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

          This proxy statement contains several “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements containing words like “believe,” “expect,” “anticipate,” “project,” “potential,” “seek,” “continue,” “will,” “may,” “could,” “intend,” “plan,” “estimate,” “goal,” and similar expressions.  Such statements include statements concerning our operations, prospects, strategies and financial condition, including our future economic performance, intent, plans and objectives, and the likelihood of success in developing and expanding our business.  These statements are based upon a number of assumptions and estimates that are subject to significant uncertainties, many of which are beyond our control.  Actual results may differ materially from those expressed or implied by such forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

           We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any reports, proxy statements or other information that we file at the SEC’s public reference room at Room 1580, 100 F Street, N.E., Washington, D.C., 20549.  You can also request copies of these documents by writing to the SEC and paying a fee for the copying costs.  Please call the SEC at 1–800–SEC–0330 for more information about the operation of the public reference room.  Our public filings with the SEC are also available on the web site maintained by the SEC at http://www.sec.gov.

SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

          The following selected unaudited pro forma consolidated financial data as of September 30, 2005 and for the year ended December 31, 2004 and the nine months ended September 30, 2005 has been derived from the Unaudited Pro Forma Consolidated Financial Data of the company and Captiva found elsewhere in this proxy statement.  The selected pro forma consolidated financial data are based on the purchase method of accounting.  The pro forma balance sheet data are presented as if the merger had occurred on September 30, 2005.  The pro forma statement of operations data are presented as if the merger were effective as of January 1, 2004.  The pro forma financial data are presented for informational purposes.  The selected pro forma consolidated financial data are not necessarily indicative of either the future results of operations or the results of operations that would have occurred if the events described had been consummated on any date.  You should read the following selected pro forma consolidated financial data along with the Unaudited Pro Forma Consolidated Financial Data and notes to that data and the other information contained elsewhere in this proxy statement.

	Pro Forma

Statement of Operations Data:	Year Ended December 31, 2004	Nine months Ended September 30, 2005

	(Unaudited)
REVENUES	$41,551	$29,579
COSTS AND EXPENSES:
Cost of goods sold	577	307
General and Administrative	17,188	12,497
Selling and Marketing	18,008	13,454
Research and Development	369	167
Amortization	1,463	896
Other operating expense	1,723	15

Total costs and expenses	39,328	27,336

Operating income	2,223	2,243
OTHER EXPENSES:
Interest expense, net	(1,620)	(1,005)
Other income	266

Total other expenses	(1,354)	(1,005)

Income before provision for income taxes	869	1,238
Provision (benefit) for income taxes	(633)	483

NET INCOME	1,502	755
PREFERRED STOCK DIVIDENDS	(2,056)	(1,620)

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(554)	$(865)

LOSS PER SHARE:
Basic	$(0.04)	$(0.06)

Diluted	$(0.04)	$(0.06)

WEIGHTED AVERAGE
COMMON SHARES OUTSTANDING:
Basic	15,106	15,526

Diluted	15,106	15,526

Balance Sheet Data:

Pro Forma September 30, 2005

(unaudited)
Cash on cash equivalents	$144
Working capital	190
Total Assets	37,762
Long-term debt, net of current portion	5,272
Shareholders’ equity	16,488

PROPOSAL 1
APPROVAL OF THE MERGER AND THE ISSUANCE
OF SECURITIES IN CONNECTION THEREWITH

Overview of the Merger

          We are seeking approval of the merger agreement dated October 20, 2005 (the “merger agreement”) among the company, CSL Acquisition Corporation, a Tennessee corporation and a wholly owned subsidiary of the company (“Merger Sub”), Captiva Solutions, LLC, a Georgia limited liability company (“Captiva”), and certain members of Captiva, and related transactions.  If the merger is approved, we will acquire the business of Captiva in exchange for $6.0 million in cash, 757,576 shares of our common stock, and a potential earnout payment of up to 1,212,122 additional shares of our common stock.  We expect to finance the cash portion of the purchase price through borrowings under a bank credit facility, the proceeds of a backstop financing commitment made by Lightyear PBI Holdings for up to $10.0 million or through other means.  If Lightyear PBI Holdings provides the financing for the merger, we also would issue to Lightyear PBI Holdings warrants to purchase up to 5,303,030 shares of our common stock and, if requested by a special committee of our disinterested directors, Lightyear PBI Holdings would accept payment, in lieu of $2.0 million of cash dividends on its Series A preferred stock payable during 2006, in the form of 1,894 shares of our Series A preferred stock plus warrants that are exercisable for 1,515,200 shares of our common stock at an exercise price of $1.32 per share.  Lightyear PBI Holdings also has indicated it also will consider accepting payment of the 2006 dividends in kind rather than in cash as described above if the company obtains alternate third party financing of the merger.  A copy of the merger agreement is attached to this proxy statement as Annex A.

Background of the Merger

          One of our strategies is to grow our business through acquisitions.  We have been engaged in discussions with various parties concerning potential transactions during fiscal 2005 and have completed two other acquisitions during this period.

          On April 1, 2005, Lynn Boggs formed Captiva, and on June 1, 2005, Captiva completed the purchase of a core processing business.  During this period, the company was pursuing other acquisition opportunities but was aware of Captiva’s activities through Mr. Baroco’s relationship with Mr. Boggs and informal discussions.

          In late July 2005, the company ended discussions with another party to a potential transaction, and management engaged in a review of the company’s strategic opportunities.  At a board meeting on August 3, 2005, with Mr. Sturm not present because of his beneficial ownership of an equity interest in Captiva, the board determined to pursue more formal discussions with Captiva regarding a possible transaction.  The board designated a lead director to work with management on negotiating the terms of a possible transaction and decided to engage an investment banking firm to consider the fairness to the company of any transaction, from a financial point of view, and to render a fairness opinion for a transaction, if negotiated.  That week, the parties executed a confidentiality agreement, and Captiva provided detailed information about its operations to the company for review.  Representatives of the parties met the following week to discuss a potential transaction.  During this period, the company considered and solicited proposals from a number of investment banking firms before negotiating terms of engagement with Lane, Berry & Co. International, LLC (“Lane Berry”).

          On August 18, 2005, the board (acting without Mr. Sturm) met to discuss the potential transaction further.  At this meeting, the board authorized the company to continue negotiations with Captiva and formally retained Lane Berry.

          Representatives of the parties met again on August 24, 2005 to share additional information and continued to discuss the parameters of a potential transaction through the end of the month.  On August 31, 2005, representatives of the parties met, and the company delivered to Captiva a proposed letter of intent, which was non-binding other than with respect to customary terms such as confidentiality and the payment of expenses.

          The parties negotiated the terms of the proposed letter of intent during the first two weeks of September.  On September 14, 2005, Captiva indicated that it was unwilling to proceed unless Lightyear PBI Holdings agreed to provide backstop financing to eliminate any financing contingency for the proposed transaction.  On September 14, 2005, Lightyear PBI Holdings indicated a preliminary willingness to consider providing such financing if the company were to be unable to obtain alternative financing, and Lightyear PBI Holdings and the company began discussions regarding the terms of this potential backstop financing.  On September 15, 2005, a special committee of disinterested members of the company’s board consisting of directors Robert A. McCabe, Jr. and David B. Ingram (the two directors not affiliated with Lightyear PBI Holdings or Captiva) was appointed to consider the backstop financing.  The special committee and management negotiated the terms of the backstop financing with Lightyear PBI Holdings until terms approved by the special committee were agreed upon on September 19, 2005, at which time Lightyear PBI Holdings delivered a financing commitment to the company.

          Thereafter, negotiations with Captiva on the proposed letter of intent resumed and continued until it was approved by the board (acting without Mr. Sturm) and was executed by the company and Captiva on September 29, 2005.  The company then began its due diligence review on Captiva’s business and operations, including on-site meetings in Atlanta, Georgia and Denver, Colorado.  The parties and their representatives also commenced negotiations of the terms of the merger agreement during this period.  At a special meeting of the company’s board on October 17, 2005, the board (acting without Mr. Sturm) approved the merger agreement and the terms of the transaction, and authorized management to finalize the related documentation.  On October 20, 2005, the parties signed the merger agreement, which was announced on October 21, 2005.

Reasons for the Merger, Factors Considered by the Board, and Recommendation of the Board

          Our board believes that Captiva is an attractive acquisition candidate.  It also believes that the terms of the merger are consistent with the long-term business strategies of the company and are fair to and in the best interests of the company and its shareholders.  In reaching these determinations, the board (acting without Mr. Sturm) considered the following factors, which were viewed as material:

•	the acquisition combines the company’s established infrastructure with a growth platform in core processing, which provides expanded growth opportunities;
•	the combination will strengthen the management team of the company;
•	key members of the management teams, including Mr. Baroco and Mr. Boggs, have worked together previously and have a good working relationship;
•	the combination will broaden our acquisition opportunities by allowing us to pursue add-on products to the core processing technology;
•	the combination will provide an opportunity to access customer relationships through bankers’ banks relationships; and
•	the combination creates the opportunity for growth in our current products through cross-marketing to an emerging core processing client base.

          The board also considered a number of potentially negative factors in its deliberations including:

•	the matters discussed under “Interests of Certain Persons in the Merger”;
•	the lower acquisition price paid by Captiva for its core assets in June 2005;
•	the short operating history of Captiva;
•	the unproven growth plans for the Captiva business;
•	the regulatory environment in which Captiva operates;
•	the debt being incurred to finance the transaction; and
•	the initially dilutive effect of the transaction on earnings.

          This discussion of the information and factors considered and given weight by the board is not intended to be exhaustive, but is believed to address the material information and factors considered by the board.  In view of the number and variety of these factors, the board did not find it practicable to make specific assessments of, or otherwise assign relative weights to, the specific factors and analyses considered in reaching its determination.  The determination to approve the transaction was made after consideration of all of the factors and analyses as a whole.  In addition, individual members of the board may have given different weights to different factors.

          Our board (acting without Mr. Sturm), after careful consideration, has approved the merger agreement.  A special committee of disinterested directors has negotiated the Lightyear PBI Holdings backstop financing and will determine whether the company should use such financing.  If you vote “FOR” proposal number 1 you will be voting to approve the merger agreement, together with the transactions contemplated thereby, including:

•	the issuance of 757,576 shares of our common stock at closing; and
•	a potential issuance of up to an additional 1,212,122 shares of our common stock to the Captiva members pursuant to an earnout obligation in the merger agreement.

          Our board recommends that you vote “FOR” the proposal to approve the merger and the issuance of securities in connection with the merger.

Financing for the Merger

          The company expects to fund the cash portion of the merger consideration with a combination of cash on hand and debt.  The company is presently seeking financing and is engaged in negotiations with third party financing sources.  If the company is unable to procure an alternative source of third party financing before the closing of the merger for all or part of the funds it needs, it will borrow up to $10.0 million pursuant to a backstop financing commitment from Lightyear PBI Holdings, which owns shares of the company’s Series A preferred stock representing approximately 52% of the votes entitled to be cast by the holders of the company’s capital stock.  The minimum borrowing pursuant to the backstop financing is $2.5 million, and the company may borrow an additional $500,000 and then in $1.0 million increments thereafter up to $10.0 million.  This loan would be evidenced by a senior subordinated note that would bear interest at the rate of 12% per annum.  The Lightyear note would mature on the fifth anniversary of the closing of the merger.  Interest would be payable on the Lightyear note semi-annually in arrears on January 1 and July 1 of each year and on the note’s maturity date.  The company would have the ability to prepay the Lightyear note at any time at 100% of its principal amount plus any accrued and unpaid interest.

          If the company draws on the backstop financing commitment from Lightyear PBI Holdings, upon the closing of the financing and the merger the company would issue warrants to Lightyear PBI Holdings under which Lightyear PBI Holdings would have the right to purchase a number of shares of the company’s common stock equal to 70% of the principal amount of the loan divided by $1.32, which is the price used for valuation of equity in the merger.  If the company borrows the full $10.0 million, the warrants would give Lightyear PBI Holdings the right to purchase 5,303,030 shares of common stock.  The warrants would be issued under a warrant agreement and other documentation satisfactory to Lightyear PBI Holdings and to the special committee.  The documentation would include anti-dilution provisions, registration rights and other customary provisions, all on terms substantially consistent with the warrants Lightyear PBI Holdings currently holds.  If the company repays the loan, in whole or in part, within twelve months of the date of the loan, then one-half of the warrants attributable to the repaid amount will be cancelled.

          In connection with the loan, Lightyear PBI Holdings has agreed that it would accept, in lieu of the scheduled $2,000,000 cash dividend payments in 2006 on the Series A preferred stock, 1,894 additional shares of Series A preferred stock and additional warrants to purchase 1,515,200 shares of company common stock.  The terms of the shares of preferred stock and warrants will be substantially similar to those contained in the Amended and Restated Securities Purchase Agreement, dated December 24, 2003, between Lightyear PBI Holdings and the company, except that the exercise price of the additional warrants would be $1.32 per share, which is the price used for valuation of equity in the merger.  The number of shares to be purchased pursuant to the warrant was determined by dividing the cash dividend amount by $1.32.  In accordance with the formula used in the original financing by Lightyear PBI Holdings, the number of shares of Series A preferred stock was determined by dividing the number of warrant shares by 800.  Although the company would issue the warrants and the 1,894 shares of Series A preferred stock at the closing of the merger, those shares of Series A preferred stock would not begin to accrue dividends until January 1, 2007.  The special committee of disinterested directors will have the option to choose the foregoing “payment in kind” dividend arrangement at the closing of the merger.  If the committee does not choose that option, the company will continue to be obligated to pay during 2006 the scheduled cash dividends of $500,000 per quarter on the outstanding Series A preferred stock.

          The shares of Series A preferred stock will, if issued, be entitled to cumulative cash dividends at the annual rate of 10% of the liquidation preference, payable quarterly in arrears, when and as declared by the board of directors beginning January 1, 2007.  The Series A preferred stock has a liquidation preference superior to the common stock and, to the extent required by the terms of the company’s Series B preferred stock, on a parity with the currently outstanding Series B preferred stock.  The liquidation preference is equal to the purchase price of such stock, which will be $2,000,000 (the amount of the cash dividends which will not be paid as scheduled in 2006), plus all accrued but unpaid dividends.  Each share of Series A preferred stock initially will be entitled to 800 votes per share.  If the additional 1,894 shares of Series A preferred stock are issued to Lightyear PBI Holdings, it initially will have additional voting rights equivalent to 1,515,200 shares of common stock.  The dividend rate and the voting rights of the Series A preferred stock will be proportionately reduced as any portion of the warrant is exercised such that, upon full exercise of the warrant, the Series A preferred stock will have no rights to any dividend and no voting rights.

          The Series A preferred stock is not convertible into common stock.  In addition, the approval of the holders of the Series A preferred stock will be necessary prior to certain significant corporate actions or transactions.

          There is no adjustment to the exercise price of the warrants for subsequent issuances of the company’s common stock below market price or below the exercise price of the warrants.  There also is no adjustment for subsequent declines in the market price of the company’s common stock.  The payment of the exercise price may be made, at the option of the registered holder of the warrants, (a) in cash, (b) by wire transfer payable to the order of the company, (c) on a net basis, such that the holder receives that number of shares of common stock that would otherwise be issuable upon the exercise of the warrants less that number of shares of common stock having a current market price equal to the aggregate exercise price, or (d) in shares of Series A preferred stock, such that the holder receives that number of shares of common stock issuable upon exercise of the warrant upon surrender to the company of that number of shares of Series A preferred stock having an aggregate liquidation preference equal to the aggregate exercise price.  The warrant, or any part of it, can be exercised on or before the tenth anniversary of the closing date of the merger.

          The company has agreed that if Lightyear PBI Holdings helps to finance the merger, the company will reimburse Lightyear PBI Holdings and its affiliates for up to $100,000 in out-of-pocket expenses incurred in connection with making the loan and pay a funding fee equal to 2.5% of the loan amount.

          With the cooperation of Captiva management, we are actively seeking financing on terms better than those available from Lightyear PBI Holdings, but we can provide no assurances that such alternative financing will be available.  Lightyear PBI Holdings has indicated that, if requested, it is willing to consider foregoing the cash payment of dividends on the Series A preferred stock during calendar year 2006 in exchange for additional shares of Series A preferred stock and warrants in connection with any such third party financing.  Any decisions to be made by the company in connection with financing of the transaction, including the selection between alternative financing sources, will be made by a special committee of disinterested directors composed of David B. Ingram and Robert A. McCabe, Jr.

          The potential issuance of warrants to purchase up to 5,303,030 shares of common stock to Lightyear PBI Holdings in connection with the financing is being submitted to our shareholders as Proposal 2, as described on page 52.  The potential issuance of 1,894 shares of Series A preferred stock and warrants to purchase 1,515,200 shares of company common stock in lieu of the scheduled cash dividend payments in 2006 on the Series A preferred stock is being submitted to our shareholders as Proposal 3, as described on page 54.

Lightyear PBI Holdings Preemptive Rights

          Pursuant to the securityholders agreement Lightyear PBI Holdings entered into with the company in connection with its original investment in the company, Lightyear PBI Holdings is entitled to purchase securities on a pro rata basis from the company when the company sells or otherwise issues securities to other persons.  This “preemptive right” allows Lightyear PBI Holdings to avoid having its ownership percentage diluted by new issuances of company securities.  These preemptive rights apply to all of the issuances of securities to other persons in connection with the merger, including:

•	the 757,576 shares to be issued at closing;

•	the potential issuance of up to an additional 1,212,122 shares of our common stock to the Captiva members pursuant to an earnout obligation in the merger agreement; and

•	options grants covering an aggregate of 3,374,710 shares on October 20, 2005.

In the case of the earnout shares and the option grants, Lightyear PBI Holdings must decide whether to purchase those shares currently rather than at the time the earnout shares are earned or the options are exercised, although the purchase related to the earnout shares would not be made until the earnout payment is made and will be made in proportion to the earnout payment.  We do not know whether Lightyear PBI Holdings will exercise all or a portion of these preemptive rights.  If exercised, new shares would be sold to Lightyear PBI Holdings that would further dilute the shareholders of the company other than Lightyear PBI Holdings.

Opinion of Financial Advisor to the Board

          The board retained Lane Berry to render an opinion with respect to the fairness to the company, from a financial point of view, of the consideration to be paid by the company pursuant to the terms of the merger agreement.  Lane Berry is a nationally recognized investment banking firm.  As part of its business, Lane Berry is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, sales and divestitures, joint ventures and strategic partnerships, private financings and other specialized studies.  The board selected Lane Berry because of its financial services technology industry expertise and expertise in mergers and acquisitions and in performing valuation and fairness analyses.  Lane Berry does not beneficially own nor has it ever beneficially owned any interest in the company or Captiva.

          On October 17, 2005, Lane Berry delivered to the board its oral opinion, subsequently confirmed in writing, that as of such date, based on and subject to the matters described in the opinion, including the various assumptions and limitations set forth therein and based upon such other matters as it considered relevant, the consideration to be paid by the company in the transaction is fair to the company from a financial point of view.  The company did not impose any limits on the scope of Lane Berry’s investigations or the procedures to be followed by Lane Berry in rendering its fairness opinion.

          The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description.  The following is a brief summary and general description of the valuation methodologies utilized by Lane Berry in preparing its fairness opinion.  The summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusion reached by Lane Berry or a complete description of its presentation.  Lane Berry believes, and so advised the board, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions.

          The complete text of Lane Berry’s written opinion is attached hereto as Annex D.  The summary of the opinion set forth below is qualified in its entirety by reference to the opinion.  Please read the opinion carefully in its entirety for a description of the procedures followed, the factors considered and assumptions made by Lane Berry.

          This fairness opinion was prepared for the benefit and use of the board in its consideration of the merger.  This fairness opinion did not constitute a recommendation to the board as to how it should vote in connection with the merger, and does not constitute a recommendation to our shareholders as to how they should vote in connection with the merger.  The fairness opinion does not address the relative merits of the merger or any other transactions or business strategies discussed by the board as alternatives to the merger or the underlying business decision of the board to proceed with or effect the transactions contemplated by the merger agreement, and only addresses the fairness of the consideration to be paid by the company from a financial point of view.  In addition, while Lane Berry noted the potential earnout payment payable by the company under the merger agreement in certain circumstances and the potential payouts thereunder, Lane Berry did not consider the financial impact of the potential earnout payment in connection with this opinion because the potential earnout payment will be based upon one or more acquisitions made in the future upon terms not known at this time.  The board will have to approve any proposed future acquisition separately from this transaction and will need to consider the potential earnout payment in connection with deliberations on a specific acquisition that meets the definition of an acquired business under the merger agreement.  The financial impact of the potential earnout payment can not be evaluated at this time because of the uncertainty of (i) whether there would be any acquired business in the twelve months following the closing, (ii) the purchase price of such acquired business, (iii) what margins or earnings would be contributed by such acquired business, and (iv) the amount of 2006 annualized revenues from such acquired business which revenues would be used to determine the potential earnout payment.  Lane Berry assumed for purposes of the opinion that the merger consideration is not increased as a result of the acquisition prior to closing of either or both acquisition targets, as that term is used in the merger agreement.

          Lane Berry has not been requested and does not intend to update, revise or reaffirm the fairness opinion, including reflecting any circumstances or events that have occurred since the date of the merger agreement.  You should understand that the fairness opinion speaks only as of its date.  Events that could affect the fairness of the transaction contemplated by the merger agreement, from a financial point of view, to the company include adverse changes in industry performance or market conditions and changes to our business, financial condition and results of operations.

          In connection with the preparation of Lane Berry’s fairness opinion, Lane Berry, among other things:

•	reviewed audited historical and unaudited interim financial statements regarding Captiva;
•	reviewed the financial terms and conditions of the merger agreement;
•

reviewed and discussed with representatives of Captiva and the company certain information of a business and financial nature furnished to us by them including financial projections and related assumptions about Captiva prepared by the management of Captiva and the company;

•

compared certain financial data for Captiva with certain publicly available information concerning other companies engaged in businesses which Lane Berry believes to be generally comparable to Captiva’s business;

•

considered certain publicly available information concerning the terms of certain recent business combinations that Lane Berry deems to be comparable, in whole or in part, to the terms of the transaction;

•	made inquiries regarding and discussed the transaction, merger agreement and other matters related thereto with our senior management; and
•	performed such other analyses and considered such other information as Lane Berry deemed appropriate.

          In conducting its review and arriving at its fairness opinion, Lane Berry relied on and assumed the accuracy and completeness of the financial statements and other information it obtained from Captiva and the company and its other customary third-party sources and did not assume independent responsibility to verify this information.  Lane Berry further relied on the assurances of Captiva’s management that the information obtained from Captiva was prepared on a reasonable basis in accordance with industry practice, and with respect to financial planning data, reflected the best currently available estimates and good faith judgments of Captiva’s management as to Captiva’s expected future financial performance, and that Captiva’s management was not aware of any information or facts that would make the information provided to Lane Berry incomplete or misleading.

          Captiva does not publicly disclose internal management forecasts of the type provided to Lane Berry in connection with its review of the merger.  These forecasts were not prepared with a view toward public disclosure.  In addition, the forecasts were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions.  Accordingly, actual results could vary significantly from the results set forth in these forecasts.  Lane Berry has expressed no opinion with respect to any financial projections and forecasts or the assumptions upon which they are based.

          In rendering its fairness opinion, Lane Berry did not perform any independent appraisal or valuation of any of Captiva’s assets or liabilities and was not furnished with any such appraisals or valuations.

          Lane Berry did not undertake any independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities to which Captiva or any of its affiliates are a party or may be subject.  In addition, Lane Berry relied on the advice of counsel to the company as to all legal matters with respect to Captiva, the merger and the merger agreement.  Although developments following the date of Lane Berry’s fairness opinion may affect the opinion, Lane Berry assumed no obligation to update, revise or reaffirm the opinion.  The opinion was necessarily based on business, economic, market and other conditions as they existed on the date of the opinion and could be evaluated by Lane Berry at such date.

Strategic Rationale

          Lane Berry did not address the underlying business decision of the company’s board to proceed with the merger.  However, in conducting its analysis, it did consider certain qualitative factors concerning the value that Captiva represents to the company as part of the combined entity that would be more difficult for the company to realize alone.  Among other considerations, these factors included the value of Captiva’s core bank processing services, the depth and strength of the company’s relationships with community banks, the opportunity the acquisition may offer in driving the cross-sale of other software and services to the banks, and the strength of the combined entity as a platform to acquire other bank software and service businesses to create a comprehensive product suite.  In delivering its opinion to the board, Lane Berry did not attempt to quantify such strategic benefits to the company or to assign relative weights to these judgments and qualitative factors as compared to the quantitative factors described below.  This strategic value is not susceptible to accurate prediction and Lane Berry did not include any such projected benefits to the company in the valuations of Captiva’s enterprise value described below.

          Following is a summary description of the valuation methodologies employed by Lane Berry in conjunction with rendering its opinion to the board.

Comparable Transaction Analysis

          Lane Berry reviewed certain financial information for a number of merger and acquisition transactions of companies that Lane Berry deemed comparable to Captiva, which included seventeen transactions concerning companies in the business of providing various software and services to banks and financial institutions.  Lane Berry selected the following transactions as comparable:

Seller	Buyer

The BISYS Group, Inc., Information Services Group	Open Solutions Inc.
Brasfield Corporation	Metavante Corporation
COWWW Software, Inc.	Open Solutions Inc.
SOSystems	Open Solutions Inc.
CGI Group, Inc., US Services to Credit Unions	Open Solutions Inc.
Intrieve, Incorporated	John H. Harland Company
Incurrent Solutions, Inc.	Online Resources Corporation
InterCept, Inc.	Fidelity National Financial, Inc.
Datawest Solutions, Inc.	Open Solutions Inc.
re: Member Data Services, Inc.	Open Solutions Inc.
The Kirchman Corporation and Advanced Financial Solutions, Inc.	Metavante Corporation
Aurum Technology, Inc.	Fidelity National Financial, Inc.
Sanchez Computer Associates, Inc.	Fidelity National Financial, Inc.
Electronic Data Systems Corporation, Credit Union Industry Group	Fiserv, Inc.
Premier Systems, Inc.	John H. Harland Company
ALLTEL Information Services, Inc., financial services division	Fidelity National Financial, Inc.
Sparak Financial Systems, L.L.C.	John H. Harland Company

          Lane Berry calculated certain financial ratios of the comparable merger and acquisition transactions based on the most recent public available information, Wall Street research projections and Captiva’s forecasted financial information, including the multiples of enterprise value (“EV”) to 2006 projected revenue and EV to 2007 projected earnings before interest, taxes, depreciation and amortization (“EBITDA”).  The analysis showed that the multiples exhibited by the comparable transactions were as follows:

Multiple	Median	Plus 10 % Median	Minus 10 % Median

EV to 2006E Revenue	1.5x	1.7x	1.4x
EV to 2007E EBITDA	9.3x	10.3x	8.4x

          Lane Berry derived indications of Captiva’s enterprise value by applying the selected revenue and EBITDA multiples to Captiva’s projected 2006 revenue and projected 2007 EBITDA.  Based on the above, the resulting indications for Captiva’s EV ranged from $4.8 million to $7.4 million.

          No company or transaction used in the comparable transaction analysis is identical to Captiva or the merger.  In evaluating the comparable transactions, Lane Berry made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Captiva’s control.  Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the comparable transactions.

Comparable Public Company Analysis

          Lane Berry reviewed certain financial information for a number of publicly traded companies that it deemed comparable to Captiva, which included seven companies in the business of providing various software and services to banks and financial institutions.  Lane Berry selected the following as comparable companies to Captiva:

Tier I
•	Fiserv, Inc.
•	Jack Henry & Associates, Inc.
•	Open Solutions Inc.

Tier II

•	eFunds Corporation
•	Digital Insight Corporation
•	Online Resources Corporation
•	Corillian Corporation

          Lane Berry considered the Tier I companies to be the most comparable to Captiva.  Captiva provides core bank processing software and services to banks as do the Tier I companies.  In contrast, the Tier II comparable companies provide other software and services to banks outside of core bank processing.

          Lane Berry calculated certain financial ratios of the comparable companies based on the most recent publicly available information, Wall Street research projections and Captiva’s forecasted financial information, including the multiples of EV to 2006 projected revenue and EV to 2007 projected EBITDA.  The analysis showed that the multiples exhibited by the Tier I comparable companies were as follows:

Multiple	Median	Plus 10 % Median	Minus 10 % Median

EV to 2006E Revenue	2.3x	2.5x	2.0x
EV to 2007E EBITDA	8.4x	9.2x	7.5x

          Lane Berry derived indications of Captiva’s enterprise value by applying the selected revenue and EBITDA multiples to Captiva’s projected 2006 revenue and projected 2007 EBITDA.  Based on the above, the resulting indications for Captiva’s EV ranged from $5.4 million to $8.9 million.

          No company used in the comparable public company analysis is identical to Captiva.  Among other things, all of the chosen comparable companies are significantly larger than Captiva.  In selecting and evaluating the comparable companies, Lane Berry made judgments and assumptions regarding industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Captiva’s control.  Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading values of the comparable companies and the relevance of their market valuation to the implied valuation of Captiva.

Discounted Cash Flow Analysis

          Lane Berry performed a discounted cash flow analysis on Captiva using management’s projections assuming Captiva remains an independent company.  This analysis was performed to determine the present value of the projected, after-tax, unlevered free cash flows of Captiva for the years 2006 through 2008 using discount rates ranging from 10% to 20% and EBITDA terminal multiples ranging from 7.0x to 9.0x.  Lane Berry’s selection of the range in discount rates was based upon a weighted average cost of capital (“WACC”) of 10.4%, plus a premium of up to approximately 10%, reflecting the relatively higher degree of risk associated with Captiva’s financial projections than the comparable companies that were used to calculate the WACC.  Lane Berry’s selection of the range in terminal multiples was based upon the multiples paid in comparable merger and acquisition transactions.  Based on the above, the resulting indications for Captiva’s EV ranged from $9.6 million to $16.1 million.

          Fees and Expenses

          Under the company’s letter agreement with Lane Berry, the company is obligated to pay Lane Berry a fee equal to $125,000 plus its reasonable out-of-pocket expenses incurred in connection with the rendering of the fairness opinion.  The company has further agreed to indemnify Lane Berry against certain liabilities and expenses in connection with the rendering of its services.  No portion of the fee is contingent upon the consummation of the merger or the conclusions reached in Lane Berry’s opinion.

Interests of Certain Persons in the Merger

Adoption of the Private Business, Inc. 2005 Long-Term Equity Incentive Plan and Grant of Options Thereunder

          In connection with the merger, we established the Private Business, Inc. 2005 Long-Term Equity Incentive Plan, which is subject to shareholder approval as described in Proposal 4.  Under the 2005 Plan, we reserved for issuance 5,036,880 shares of our common stock, which represents 15% of the number of our fully-diluted shares outstanding.  The calculation of fully-diluted shares for this purpose includes, without duplication, the 16,000,000 shares represented by the Series A preferred stock and related warrants held by Lightyear PBI Holdings, but it excludes (a) the warrants that Lightyear PBI Holdings would receive if it provides financing for the merger and (b) the Series A preferred stock and warrants that Lightyear PBI Holdings would receive if the special committee of the board elects the payment in kind dividend arrangement for 2006 as described above in “Financing for the Merger.”  On October 20, 2005, the date the merger agreement was signed, our compensation committee (without Mr. Sturm) granted options under the 2005 Plan exercisable for 3,374,710 shares of our common stock at an exercise price of $1.32 per share to persons who will be members of management, directors or key employees of the company following the merger, including members of our current management.  Options granted to our officers and directors and to the officers of Captiva under the 2005 Plan are shown on the following table:

Name and Position with the Company	Number of Options

Henry M. Baroco Chief Executive Officer	300,000
J. Scott Craighead Chief Financial Officer	200,000
Brian P. O’Neill Executive Vice President Strategic Development	25,000
Glenn Sturm Director (and also a Captiva member)	670,000
Name and Position with Captiva
G. Lynn Boggs Chief Executive Officer	779,710
Scott R. Meyerhoff Executive Vice President Finance	450,000
W. Todd Shiver Senior Vice President and Secretary	400,000
Matthew W. Pribus Senior Vice President	400,000

          The exercise price of options granted under the 2005 Plan on October 20, 2005 was $1.32 per share, and the closing price of the company’s common stock on the Nasdaq SmallCap Market on that date was $1.22 per share.  The options are contingent upon closing of the merger and approval of the 2005 Plan.  The options will vest 25% on each of the first four anniversaries following the closing of the merger subject to continued employment.  Effective upon the closing of the merger, Mr. Boggs will become the company’s new Chief Executive Officer and Mr. Meyerhoff, Mr. Shiver and Mr. Pribus will become officers of the company.

Interests of Mr. Sturm in the Merger

          Glenn W. Sturm, one of our directors, is the beneficial owner of approximately 37% of the equity interests in Captiva.  In addition to the options granted to Mr. Sturm as described above, Mr. Sturm or a family limited liability partnership he beneficially owns will receive the following:

•	repayment of its original $25,000 investment in Captiva at closing;
•	repayment of its $125,000 loan to Captiva, with interest, at closing;
•	the cancellation of his personal guarantee of a $500,000 bank loan to Captiva that will be repaid from the cash portion of the merger consideration;
•	approximately $920,000 in cash at closing from the cash portion of the merger consideration after all debt and certain other obligations are repaid;
•	approximately 279,000 shares of our common stock at closing; and
•	up to approximately 447,000 additional shares of our common stock as part of the earnout payment under the merger agreement.

Mr. Sturm also entered into a directors agreement whereby he agreed to serve on the Audit Committee and board for up to two years subject to applicable federal law and NASD rules and regulations.  Mr. Sturm’s family limited liability partnership referenced above will be liable for indemnification under the terms of the merger agreement and will receive registration rights with respect to the shares it receives as part of the merger consideration.

          Interests of Lightyear PBI Holdings in the Merger

          We intend to fund the merger with a combination of cash on hand and debt.  Unless we obtain an alternative source of financing before closing the merger, the debt will be in the form of a loan from Lightyear PBI Holdings.  If Lightyear PBI Holdings provides financing for the merger, it will receive warrants to purchase our common stock and, if requested by a special committee of our disinterested directors, it will receive Series A preferred stock and warrants in lieu of the 2006 cash dividends on its Series A preferred stock. Under this arrangement, Lightyear PBI Holdings would receive 1,894 shares of our Series A preferred stock plus warrants that are exercisable for 1,515,152 shares of our common stock at an exercise price of $1.32 per share.  Lightyear PBI Holdings has indicated that it also will consider accepting payment of the 2006 cash dividends in kind rather than in cash as described above in connection with an alternative third party financing. See “Financing for the Merger” on page 22, “Proposal 2” on page 52, and “Proposal 3” on page 54.

          Interests of Mr. Baroco in the Merger

          If the merger is closed, Henry Baroco, a member of our board of directors and our current Chief Executive Officer, will resign from the board and will become our President and Chief Operating Officer.  Mr. Baroco has agreed to amend his employment agreement in connection with the merger to reflect his employment as President and Chief Operating Officer.  Mr. Baroco was granted 300,000 options under the 2005 Plan as described above on October 20, 2005.  The company’s compensation committee (acting without Mr. Sturm) also granted options for 155,000 fully-vested shares to Mr. Baroco under the company’s current stock option plan and fully-vested an existing option to purchase 100,000 shares of our common stock, in each case contingent upon the closing of the merger.

Accounting Treatment of the Merger

          The merger will be accounted for as a purchase of Captiva by the company.  Under this method of accounting, Captiva will be treated as a separate entity for periods before the completion of the merger.  After the merger becomes effective, Captiva’s financial results will be consolidated with the company’s financial results.  Unaudited pro forma consolidated financial statements giving effect to the merger are presented under “Pro Forma Consolidated Financial Data.”

Federal Income Tax Consequences of the Merger

          Our shareholders will not recognize gain or loss as a result of the merger because they will hold the same shares of our common stock after the merger as they held before the merger.  The merger will not affect the adjusted bases and holding periods of the shares of our common stock held by the shareholders.  In addition, neither the company nor Merger Sub will recognize any gain or loss as a result of the merger.

Dissenters’ Rights

          There are no dissenters’ rights with respect to the merger.

Regulatory Approvals Relating to the Merger

          No regulatory approvals are required with respect to the merger.

THE AGREEMENT AND PLAN OF MERGER AND RELATED AGREEMENTS

General

          The descriptions contained in this proxy statement regarding the material terms of the merger agreement among the company, CSL Acquisition Corporation, Captiva and certain of the Captiva members (the “Captiva Signatories”) are qualified in their entirety by reference to the merger agreement attached as Annex A, which is incorporated into this proxy statement.  The Captiva Signatories are: Lynn Boggs, who will become our Chief Executive Officer upon the merger; an entity owned by Glenn Sturm, who is one of our directors; and Todd Shiver and Matt Pribus, who are executive officers of Captiva and who will become officers of the company upon the merger.  You should carefully read the merger agreement, which governs the terms of the merger.

          We entered into the merger agreement with Captiva on October 20, 2005.  The following information summarizes the terms of the merger agreement.

Effective Time of the Merger

          The merger agreement provides that the closing of the merger will take place as soon as practicable after the last condition precedent to closing has been satisfied or waived.  Concurrently with the closing, we will file articles of merger and all other necessary documents with the Secretaries of State of the States of Tennessee and Georgia to complete the merger.  The merger will become effective at the time the articles of merger have been accepted by the Tennessee and Georgia Secretaries of State, or at another time as the parties may agree, which will be specified in the articles of merger.  There can be no assurances as to whether, and on what date, the conditions will be satisfied or that the parties will complete the merger at all.  If the merger is not completed on or before December 31, 2005, either we or Captiva may terminate the merger agreement, except that a party may not terminate the merger agreement if that party’s failure to fulfill any of its obligations under the merger agreement was the cause of the merger not being completed by that date.

Merger Consideration

          When the merger occurs, the issued and outstanding units of Captiva will be converted into the right to receive an aggregate of:

(a)	$6.0 million, from which Captiva’s debts and certain other obligations will be paid before the remainder will be distributed to Captiva’s members;

(b)	757,576 shares of our common stock; and

(c)	up to 1,212,122 shares of our common stock as a potential earnout payment.

          The exact number of earnout shares will be that number of shares having an aggregate market value (capped at $1,600,000) equal to 10% of annualized average monthly revenue during 2006 earned by certain businesses that the combined company acquires during fiscal 2006.  Captiva and/or the company have entered into non-binding letters of intent or otherwise currently are investigating and negotiating the acquisition of businesses with aggregate annual revenues of approximately $13 million that would be eligible for inclusion in the calculation of the earnout shares.  There can be no assurance as to whether these transactions will be consummated.

          For purposes of calculating the market value of the shares, we will use the price of $1.32 per share, the average closing price of the company’s common stock for the 10 days ending two days before October 20, 2005 the date the merger agreement was signed.  The earnout payment will be calculated upon the completion of the company’s audit for its 2006 fiscal year.  To the extent earned, the earnout shares will be delivered no later than the fifth business day following the date on which the company files its annual report on Form 10-K for the fiscal year ended December 31, 2006.  In addition to any restrictions on transfer required by the federal securities laws, one third of the earnout shares will be subject to a restriction on transfer for 24 months following issuance, one third will be subject to restriction for 12 months following issuance, and one third will not be subject to any other restriction.

Representations and Warranties

          The merger agreement contains customary representations and warranties made by Captiva and the Captiva Signatories to the company and Merger Sub and by the company and Merger Sub to the Captiva members for purposes of allocating the risks associated with the merger.  The assertions embodied in the representations and warranties made in the merger agreement are qualified by information set forth in confidential disclosure schedules that were delivered in connection with the execution of the merger agreement.  While we do not believe that the disclosure schedules contain information that securities laws require us to publicly disclose, other than information that is being disclosed in this proxy statement, the disclosure schedules may contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement.  The representations and warranties may or may not be accurate as of the date they were made and do not purport to be accurate as of the date of this proxy statement.  Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the disclosure schedules until the closing date of the merger.

          The representations and warranties in the merger agreement include, among other things:

•	the organization, qualification and good standing of each of us, Merger Sub and Captiva;
•	capitalization;
•	the accuracy of each of Captiva’s financial statements and the company’s SEC filings;
•	Captiva’s and our authority to enter into, and carry out the obligations under, the merger agreement and the enforceability of the merger agreement;
•	the vote required to approve the merger by our shareholders;
•	the absence of conflicts, violations or defaults under each party’s organizational documents, applicable laws and material agreements;
•	the absence of litigation matters involving the assets of the parties or that may have the effect of interfering with the merger;
•	the absence of certain liabilities since June 1, 2005 in the case of Captiva and since September 30, 2005 in the case of the company;
•	finders’ or advisors’ fees; and
•	no undisclosed liabilities.

          In addition, the merger agreement contains additional representations and warranties by the Captiva members to us and Merger Sub as to certain other matters, including:

•	the accuracy of Captiva’s books and records;
•	title to Captiva’s assets;
•	the condition and adequacy of Captiva’s assets;
•	Captiva’s intellectual property;
•	Captiva’s material contracts;
•	compliance by Captiva with applicable legal requirements;
•	governmental authorizations required in connection with the operation of Captiva’s business;
•	tax matters;
•	customers;
•	employee benefit and labor matters;
•	environmental matters;
•	state takeover statutes and anti-takeover provisions;
•	insurance; and
•	the absence of certain related parties.

Certain Covenants

          Captiva and the Captiva Signatories have agreed that during the period from the date of the merger agreement through the effective time of the merger, Captiva shall, among other things:

•	operate its business in good faith and consistent with past practices;
•	not issue, sell or grant any membership interests or other equity interests in Captiva;
•	not grant any dividends or cause any redemptions;
•	not restructure its capitalization;
•	not incur any additional indebtedness for money borrowed or guarantee any such indebtedness of another person;
•	not acquire or agree to acquire any assets or businesses;
•	not sell, lease, license or encumber its assets;
•	except in the ordinary course of business, not enter into any material contract;
•	not adopt any new employee policies or benefits;
•	not make any changes to its accounting methods;
•	not waive, assign or release any material rights or claims;
•	not make or change any election with respect to taxes; and
•	use commercially reasonable efforts to maintain its insurance policies.

          The company has agreed that during the period from the date of the merger agreement through the effective time of the merger, the company shall, among other things:

•	operate its business in good faith and consistent with past practices;
•	not incur any additional indebtedness for money borrowed or guarantee any such indebtedness of another person;
•	except in the ordinary course of business, not enter into any material contract;
•	except for the 2005 Plan not adopt any new employee policies or benefits; and
•	not make any changes to its accounting methods.

Noncompete and Nonsolicitation

          The merger agreement provides that until the last day of the thirteenth month following the closing of the merger, Lynn Boggs will be prohibited from competing with the company in the continental United States in the manner provided in the merger agreement.  The merger agreement also provides that each of the Captiva Signatories will not for a period of two years after the closing of the merger solicit any employees or consultants of the company or solicit any person who was a customer or client of Captiva at closing.

Indemnification

          Satisfaction of the indemnification obligations of Captiva and the Captiva members under the merger agreement is limited to $1,750,000, and is further limited to claims asserted on or prior to the close of business on the thirtieth day following receipt by the company of its consolidated audited financial statements together with an executed final audit report for fiscal year 2006 from its independent auditors (but in no event beyond April 30, 2007).

          We are not entitled to recover any damages with respect to an indemnification claim until the total damages incurred under the merger agreement exceed $100,000, after which the Captiva members are obligated to indemnify the company for all indemnity obligations, including the first $100,000 of indemnity claims.  In no event, however, will the Captiva members be liable for damages in excess of an aggregate of $1,750,000.  Indemnification is limited first to the shares received in the merger and the earnout portion of the merger consideration, and thereafter up to $400,000 in cash ($200,000 each pro rata from Mr. Boggs and from an entity beneficially owned by Mr. Sturm).

          The company has agreed in the merger agreement to indemnify the Captiva members for certain damages with respect to breaches of the merger agreement by the company or its subsidiaries.  The time limitation on the company’s indemnification obligations is the same as the indemnification obligations of the Captiva members.  The company’s total indemnification obligations cannot exceed $1,000,000.

          The company will have no liability (for indemnification or otherwise) until the total of all damages exceeds $100,000, at which time it will be obligated to indemnify the indemnified party for all indemnity obligations, including the first $100,000 of indemnity claims.  In no event, however, will the company be liable for damages in excess of $1,000,000 with respect to such matters.

          The limitations on either party’s indemnification obligations will not apply in the event of fraud, willful misconduct or bad faith.

Conditions Precedent to the Merger

          The completion of the merger depends on the satisfaction or waiver of a number of conditions, including conditions relating to:

•	accuracy of the other party’s representations and warranties and compliance by the other party with its covenants;
•	approval by our shareholders of the merger and the issuance of shares of our common stock in connection with the merger;
•	execution and delivery of certain ancillary documents attached to the merger agreement as exhibits;
•	receipt of an officer’s certificate certifying the accuracy of each party’s representations and warranties and satisfaction of certain conditions;
•	absence of any legal prohibitions to the completion of the merger; and
•	the non-occurrence of any material adverse effect and the nonexistence of circumstances that could reasonably be expected to have or result in a material adverse effect with respect to us or Captiva.

Termination of the Merger Agreement

          In addition to terminating upon mutual consent, either party may terminate the merger agreement under the following circumstances:

•	if our shareholders do not approve the merger at the special meeting of shareholders or any adjournment thereof;
•

if any court of competent jurisdiction or any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the merger;

•

the merger has not been completed on or before December 31, 2005, unless the failure to consummate the merger is the result of a material breach of the merger agreement by the party seeking to terminate the merger agreement; or

•

by either party if the other party breaches in any material respect any of its representations or warranties in the merger agreement or fails to perform in any material respect any of its covenants, agreements or obligations under the merger agreement after being given a 20 day period to cure such breach.

Amendments

          Any provision of the merger agreement may be amended if the amendment is duly executed and delivered by all of the parties to the merger agreement.

Fees and Expenses

          All fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated in the merger agreement are to be paid by the party incurring such fees or expenses, whether or not the merger is consummated.  If the merger is closed, however, the Captiva members will be solely responsible for all fees and expenses of Captiva in connection with the merger, except that the company has agreed to pay at closing up to $100,000 in certain legal fees that Captiva incurs between September 1, 2005 and the closing date of the merger in pursuing certain acquisitions.

Registration Rights Agreement

          The company and the persons who will receive shares of the company’s common stock in connection with the merger have agreed to enter into a registration rights agreement as a condition precedent to the closing of the merger.  The registration rights agreement provides that if the company, at any time when shares issued in connection with the merger remain outstanding, proposes to register any shares of its common stock under the Securities Act (other than by a registration on Form S-4, Form S-8 or any successor or similar forms) whether or not for sale for its own account, then it will give the holders of the shares issued in the merger an opportunity to have their shares registered along with the shares of stock being registered by the company.  If the holders desire for their shares to be registered, then the company will use its reasonable best efforts to cause such securities to be included among the securities to be covered by the registration statement otherwise proposed to be filed by the company, subject to limited exceptions described in the registration rights agreement that permit the company to delay, prevent or cut back the number of shares to be registered or sold.  The registration rights agreement is attached to this proxy statement as Annex B.

Voting Agreement

          On the record date, there were issued and outstanding 14,815,377 shares of our common stock, 20,000 shares of Series A preferred stock, and 40,031 shares of Series B preferred stock.  Holders of our common stock and Series B preferred stock are entitled to one vote per share owned of record.  Lightyear PBI Holdings, which holds our Series A preferred stock, is entitled to 800 votes per share owned of record, or a total of 16,000,000 votes.  The holders of common stock, Series A preferred stock and Series B preferred stock will vote as one class on the matters to be considered at our meeting.  The shares of our Series A preferred stock held by Lightyear PBI Holdings represent the right to cast approximately 52% of the votes entitled to be cast at the meeting by all holders of our capital stock.  Concurrently with the execution of the merger agreement, Lightyear PBI Holdings signed a voting agreement with Captiva in which it agreed, subject to the terms and conditions of the voting agreement, to vote all of its shares of Series A preferred stock in favor of Proposals 1, 2, 3 and 4 and any other matter contemplated by the merger agreement related to and necessary for the consummation of the transactions contemplated by the merger agreement.  The voting agreement is attached to this proxy statement as Annex C.

Employment Agreement of Lynn Boggs

          The company will enter into an employment agreement with Lynn Boggs in connection with the merger.  Under the agreement, the company will pay Mr. Boggs an annual base salary of $400,000 and a minimum bonus of at least $200,000 in 2006, along with other perquisites and benefits customary for a chief executive officer.  If Mr. Boggs’ employment is terminated without cause or if in connection with a change in control of the company, (1) Mr. Boggs terminates his employment agreement for adequate cause, or (2) the company terminates Mr. Boggs without adequate cause, Mr. Boggs will receive the following after his termination:

(a)	a lump sum payment equal to his base salary for two years and bonus payments for two years;

(b)	continuation of his company benefits (medical, dental, disability, life insurance, etc.) for 24 months; and

(c)	the immediate vesting of all stock options or stock-based compensation.

Upon termination of Mr. Boggs’ employment agreement, whether, upon a change of control or for any other reason, he will be prohibited from disclosing or using the company’s proprietary information and trade secrets.  However, Mr. Boggs will not be subject to non-compete and non-solicitation obligations unless he is terminated for cause or unless the company (or its successor) pays Mr. Boggs an additional twelve months worth of base salary and bonus, payable in a lump sum after Mr. Boggs is terminated from the company.

          In addition to the non-compete and non-solicitation obligations described above, Mr. Boggs is subject to non-competition and non-solicitation covenants in the merger agreement as described above under the heading “Noncompete and Nonsolicitation.”

DESCRIPTION OF PRIVATE BUSINESS, INC.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF PRIVATE BUSINESS, INC.

          The following table sets forth selected historical financial data and operating data of the company as of and for the years ended December 31, 2000, 2001, 2002, 2003 and 2004 and the nine months ended September 30, 2005 and 2004, respectively.  You should read this data along with Private Business’s “Management Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes of the company included elsewhere in this document.

	YEAR ENDED DECEMBER 31,					Nine months Ended September 30,

	(In thousands, except per share amounts)
	2000	2001	2002	2003	2004	2005	2004

STATEMENT OF OPERATIONS DATA:
Revenues	$56,466	$55,760	$54,545	$43,157	$39,649	$28,192	$29,998
Operating Income	12,793	3,005	6,868	4,440	2,834	3,040	1,408
Income (loss) from operations before income taxes	8,234	(339)	5,070	2,948	2,632	2,821	1,292
Income tax provision (benefit)	3,211	(132)	1,977	1,150	62	1,100	(462)
Net income (loss)	5,023	(207)	3,093	1,798	2,570	1,721	1,754
Preferred stock dividends	—	(63)	(160)	(160)	(2,056)	(1,620)	(1,523)
Net income (loss) available to common shareholders	$5,023	$(270)	$2,933	$1,638	$514	$101	$231

Earnings (loss) per common share (diluted)	$0.54	$(0.02)	$0.20	$0.12	$0.04	$0.01	$0.01

BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents	$1,891	$2,648	$1,146	$1,586	$7	$144	$2,318
Working capital (deficit)	(1,407)	(3,325)	(3,351)	(2,045)	(158)	154	2,566
Total assets	30,432	41,556	33,301	27,085	21,336	30,050	24,576
Long-term debt, net of current portion	42,148	31,109	23,190	19,277	1,666	417	2,083
Total shareholders’ equity (deficit)	(23,966)	(9,191)	(5,875)	(4,368)	13,396	13,943	13,098

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Overview

          Private Business, Inc. was incorporated in Tennessee in 1990.  We are a leading provider of financial technology to community financial institutions and middle market businesses.  We offer two principal services directed at middle market businesses and middle market financial institutions.  The first is a solution that helps banks market and manage accounts receivable financing.  The second is a forecast and tracking service that allows retail chains to better manage their inventories.  Our accounts receivable financing solution, BusinessManager®, is offered through a nationwide network of client banks, and helps these banks provide cash flow and financing to thousands of small businesses across the United States.  BusinessManager provides targeted marketing, software and transaction processing services, linking the company to our client banks and small business customers.  Our retail division, RMSA, offers retail inventory management and forecasting services to smaller retail stores and regional chains throughout the United States and Canada.

          The BusinessManager solution enables our network of approximately 600 client banks to purchase accounts receivable from their small business customers.  The banks then process, bill and track those receivables on an ongoing basis.  A major component of our solution is sales and marketing support for our client banks, and we work with these institutions to design, implement and manage the sale of BusinessManager accounts receivable financing services to their small business customers.  We help these banks reach customers they might not otherwise access because of cost or system constraints.  Some banks will perform the basic administrative and detail transaction processing within their own organizations.  Others rely on us for this infrastructure and support, which we provide through our product, Private Business Processing (“PBP”).  In addition to maintaining the BusinessManager software and databases related to the accounts receivable financing service, the PBP product also provides staffing for transaction support and more efficient banking services such as lockboxes with automated clearing house transactions, accelerating funds flow and account credits.

          A number of other products, including credit and fraud insurance, account verification services, marketing services, line of credit monitoring and identity verification services, are offered in conjunction with the BusinessManager solution or as stand-alone products geared towards the community bank market.

          As a complement to BusinessManager, we advise and train our client banks concerning risk management procedures and offer insurance products that mitigate their exposure to fraud and non-payment.  We assume none of the payment risk in the banks’ purchase of receivables.  All such risk falls upon the client banks and their small business customers.

          The BusinessManager solution benefits both our client banks and their small business customers.  The solution introduces our client banks to a new type of high-margin fee generating service in a financing sector they otherwise might be unable to cost-effectively market and serve.  BusinessManager also provides small business customers with access to a new type of bank financing that may better fit their business needs and capital position.

          Since 1994, the American Bankers Association, through its subsidiary, the Corporation for American Banking, has endorsed BusinessManager.  The American Bankers Association employs a due diligence process in endorsing products, including conducting interviews with banks and customers regarding the product.  Only 26 companies have the American Bankers Association’s endorsement, and BusinessManager is the only product of its type that has received the endorsement.

          RMSA serves small business retail establishments.  One of the critical success factors for retail establishments is the proper ordering and turnover of inventory.  RMSA, which employs a sales force of experienced consultants that use our proprietary software and databases, works closely with retailers in helping them manage their purchasing, turnover and disposition of stock items.  We normally receive a monthly fee from RMSA customers based on the number of inventory items, or classifications, to be tracked.  RMSA usually delivers a report on a monthly basis to its retail customers, which forecasts inventory needs based on historical trends.  Approximately 80% of RMSA’s forecasting revenue is recurring in nature.

          During August 2005, we have added, through the acquisition of KVI Capital, leasing as a product offering for our community financial institutions.  Our leasing product essentially provides our financial institution partners with a turn-key leasing solution, whereby we provide the leasing expertise from both a structuring and pricing perspective.  We believe that a large number of community financial institutions can benefit from having a leasing solution.

          Critical Accounting Policies.  Management’s Discussion and Analysis of Financial Condition and Results of Operations are based upon the company’s consolidated financial statements.  The preparation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting periods.  On an on-going basis, management evaluates its critical accounting policies and estimates.

          A “critical accounting policy” is one that is both important to the understanding of the financial condition and results of operations of the company and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.  Management believes the following accounting policies fit this definition:

          Revenue Recognition.  We generate revenue from four main sources:

•	participation fees earned on client bank purchases of small business accounts receivable;
•	software license fees from new client banks;
•	retail planning services; and
•	maintenance fees and other revenues, comprised primarily of fees received for insurance brokerage services, paper-based form sales, software maintenance, medical, and processing services.

          There are two types of participation fees.  The first type is earned upon the client bank’s initial purchase of a small business’ accounts receivable during the first 30 days in our program.  The second type is an ongoing participation fee earned from subsequent period purchases.  Both types of fees are based on a percentage of the receivables that a client bank purchases from its small business customers during each month.  The second type of fee is a smaller percentage of the ongoing receivables purchased.  Participation fees are recognized as earned, which is based upon the transaction dates of bank purchases from its small business customers.

          Software license agreements for BusinessManager consist of three components: the license fee, customer training and support fee, and software maintenance fee.  The license fee and customer training and support fee are one-time fees that we receive upon the initial licensing of our BusinessManager program to a community bank.  Our license agreements are executed with terms ranging from three to five years and are renewable for subsequent terms.  Some agreements contain performance or deferred payment terms that must be met in order for us to receive payment and recognize revenue.  Revenue recognition rules for up front fees are complex and require interpretation and judgment on the part of management.  Effective January 1, 2005, we began to recognize revenue from the license fee and customer training and support fee ratably over a four-month service period subsequent to the activation of the license agreement.  Management feels this four-month service period is a better estimate of the period in which customer implementation, training, and marketing and sales support are performed.  Previously, we recognized revenue from the license fee once we had met the terms of the customer agreements.  We also recognized the customer training and support fee ratably over an estimated twelve-month service period.  The software maintenance fee is an annual fee.  The initial software maintenance fee is included with the license fee and customer training and support fee.  Future annual software maintenance fees generated from our client banks start on the first anniversary date of the Business Manager license agreement and annually thereafter.  The annual software maintenance fee continues to be recognized ratably over a twelve-month service period.  While the effects of these changes are immaterial to the financial statements, we believe that this revenue recognition practice most accurately portrays the economic reality of the transactions.

          Retail planning services revenue is generated from fees charged primarily for providing inventory merchandising and forecasting information for specialty retail stores and ancillary services related to these products.  RMSA uses proprietary software to process sales and inventory transactions and provide the merchandising forecasting information.  We recognize revenues as the transactions occur and merchandising and forecasting services are performed.

          Maintenance fees and other revenues include several ancillary products and services we provide to client banks.  Since 1995, we have brokered, through our Private Business Insurance subsidiary, credit and fraud insurance products from a national insurance company.  We earn fees based on a percentage of the premium that is paid to the insurance company.  These commission revenues are recognized at the time receivable fundings covered by credit and fraud insurance policies are purchased by our bank customers.  We also provide a standard set of forms that client banks may purchase and use in the normal course of administering the Business Manager program.  Revenues related to these forms are recognized in the period that they are shipped to the client bank.  We also have some industry-focused applications for the medical and dental markets.  Monthly transaction processing fees include charges for electronic processing, statement rendering and mailing, settling payments, recording account changes and new accounts, leasing and selling point of sale terminals, telephone and software support services, rental fees and collecting debts.

          Software Development Costs.  Software development costs incurred in the research and development of new software products and enhancements to existing software products to be sold or marketed are expensed as incurred until technological feasibility has been established.  After such time, any additional costs are capitalized in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.  Also, the company capitalizes the cost of internally used software when application development begins in accordance with AICPA SOP No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.  This is generally defined as the point when research and development has been completed, the project feasibility established, and management has approved a development plan.  Many of the costs capitalized for internally used software are related to upgrades or enhancements of existing systems.  These costs are only capitalized if the development costs will result in specific additional functionality of the existing system, and are capitalized at the point that application development begins.  Capitalized software development costs are amortized on a straight-line basis over their useful lives, generally three years.  The key assumptions and estimates that must be made relative to this accounting policy center around determining when technological feasibility has been achieved and whether the project being undertaken is one that will be marketable or enhance the marketability of an existing product for externally marketed software and whether the project will result in additional functionality for internal use software projects.  Management consults monthly with all project managers to ensure that the scope and expected results of each project are understood in order to make a judgment on whether it meets the requirements outlined in the authoritative accounting literature.

          Income Taxes.  Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes.  SFAS No. 109 requires the asset and liability method, meaning that deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled.  The company evaluates its ability to realize the deferred tax assets based on an assessment of the likelihood that the company will have sufficient taxable income in future years to realize the recorded deferred tax assets.  Deferred taxes for the company primarily relate to net operating loss carryforwards (“NOLs”), which require considerable judgment as to the ultimate realizability.  For Private Business, this judgment relies largely on the fact that we expect to have sufficient taxable income in future years that will allow for full utilization of the NOLs recorded by the company.  The other key assumption impacting the amount of NOLs recorded by the company as a deferred tax asset is the estimated restrictions in usage due to Section 382 of the Internal Revenue Service tax code.  Section 382 is very complex requiring significant expertise and professional judgment in order to properly evaluate its impact to the company’s usable NOLs.  The company utilizes an independent public accounting firm to assist with this evaluation and believes that the limitations required by Section 382 have been appropriately considered in arriving at the company’s deferred tax asset for NOLs.

Results of Operations

          The following table sets forth, for the periods indicated, the percentage relationships of the identified consolidated statements of operations items to total revenue.

	Third Quarter		Year to Date

	2005	2004	2005	2004

Revenues:
Participation fees	60.9%	63.9%	61.2%	64.1%
Software license	0.6%	0.5%	1.0%	0.5%
Retail planning services	22.9%	22.7%	23.3%	22.5%
Maintenance and other	15.6%	12.9%	14.5%	12.9%

	100.0%	100.0%	100.0%	100.0%
Operating Expenses:
General and administrative	37.0%	38.9%	38.5%	41.0%
Selling and marketing	47.5%	45.6%	47.7%	44.6%
Research and development	0.5%	0.6%	0.6%	1.0%
Amortization	2.6%	2.6%	2.3%	2.9%
Other operating expense, net	(0.1)%	0.2%	0.0%	5.8%

	87.5%	87.9%	89.2%	95.3%
Operating Income	12.5%	12.1%	10.8%	4.7%
Interest expense, net	0.8%	0.9%	0.8%	1.3%
Other income	0.0%	0.0%	0.0%	0.9%

Income Before Income Taxes	11.7%	11.2%	10.0%	4.3%
Income Tax Provision (Benefit)	4.6%	(5.3)%	3.9%	(1.6)%

Net Income	7.1%	16.5%	6.1%	5.9%
Preferred Stock Dividends	5.7%	5.4%	5.8%	5.1%

Net Income Available to Common Shareholders	1.4%	11.1%	0.3%	0.8%

          Participation Fees.  Participation fees decreased 9.7% and 10.3% to $5.8 million and $17.3 million for the third quarter and first nine months of 2005 compared to $6.4 million and $19.2 million for the comparable periods of 2004.  The decreases are primarily due to a reduction in the total funding through our BusinessManager program to $977.4 million and $2.88 billion for the third quarter and first nine months of 2005, compared to $1.04 billion and $3.02 billion for the comparable periods of 2004.  The decrease in funding is due to a combination of two factors: fewer merchants funding through our BusinessManager program partially offset by higher funding levels at existing merchants.  A portion of the decline is also attributable to a reduction in average participation rates.  Overall, our effective participation rate was .59% and .60% for the third quarter and nine months of 2005, compared to .61% and .63% for the comparable periods of 2004.  As a percentage of total revenues, participation fees accounted for 60.9% and 61.2% for the third quarter and nine month period ended Sesptember 30, 2005 compared to 63.9% and 64.1% for the comparable periods of 2004.

          Software license.  Software license fees increased 12.0% to $56,000 and increased 79.1% to $292,000 for the third quarter and first nine months of 2005, compared to $50,000 and $163,000 for the comparable periods of 2004.  The increase during the third quarter and nine months of 2005 is due to the change in our service period estimate to a four-month service period.  Software license fees accounted for 0.6% and 1.0% of total revenues for the third quarter and nine months ended September 30, 2005 compared to 0.5% for the comparable periods in 2004.

          Retail planning services.  Retail planning services revenues declined 4.2% and 2.4% to $2.2 and $6.6 million during the third quarter and nine months ended September 30, 2005 as compared to $2.3 and $6.7 million for the comparable periods of 2004.  The declines are due to fewer point-of-sale support customers and a decline in billing services provided by RMSA to its customers.  As a percentage of total revenues, retail planning services accounted for 22.9% and 23.3% for the third quarter and first nine months of 2005 compared to 22.7% and 22.5% in the comparable periods of 2004.

          Maintenance and Other.  Maintenance and other fees increased 15.8% and 5.3% to $1.5 million and $4.1 million for the third quarter and nine months ended September 30, 2005 compared to $1.3 million and $3.9 million for the comparable periods for 2004.  Maintenance and other fees consist primarily of software maintenance fees, credit and fraud risk insurance commissions earned from the sale of policies to our BusinessManager banks, commissions earned through our referrals of certain merchants to alternative financing companies, identification services to verify new clients and new accounts provided to our BusinessManager banks, and leasing.  The increase of approximately $200,000 for the third quarter is attributable to our new leasing business acquired in August 2005 and our new MarketingManager and Free Checking products.  Our referral fees increased 1.6% and 6.6% to $262,000 and $774,000 for the third quarter and first nine months of 2005 compared to $258,000 and $726,000 for the comparable periods in 2004.  Maintenance and other fees accounted for 15.6% and 14.5% of total revenues for the third quarter and nine month period ended September 30, 2005 compared to 12.9% for the comparable periods in 2004.

          Total revenues.  Total revenues for the third quarter and first nine months of 2005 decreased 5.1% and 6.0% to $9.5 and $28.2 million compared to $10.0 and $30.0 million for the comparable periods of 2004.

          General and administrative.  General and administrative expenses decreased 9.6% and 11.6% to $3.5 and $10.9 million for the third quarter and nine month period ended September 30, 2005 compared to $3.9 and $12.3 million for the comparable periods in 2004.  The decreases for the third quarter and nine month period ended September 30, 2005, respectively, are primarily due to reductions in salary and benefits expense of approximately $400,000 and $890,000 as a result of reduced headcount and a shift in job responsibilities of certain individuals from general and administrative during 2004 to selling and marketing during 2005, as well as reduced depreciation expense of approximately $190,000 and $530,000 due to continued lower capital spending.  General and administrative expenses include the cost of our executive, finance, human resources, information and support services, administrative functions and general operations.  As a percentage of total revenue, general and administrative expenses decreased to 37.0% and 38.5% for the third quarter and nine month period ended September 30, 2005 compared to 38.9% and 41.0% for the same periods in the prior year.

          Selling and marketing.  Selling and marketing expenses were relatively constant for the third quarter and nine month period ended September 30, 2005 at $4.5 and $13.5 million compared to $4.6 and $13.4 million for the comparable periods of 2004.  Selling and marketing expenses include the cost of wages and commissions paid to our dedicated business development and bank sales force, travel costs of our sales force, recruiting for new sales and marketing personnel and marketing fees associated with direct and telemarketing programs.  Although selling and marketing expenses in total remained unchanged quarter to quarter and year to year, there were several significant fluctuations within this category.  Salaries and benefits expense increased by approximately $500,000 for the nine months ended September 30, 2005 as compared to the same period in 2004.  This is due to the shift in responsibilities as described above.  Marketing materials and fees increased $109,000 for the nine months ended September 30, 2005 as compared to the same period in 2004.  These increases are offset by decreases in commissions expense of $350,000 and recruiting expense of $207,000.  Commissions expense decreased due to lower than expected sales performance and recruiting expense decreased due to lower headcount with our Business Development Managers.  As a percentage of total revenue, selling and marketing expenses increased 4.2% and 6.9% to 47.5% and 47.7% for the third quarter and nine month period of 2005 compared to 45.6% and 44.6% for the comparable periods in 2004.

          Research and development.  Research and development expenses decreased 15.5% and 42.8% to $50,000 and $166,000 for the third quarter and nine month period ended September 30, 2005 compared to $58,000 and $292,000 for the year earlier periods.  These costs include the non-capitalizable direct costs associated with developing new versions of our products and other projects that have not yet reached technological feasibility.  The decrease in costs for the third quarter and first nine months of 2005 was primarily due to more capitalized activity as a result of several projects reaching technological feasibility in early 2005.  As a percentage of total revenues, research and development expenses decreased to 0.5% and 0.6% for the third quarter and first nine months of 2005 compared to 0.6% and 1.0% for the same periods in the prior year.

          Amortization.  Amortization expense decreased 6.1% and 25.3% to $247,000 and $658,000 for the third quarter and first nine months of 2005 compared to $263,000 and $879,000 for the comparable periods in 2004.  These expenses include the cost of amortizing intangible assets including trademarks, software development costs and debt issuance costs (January 2004 only).  The decrease for the first nine months of 2005 is due to amortization of the debt issuance costs from our prior credit facility ceasing on January 20, 2004 as a result of the original Lightyear PBI Holdings investment in our company.  The decrease for the third quarter of 2005 when compared to the same period in 2004 is the result of lower amortization expense for software development costs.  Amortization for software development costs begins when the project is released for general use to our customers.  During the third quarter of 2005, no projects were released.  As a result, amortization expense for the third quarter of 2005 related only to those projects released prior to the quarter.

          Other operating expenses, net.  Other operating expenses for the three months ended September 30, 2005 were flat as compared to the same period in 2004.  For the nine months ended September 30, 2005 other operating expenses decreased $1.7 million to $8,000 compared to $1.7 million for the same period of 2004.  As previously disclosed, for the first quarter of 2004, two one-time charges occurred totaling approximately $1.7 million.  As a result of the original Lightyear PBI Holdings investment in the company that occurred January 20, 2004, the company expensed $780,000 of unamortized debt issuance costs related to the extinguished credit facility.  In addition, the company was required to obtain tail coverage for Directors and Offiers liability insurance, which cost approximately $900,000.  In accordance with generally accepted accounting principles, the company expensed the entire cost of this premium at the time of purchase.

          Operating income.  As a result of the above factors, our operating income totaled $1.2 million and $3.0 million for the three and nine months period ended September 30, 2005, compared to operating income of $1.2 million and $1.4 million for the third quarter and nine months of 2004.  As a percentage of total revenue, operating income was 12.5% and 10.8% for the third quarter and nine months of 2005 compared to 12.1% and 4.7% for the same periods in 2004.

          Interest expense, net.  Interest expense, net decreased 15.1% and 42.7% to $79,000 and $219,000 for the third quarter and nine months ended September 30, 2005 compared to $93,000 and $382,000 for the comparable periods in 2004.  The decrease for the first nine months of 2005 is primarily due to the reduction of our debt balances in 2004 as a result of the original Lightyear PBI Holdings investment in the company.  For the third quarter and nine months ended September 30, 2005, interest expense includes approximately $24,000 and $72,000 of debt issuance cost amortization.

          Other income.  During the nine months ended September 30, 2004, the company received proceeds totaling $266,000 relating to notes receivable from former officers of one of the company’s subsidiaries.  These notes had previously been written-off as uncollectible; therefore, the collection resulted in this gain.

          Income tax provision.  The income tax provision was approximately $433,000 and $1.1 million for the third quarter and nine months ended September 30, 2005 compared to a benefit of $531,000 and a benefit of $462,000 for the same periods in 2004.  During September of 2004, the company recorded a tax benefit of $972,000 relating to an income tax contingent liability for which the statue of limitations expired in September 2004.  As a result, the effective tax rate for the quarter ended September 30, 2004 was (47.2%).  The company expects its effective tax rate to be approximately 39.0% in all future periods.  As a percentage of income before taxes, the income tax rate was approximately 39.0% for the nine months of 2005.

Liquidity and Capital Resources

          Our primary sources of capital have historically been cash provided by operations, short-term and long-term debt, and investment from stockholders.  During the first nine months of 2005 our operating activities provided cash of approximately $2.6 million.  We used approximately $1.9 million in our investing activities, consisting primarily of capital expenditures of $424,000 and $711,000 of software development costs, as well as $508,000 for the acquisition of the KVI leasing business.  We currently estimate that total capital expenditures for 2005 will be approximately $500,000 (excluding expenditures for software development costs).

          Cash used in financing activities totaled $522,000 for the first nine months of 2005, which is the result of net proceeds of $1.5 million from draws against our line of credit as well as $396,000 of proceeds received from employee stock option exercises and stock purchases and $71,000 net proceeds from long term financing.  Offsetting these financing receipts were repayments of long-term debt totaling $1.2 million, dividend payments of $1.1 million, and repurchase of common stock of $150,000.

          The company entered into a credit agreement with Bank of America on January 19, 2004 (the “Bank of America Credit Facility”).  The credit facility is secured by a pledge of all of our assets and contains financial and non-financial covenants.  The new credit agreement includes a $5.0 million term loan and a revolving line of credit of up to $6.0 million for a total facility of up to $11.0 million.  The revolving line of credit includes a $1.0 million letter of credit sub-limit.  As of September 30, 2005, $3.7 million was outstanding under the Bank of America Credit Facility.

          The Bank of America Credit Facility expires on January 19, 2007.  The revolving credit commitment reduces by $1.0 million on each of the first two anniversary dates.

          The term loan is repayable in twelve equal quarterly installments of $416,667, along with interest at the applicable margin.  Interest is also due on the revolving loan quarterly at the applicable margin.  The interest rates of the term loan and revolving loan are based on a pricing grid using the company’s Funded Debt to Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) Ratio, as follows (the company has the option of choosing Libor or Base Rate):

Funded Debt to EBITDA	Libor	Base Rate

Less than or equal to 1.0	Libor + 2.25%	Base Rate + 0%
Greater than 1.0 but less than or equal to 1.25	Libor + 2.50%	Base Rate + 0%
Greater than 1.25 but less than or equal to 1.50	Libor + 2.75%	Base Rate + 0%

          As of September 30, 2005, the company’s applicable borrowing rate, calculated as Libor + 2.25%, was 5.76%.

          The Bank of America Credit Facility includes certain restrictive financial covenants, measured quarterly, relating to net worth, maximum annual capital expenditures, funded debt to EBITDA ratio and fixed charges coverage ratio, as defined in the credit agreement.  The credit agreement also contains certain non-financial covenants, including but not limited to a prohibition on declaring and paying any cash dividends on any class of stock, except for the Series A and Series B preferred shares outstanding, provided, that no default, as defined in the credit agreement, exists as of the date of payment and such payment will not cause a default.  As of September 30, 2005, the company was, and expects to be throughout 2005, in compliance with the credit agreement covenants.

          As of September 30, 2005, we had working capital of approximately $154,000 compared to a working capital deficit of approximately $158,000 as of December 31, 2004.  The change in working capital resulted primarily from decreases in accrued liabilities, partially offset by an increase in accounts receivable.  We believe that our line of credit availability along with future operating cash flows will be sufficient to meet our working capital and capital expenditure requirements for the next twelve months.

          We expect that the foregoing description of our liquidity and capital resources will change substantially in connection with the merger and the related financing, whether from Lightyear PBI Holdings or otherwise.

          We may, in the future, acquire other businesses or products complementary to our business, although we cannot be certain that any such acquisitions will be made.  Captiva and/or the company have entered into non-binding letters of intent or otherwise currently are investigating and negotiating the acquisition of businesses with aggregate annual revenues of approximately $13 million. The need for cash to make acquisitions likely would cause us to seek additional equity or debt financing.  We cannot be certain that such financing will be available, or that our need for higher levels of working capital will not have a material adverse effect on our business, financial condition or results of operations. Further, we can provide no assurance as to whether the acquisitions currently being investigated and negotiated will be consummated.

New Accounting Pronouncements

          On December 16, 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), Share-Based Payment, which is a revision of SFAS Statement No. 123, Accounting for Stock-Based Compensation.  SFAS No.123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows.  Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123.  However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.  Pro forma disclosure is no longer an alternative.

          The company must adopt SFAS No. 123(R) no later than January 1, 2006.  Early adoption will be permitted in periods in which financial statements have not yet been issued.  We expect to adopt SFAS No. 123(R) on January 1, 2006.

          As permitted by SFAS No. 123, the company currently accounts for share-based payments to employees using APB Opinion No. 25’s intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options.  Accordingly, the adoption of SFAS No 123(R)’s fair value method will have a significant impact on our result of operations, although it will have no impact on our overall financial position.  The impact of adoption of SFAS No. 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future.  However, had we adopted SFAS No. 123(R) in prior periods, the impact of that standard would have approximated the impact of SFAS No. 123 as described in the disclosure of pro forma net income and earnings per share in Note 1 to our consolidated financial statements.  SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature.  This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption.  While the company cannot estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options), the amount of operating cash flows recognized in prior periods for such excess tax deductions were not material to the company’s consolidated financial position or results of operations.

Inflation

          We do not believe that inflation has had a material effect on our results of operation.  There can be no assurance, however, that our business will not be affected by inflation in the future.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

          The company is subject to market risk from exposure to changes in interest rates based on our financing and cash management activities.  Our exposure relates primarily to our long-term debt obligations that expire in 2007.  In the event that interest rates associated with these debt obligations were to increase 100 basis points, the annual impact on future cash flows would be approximately $34,000.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

          Ernst & Young LLP served as the company’s independent registered public accounting firm for the 2003 fiscal year and the 2004 fiscal year.  On April 15, 2005, we dismissed Ernst & Young and engaged Grant Thornton LLP to serve as our auditors for fiscal 2005.  The company’s decision to change accountants was recommended and approved by the company’s Audit Committee.

          Ernst & Young’s report on the company’s financial statements for fiscal years 2003 and 2004 do not contain an adverse opinion or disclaimer of opinion, and are not qualified or modified as to uncertainty, audit scope, or accounting principles.

          During the fiscal years 2003 and 2004, and for the subsequent period through the date of Ernst & Young’s dismissal, there have been no disagreements between the company and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young’s satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

          None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred during the fiscal years 2003 and 2004 or during the subsequent period through the date of Ernst & Young’s dismissal.

DESCRIPTION OF CAPTIVA

BUSINESS OF CAPTIVA

          The following section describes Captiva’s business as a stand-alone company.  If the merger closes as expected, Captiva’s business will be combined with our business, and plans and strategy described below will be revised and updated.

Overview

          Through its June 2005 acquisition of the business of Total Bank Technology, L.L.C., based in Denver, Colorado, Captiva currently provides core data processing and item processing services to 17 customers in the Rocky Mountain region.  Its headquarters are in Atlanta, Georgia, where its principals previously held senior positions in management, operations and sales in other financial technology companies.  Captiva intends to pursue a strategy of geographic expansion.  It plans to open a data center in Atlanta in the fourth quarter of 2005 that will provide core data processing and item processing services to customers in the Southeast.

          Captiva intends to provide products and services that help financial institutions remain competitive, serve their customers better, decrease costs and improve profitability.  Its goal is to help its customers increase the efficiency of their operations, improve their competitive position in the marketplace, and boost their bottom-line profitability, while satisfying regulatory requirements.  Captiva intends to upgrade, enhance or acquire complementary products and services to serve its financial institution customers.  By taking advantage of the technology and operating solutions it offers and intends to offer, its customers can improve their operating efficiencies without allocating the expenses and resources necessary to develop or maintain similar systems themselves.  Captiva’s customers get the benefit of its products and services without having to maintain personnel to develop, update and run these systems, and without having to make large up-front capital expenditures to implement these advanced technologies.

Growth Strategy

          Captiva intends to grow its business by:

•	acquiring businesses with complementary products, services or relationships to enhance and expand its solutions, increase its market share or expand its geographic presence;
•	establishing strategic relationships with providers of complementary products and services that Captiva chooses not to acquire;
•	beginning in the fourth quarter of 2005, hiring additional sales personnel and increasing its sales and marketing activities to grow its customer base;
•	leveraging the long-term relationships that its principals have with bankers’ banks by pursuing exclusive contractual marketing relationships with them for some or all of its products and services;
•	acquiring and developing an EFT solution that allows bankers’ banks to provide their customer financial institutions with an ATM and debit card offering; and
•	building and maintaining long-term relationships to increase its recurring revenues.

          Captiva believes that relationships with bankers’ banks are an important component of its growth strategy.  Bankers’ banks are local or regional business organizations that provide banking products and services for financial institutions that cannot efficiently offer them due to cost, location, lack of resources or other circumstances.  In addition, bankers’ banks provide financial support to financial institutions and offer advice with respect to operations, profitability and federal and state regulation.  Bankers’ banks are unique in that only financial institutions can own their stock, which results in very close customer relationships.  Captiva believes that it will be able to develop mutually beneficial relationships with bankers’ banks that will enhance its growth.

Captiva’s Products and Services

          Captiva intends to offer a comprehensive suite of products and services that will allow it to act as a single-source provider for the technology and operating needs of community financial institutions.  These products and services will enable financial institutions to implement technology for their operations and to internally manage or outsource essential data and transaction processing activities.  In addition to the core data processing and item processing services Captiva currently provides, Captiva intends to offer a range of products and services that will include check imaging and remote capture, electronic funds transfer (EFT), data communications management and related products and services such as internet banking, loan platform automation, deposit platform automation, and teller automation.  These products and services will work together to help community financial institutions manage back-office and customer interaction activities, create operating efficiencies and provide better customer service, which will enable them to compete more effectively with larger financial institutions.

          Core Data Processing

          Captiva currently provides software and systems that meet its customers’ core data processing requirements, including:

•	general ledger,
•	loan and deposit operations,
•	financial accounting and reporting and
•	customer information file maintenance.

Captiva’s products and services provide flexibility and improve customer service throughout the financial institution.  Most of its current customers outsource their processing activities to its Denver data center, while others install its systems in-house and perform the processing functions themselves.

          Financial institutions can have Captiva’s core systems installed and operate them in-house using their own personnel.  Most of its customers, however, utilize one of these systems through a service bureau arrangement.  In this case, Captiva houses and maintains the software at its data center, and it processes its customers’ data each business day.  This arrangement allows customers to focus on core competencies by outsourcing their data processing needs, which gives them access to Captiva’s processing systems without the expense of maintaining in-house processing operations.  Captiva has a data processing center that serves as a back-up facility if its Denver center experiences a natural disaster, destruction or other similar event that eliminates or diminishes its processing capabilities.  Captiva plans to open a data center in Atlanta in the fourth quarter of 2005 that will provide core data processing and item processing services to customers in the Southeast, as well as serve as a fully redundant back-up center for its Denver operations.

          Electronic Funds Transfer

          Captiva believes that increased use and acceptance of ATM and debit cards, coupled with technological advances in electronic transaction processing, have created a need for financial service providers to offer a wide variety of EFT solutions to their customers.  By aggregating the EFT transaction processing of numerous financial institutions, Captiva can create economies of scale that allow its customers to price their services competitively.

          Captiva plans to provide online processing of multiple EFT transactions initiated by a consumer at a point of sale terminal or at an ATM, including cash withdrawals, transfers and balance inquiries.  Captiva plans to provide network connections to most regional and all national ATM and other debit card networks.  Captiva also plans to offer a card-issue-only program, which gives banks the option to offer ATM services to their customers without the expense of purchasing and maintaining a complete ATM system.

          A significant element of Captiva’s EFT strategy is to offer its EFT solutions to bankers’ banks so that they can in turn offer them to their community financial institutions.  Captiva believes that this initiative will reinforce its direct sales and marketing efforts to these institutions.

          Item Processing and Check Imaging

          Increased technological development, regulatory changes and changing banking practices have created a demand for faster, more efficient electronic handling of bank documents, including checks.  The need to reduce labor, research time and the cost of postage has increased the demand for check imaging solutions.  The Check Clearing for the 21st Century Act (Check 21) has removed certain legal obstacles to electronic check clearing and has facilitated the use of check truncation and check imaging.  Check imaging involves creating digital images by using a camera attached to a sorter.  As each check passes through the sorter, the camera takes its picture.  Images of insufficient checks, stop payments and large dollar checks are presented online to bank operations staff for review.  Financial institutions employ check imaging as part of their efforts to reduce operating costs and provide enhanced banking services to their customers.

          Captiva intends to offer item processing solutions that provide a turnkey outsourced solution for check imaging activities that provides its customers the ability to offer check imaging without a large capital expenditure.  Captiva intends for its systems to deliver a suite of check imaging products, including front and back imaging for customer statements, clearing and settlement, reconciliation and automated exception processing.  Customers may print multiple check images in check sequence on a single page for inclusion in monthly statements, thereby reducing postage costs.  This system will allow bank employees and bank customers to retrieve imaged checks on personal computers to facilitate signature verification and improve research.  It will also allow corporate customers to receive periodic statement information on CD-ROM or electronically to facilitate financial and cash management objectives.

          Related Products and Services

          Captiva’s trained customer service and technical support personnel enhance its ability to offer reliable, secure and automated solutions.  Its customer service departments are responsible for educating and assisting its customers in the use of its services.  Captiva’s technical support department is generally responsible for consulting with its customers regarding technical issues and for solving any technical problems brought to their attention by its customer service department.  Captiva’s technical support department is also responsible for maintaining its backup systems and for coordinating the disaster recovery services maintained by some of its information processing customers.

Market

          Industry research estimates that information technology spending by commercial banks, thrifts, and credit unions will grow from $118.0 billion in 2004 to $136.0 billion in 2008.  Captiva’s target market of community banks ranges in size from $100 million to $1 billion in assets, and the number of those banks has grown from approximately 3,000 banks in 1998 to 4,300 banks in 2004.  There are also 4,100 banks under $100 million and approximately 600 banks in excess of $1 billion.  In addition, there are approximately 10,000 credit unions throughout the country, most of which utilize an outsourced solution specifically tailored for credit unions.

          Captiva believes that community banks and credit unions need a simple, cost-effective, comprehensive suite of products and services from one vendor.  These community banks and credit unions are competing with large institutions that have large organic IT departments developing integrated internal solutions for their institutions.  Because the banks and credit unions in Captiva’s target market lack the expensive IT expertise to address their needs internally, Captiva believes they depend heavily on their IT service providers.

          During the past two years, there has been significant disruption in the core processing industry.  Captiva believes that industry consolidation has created the opportunity to build a significant financial technology business because the core processing businesses are in turmoil, their sales organizations are in disarray and their technology groups are in play.  Given this uncertainty, Captiva believes their customers are now reviewing their options.

          Captiva believes that, through management relationships and strategic alliances, it can develop a core processing business within the financial institution community that produces a long-term internal growth rate of between 15% and 20%.  Captiva plans to compound this growth through cross selling of other products and complementary services in addition to following a geographic expansion plan.  These plans are subject to various risks, including those summarized above in “Risk Factors.”

MARKET PRICE AND DIVIDENDS ON CAPTIVA’S COMMON MEMBERSHIP UNITS

          There is no trading market for the common membership units (“units”) of Captiva.  There are 12 holders of units in Captiva.  Captiva has paid no dividends since its inception on March 31, 2005.  The loan agreement between Captiva and its mezzanine lender prohibits Captiva from making any distributions on its units other than pro rata distributions to members from its cash flow for periods during which it is taxed as a partnership to enable its members to pay the federal and state income taxes (net of any tax benefits produced for the members by its losses, deductions, and credits) that passes through from Captiva to such members under the applicable provisions of the Internal Revenue Code.  (This loan and all other Captiva debt will be repaid at the closing of the merger from the cash portion of the merger consideration.)

          The following table provides equity compensation plan information about Captiva as of the date of this proxy statement.  Captiva has outstanding a total of 9,046,648 units, options to acquire a total of 721,000 units and a warrant to acquire 1,085,294 units.

Equity Compensation Plan Information

Plan Category	Number of securities to be issuedupon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (c))

Equity compensation plans approved by security holders	721,000	$0.125	0
Equity compensationplans not approvedby security holders	N/A	N/A	N/A

Total	721,000	$0.125	0

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF CAPTIVA

Results of Operations

          On March 31, 2005, Captiva was formed for the purpose of providing technology products and services to community financial institutions.  On June 1, 2005, Captiva acquired the assets of Total Bank Technology, L.L.C. (“TBT”) based in Denver, Colorado.  Captiva provides core data processing and item processing services to 17 financial insitutions.  The expenses incurred by Captiva exclusive of the operations acquired from TBT include certain management salaries and related benefits, rent and related costs and professional fees.  For the period from inception to September 30, 2005, total expenses incurred at Captiva (exclusive of the operations of TBT) were approximately $650,000.  The following management discussion and analysis will compare the results of operations of TBT for the period from January 1, 2005 to September 30, 2005 as compared to the period from January 1, 2004 to September 30, 2004.

          Revenues.   Revenues decreased approximately $10,000 or 0.7% to $1,388,000 for the nine months ended September 30, 2005 from $1,398,000 for the nine months ended September 30, 2004.  This decrease was due to the deconversion of one of Captiva’s customers which decrease was partially offset by higher processing volumes.  There were no significant changes in the prices of Captiva’s service offering.

          Cost of Goods Sold. Cost of goods sold decreased $37,000 or 16.7% to $186,000 for the nine months ended September 30, 2005 from $223,000 for the nine months ended September 30, 2004.  This decrease was attributable to streamlined processing as well as reduced costs associated with the decrease in revenue.

          General and Administrative Expenses.  General and administrative inecreased $36,000 or 4.3% to $874,000 for the nine months ended September 30, 2005 from $838,000 for the nine months ended September 30, 2004.  The increase was due to increases in operating expenses and investment in sales related expenses on a year-over-year basis.

          Depreciation and Amortization Expense.  Depreciation and amortization expense decreased $151,000 or 30.0% to $145,000 for the nine months ended September 30, 2005 from $296,000 for the nine months ended September 30, 2004.  The decrease was due to certain assets becoming fully depreciated during 2004 and 2005 and due to assets written off at the time of the acquisition in June 2005.

          Operating Income.  As a result of the above factors, Captiva’s operating income totaled $183,000 for the nine months ended September 30, 2005 as compared to $41,000 for the nine months ended September 30, 2004.

          Interest Expense, Net.  Interest expense, net decreased $35,000 or 55.0% to $29,000 for the nine months ended September 30, 2005 from $64,000 for the nine months ended September 30, 2004.  The decrease  was primarily due to TBT’s reduction of debt during the course of 2004 and 2005 before its acquisition by Captiva and the elimination of debt at the time of the acquisition.

Liquidity and Capital Resources

          Captiva’s primary sources of capital since inception have historically been cash provided by short-term and long-term debt, and from investment by members.  From inception through September 30, 2005, Captiva used approximately $194,000 from operations.  From inception through September 30, 2005, Captiva used approximately $2.4 million in its investing activities, consisting primarily of the acquisition of the assets of TBT.

          Cash provided by financing activities totaled $2.7 million from inception through September 30, 2005, which primarily is the result of debt financing for the acquisition.

          Upon formation, Captiva entered into loan agreements with two of its founders totaling $250,000.  These loans were due and payable 60 months from the date of issuance and bear interest at 5% per annum.  On June 1, 2005, Captiva obtained a $1,600,000 mezzanine loan from Salem Capital Partners, L.P.  Loan payments to Salem precluded the payment of dividends (other than to members to pay taxes) and restricted the amount of payroll to certain of Captiva’s employees.  Also on June 1, 2005, Captiva obtained a $1,500,000 revolving line of credit from The Peoples Bank.  As of September 30, 2005, $851,000 was outstanding on the line of credit.  Upon the closing of the merger, all of Captiva’s debt will be repaid in full from the cash portion of the merger consideration.

          As of September 30, 2005, Captiva had working capital of approximately $300,000 compared to a working capital deficit of approximately $46,000 as of December 31, 2004.  The change in working capital resulted primarily from the capital infusion as well as the long-term debt agreements.

          Captiva’s liquidity and capital resources situation will change substantially in connection with the merger and the related financing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

          None.

CONTROLS AND PROCEDURES OF CAPTIVA

          Because Captiva is not a public company and is not subject to the reporting and other obligations imposed on public companies under the federal securities laws, its executive officers were not required to conduct and did not conduct, as of September 30, 2005, an evaluation of the effectiveness of its disclosure controls and procedures as defined in Exchange Act Rule 13a-15(e).

PROPOSAL 2
APPROVAL OF THE ISSUANCE OF WARRANTS TO LIGHTYEAR PBI HOLDINGS
IN CONNECTION WITH THE BACKSTOP FINANCING

          The company expects to fund the cash portion of the merger consideration with a combination of cash on hand and debt.  The company is presently seeking financing and is engaged in negotiations with third party financing sources.  If the company is unable to procure an alternative source of third party financing before the closing of the merger for all or part of the funds it needs, it will borrow up to $10.0 million pursuant to a backstop financing commitment from Lightyear PBI Holdings.  Lightyear PBI Holdings, which owns shares of the company’s Series A preferred stock representing approximately 52% of the votes entitled to be cast by the holders of the company’s capital stock, has committed to provide backstop financing for up to $10.0 million in connection with the merger if requested by a special committee of disinterested members of our board of directors.  The minimum borrowing pursuant to the backstop financing is $2.5 million, and the company may borrow an additional $500,000 and then in $1.0 million increments thereafter up to $10.0 million.  This loan would be evidenced by a senior subordinated note that would bear interest at the rate of 12% per annum.  The Lightyear note would mature on the fifth anniversary of the closing of the merger.  Interest would be payable on the Lightyear note semi-annually in arrears on January 1 and July 1 of each year and on the note’s maturity date.  The company would have the ability to prepay the Lightyear note at any time at 100% of its principal amount plus any accrued and unpaid interest.

          If the company draws on the backstop financing commitment from Lightyear PBI Holdings, upon the closing of the financing and the merger the company would issue warrants to Lightyear PBI Holdings under which Lightyear PBI Holdings would have the right to purchase a number of shares of the company’s common stock equal to 70% of the principal amount of the loan divided by $1.32, which is the price used for valuation of equity in the merger.  If the company borrows the full $10.0 million, the warrants would give Lightyear PBI Holdings the right to purchase 5,303,030 shares of common stock.  The warrants would be issued under a warrant agreement and other documentation satisfactory to Lightyear PBI Holdings and to the special committee.  The documentation would include anti-dilution provisions, registration rights and other customary provisions, all on terms substantially consistent with the warrants Lightyear PBI Holdings currently holds.  If the company repays the loan, in whole or in part, within twelve months of the date of the loan, then one-half of the warrants attributable to the repaid amount will be cancelled.

          There is no adjustment to the exercise price of the warrants for subsequent issuances of the company’s common stock below market price or below the exercise price of the warrants.  There also is no adjustment for subsequent declines in the market price of the company’s common stock.  The payment of the exercise price may be made, at the option of the registered holder of the warrants, (a) in cash, (b) by wire transfer payable to the order of the company, (c) on a net basis, such that the holder receives that number of shares of common stock that would otherwise be issuable upon the exercise of the warrants less that number of shares of common stock having a current market price equal to the aggregate exercise price, or (d) in shares of Series A preferred stock, such that the holder receives that number of shares of common stock issuable upon exercise of the warrant upon surrender to the company of that number of shares of Series A preferred stock having an aggregate liquidation preference equal to the aggregate exercise price.  The warrant, or any part of it, can be exercised on or before the tenth anniversary of the closing date of the merger.  For additional background on the backstop financing, please review “Proposal 1, Approval of the Merger and the Issuance of Securities in Connection Therewith – Background of the Merger” and “– Financing for the Merger” on page 22.

          A special committee of disinterested directors has negotiated the Lightyear PBI Holdings backstop financing and will determine whether the company should use such financing.  This Proposal 2 is being made in connection with the merger being considered in Proposal 1 and is contingent on approval and closing of the merger and a determination by a special committee of our board of directors to draw upon the backstop financing commitment.  Our board recommends that you vote “FOR” the proposal to issue to Lightyear PBI Holdings warrants to purchase up to 5,303,030 shares of our common stock in the event the backstop financing commitment is drawn.

          With the cooperation of Captiva management, we are actively seeking financing on terms better than those available from Lightyear PBI Holdings, but we can provide no assurances that such alternative financing will be available.  Lightyear PBI Holdings has indicated that, if requested, it is willing to consider foregoing the cash payment of dividends on the Series A preferred stock during calendar year 2006 in exchange for additional shares of Series A preferred stock and warrants in connection with any such third party financing.  Any decisions to be made by the company in connection with financing of the transaction, including the selection between alternative financing sources, will be made by a special committee of disinterested directors composed of David B. Ingram and Robert A. McCabe, Jr.

PROPOSAL 3
APPROVAL OF THE ISSUANCE OF PREFERRED STOCK AND WARRANTS AS
PAYMENT IN KIND IN LIEU OF CASH DIVIDENDS
TO LIGHTYEAR PBI HOLDINGS

          In connection with the backstop financing, Lightyear PBI Holdings has agreed that it would accept, in lieu of the scheduled $2,000,000 cash dividend payments in 2006 on the Series A preferred stock, 1,894 additional shares of Series A preferred stock and additional warrants to purchase 1,515,200 shares of company common stock.  The terms of the shares of preferred stock and warrants will be substantially similar to those contained in the Amended and Restated Securities Purchase Agreement, dated December 24, 2003, between Lightyear PBI Holdings and the company, except that the exercise price of the additional warrants would be $1.32 per share, which is the price used for valuation of equity in the merger.  The number of shares to be purchased pursuant to the warrants was determined by dividing the cash dividend amount by $1.32.  In accordance with the formula used in the original financing by Lightyear PBI Holdings, the number of shares of Series A preferred stock was determined by dividing the number of warrant shares by 800.  Although the company would issue the warrants and the 1,894 shares of Series A preferred stock at the closing of the merger, those shares of Series A preferred stock would not begin to accrue dividends until January 1, 2007.  The special committee of disinterested directors will have the option to choose the foregoing “payment in kind” dividend arrangement at the closing of the merger.  If the committee does not choose that option, the company will continue to be obligated to pay during 2006 the scheduled cash dividends of $500,000 per quarter on the outstanding Series A preferred stock.  In the event the backstop financing is not drawn, Lightyear PBI Holdings has also indicated that, if requested by a special committee of disinterested directors, it is willing to consider foregoing the cash payment of dividends on the Series A preferred stock during calendar year 2006 in exchange for additional shares of Series A preferred stock and warrants in connection with any third party financing.

          The shares of Series A preferred stock will, if issued, be entitled to cumulative cash dividends at the annual rate of 10% of the liquidation preference, payable quarterly in arrears, when and as declared by the board of directors beginning January 1, 2007.  The Series A preferred stock has a liquidation preference superior to the common stock and, to the extent required by the terms of the company’s Series B preferred stock, on a parity with the currently outstanding Series B preferred stock.  The liquidation preference is equal to the purchase price of such stock, which will be $2,000,000 (the amount of the cash dividends which will not be paid as scheduled in 2006), plus all accrued but unpaid dividends.  Each share of Series A preferred stock initially will be entitled to 800 votes per share.  If the additional 1,894 shares of Series A preferred stock are issued to Lightyear PBI Holdings, it initially will have additional voting rights equivalent to 1,515,200 shares of common stock.  The dividend rate and the voting rights of the Series A preferred stock will be proportionately reduced as any portion of the warrant is exercised such that, upon full exercise of the warrant, the Series A preferred stock will have no rights to any dividend and no voting rights.

          The Series A preferred stock is not convertible into common stock.  The approval of the holders of the Series A preferred stock will be necessary prior to certain significant corporate actions or transactions.  For additional background on the backstop financing, please review “Proposal 1, Approval of the Merger and the Issuance of Securities in Connection Therewith – Financing for the Merger” on page 22.

          The special committee of disinterested directors will have the option to choose (or, in the event third party financing is utilized, to request of Lightyear PBI Holdings) the foregoing “payment in kind” dividend arrangement at the closing of the merger.  The company anticipates that the special committee will choose the “payment in kind” if it determines that the additional cash could assist the Company in executing its growth strategy or, in the case of third party financing of the merger, to assist in securing such third party financing.  This Proposal 3 is being made in connection with the merger being considered in Proposal 1 and is contingent on approval and closing of the merger and a determination by a special committee of our board of directors in favor of the payment in kind in lieu of cash dividends and, in the case of financing from another party, the agreement of Lightyear PBI Holdings to accept such payment.  Our board recommends that you vote “FOR” the proposal to approve a payment in kind to Lightyear PBI Holdings of 1,894 shares of our Series A preferred stock and warrants to purchase 1,515,200 shares of our common stock at $1.32 per share in lieu of cash dividends payable during calendar year 2006 on the Series A preferred stock held by Lightyear PBI Holdings, if requested by the special committee of disinterested directors of our board in connection with financing the merger.

PROPOSAL 4
APPROVAL OF THE PRIVATE BUSINESS, INC. 2005 LONG TERM EQUITY INCENTIVE PLAN
QUESTIONS AND ANSWERS ABOUT THE PRIVATE BUSINESS, INC. 2005
LONG TERM EQUITY INCENTIVE PLAN

Why is the company proposing the adoption of the Private Business, Inc. 2005 Long Term Equity Incentive Plan?

          The adoption of the 2005 Plan is required by the merger agreement.  The board also believes that the adoption of the 2005 Plan is appropriate given the number of stock options that are currently outstanding under all of the company’s stock option plans, the total amount of shares of common stock and convertible stock that are currently outstanding and the number of shares that the board believes will need to be available in the near future to recruit and retain necessary employees and consultants.

Will the 2005 Plan be adopted if Proposals 1, 2 and 3 are not approved?

          Adoption of the 2005 Plan is contingent upon approval of Proposal 1.  If the merger is not approved and does not become effective, the 2005 Plan will not be adopted even if it is approved by our shareholders.  While adoption of the 2005 Plan is not contingent upon Proposals 2 and 3, our ability to close the merger may be impacted by the approval of Proposals 2 and 3, which, in turn, would impact adoption of the 2005 Plan.

Where can I obtain a copy of the 2005 Plan?

          A copy of the 2005 Plan is attached to this proxy statement as Annex E.  A copy of the plan also may be obtained from the company by writing to Private Business, Inc., 9020 Overlook Boulevard, Brentwood, Tennessee 37027, Attn: Michael Berman, Senior Vice President, Assistant Secretary and General Counsel.  A description of the material terms of the 2005 Plan is contained below, but these descriptions are qualified in their entirety by reference to the terms of the 2005 Plan.

What is the purpose of the 2005 Plan and who is eligible to receive stock options and restricted stock under the 2005 Plan?

          The purpose of the 2005 Plan is to give the company a competitive advantage in attracting, retaining and motivating officers, employees, directors and consultants and to provide the company and its subsidiaries and affiliates with a stock option and restricted stock plan providing incentives directly linked to the profitability of our businesses and increases in our shareholder value.  Directors, officers, employees and other service providers to the company and its subsidiaries and affiliates are eligible to participate in the 2005 Plan.

How is the 2005 Plan administered?

          The 2005 Plan is administered by the compensation committee of the board.  The compensation committee is authorized to delegate certain administrative responsibilities to individuals selected by it in its discretion.  The compensation committee will determine the eligible individuals to whom grants will be made and the time or times at which awards will be granted, the number of shares subject to awards to be granted to any eligible individual, the duration of any award cycle, and any other terms and conditions of the grant, in addition to those contained in the 2005 Plan.  Each grant under the 2005 Plan will be confirmed by and subject to the terms of an award agreement.

How many shares of company stock may be issued under the 2005 Plan?

          The maximum number of shares of common stock that may be delivered to participants and their beneficiaries under the 2005 Plan is 5,036,880.  Shares subject to an award under the 2005 Plan shall be our authorized and unissued shares.  If any award is forfeited, or if any option terminates, expires or lapses without being exercised, shares of common stock subject to such awards will again be available for distribution in connection with awards under the 2005 Plan.

What is the current market value of the company stock that may be issued under the 2005 Plan?

          The market value of the company common stock that is proposed to be reserved for issuance under the 2005 Plan, based upon a closing price of $1.17 per share on October 26, 2005, was $5,893,150.

How are grants made under the 2005 Plan?

          The 2005 Plan authorizes the compensation committee to make grants to individuals with such restrictions and vesting requirements as the compensation committee may designate.  Stock options may be “incentive stock options” (within the meaning of Section 422 of the Internal Revenue Code) or nonqualified stock options, as designated by the compensation committee and specified in the option agreement setting forth the terms and provisions of the options.  The term of each stock option will be fixed by the compensation committee but no incentive stock option may be exercised more than 10 years after the date it is granted.  The exercise price per share of common stock purchasable under a stock option will be determined by the compensation committee but, except in the case of stock options granted in lieu of foregone compensation, may not be less than the fair market value of the common stock on the date of grant.

          Except as otherwise provided in the 2005 Plan, stock options will be exercisable at the time or times and subject to the terms and conditions determined by the compensation committee, and the compensation committee may at any time accelerate the exercisability of a stock option.  A participant exercising an option may pay the exercise price in cash or, if approved by the compensation committee, with previously acquired shares of common stock or a combination of cash and stock.  The compensation committee, in its discretion, may allow the cashless exercise of options through the use of a broker-dealer, to the extent permitted by applicable law, or for payment of the exercise price by withholding from the shares issuable upon exercise a number of shares having a fair market value on the date of exercise equal to the aggregate exercise price.

May stock options, restricted stock and other grants granted under the 2005 Plan be transferred?

          Stock options, restricted stock and other grants granted under the 2005 Plan are nontransferable other than by will or the laws of descent and distribution.  However, in the discretion of the committee, nonqualified stock options may be transferred as expressly permitted by the committee, including to members of the holder’s immediate family.  The transfer may be made directly or indirectly or by means of a trust or partnership or otherwise.  Stock options may be exercised only by the initial holder, any such permitted transferee or a guardian, legal representative or beneficiary.

What happens to stock options, restricted stock and other grants granted under the 2005 Plan in the event that the company undergoes a change of control?

          Unless provided otherwise by the committee, in the event of a change in control (as defined in the 2005 Plan), any option or stock appreciation right that is not then exercisable and vested will become fully exercisable and vested, any restrictions on shares of restricted stock will lapse, and performance units will be deemed earned and payable in full in cash.

When will the 2005 Plan be effective and how is it amended or terminated?

          Although the 2005 Plan is currently in effect, it will become void unless it is approved by the majority of the votes cast by the company’s shareholders with respect to Proposal 4.  The board of directors may at any time amend, alter, or discontinue the 2005 Plan but may not impair the rights of a holder of outstanding stock options or restricted stock without the holder’s consent except for an amendment made to comply with applicable law, stock exchange rules or accounting rules.  No amendment may be made without the approval of the company’s shareholders to the extent such approval is required by applicable law or stock exchange rules.  The compensation committee may amend the terms of any outstanding stock option or restricted stock grant but no such amendment may cause a “qualified performance-based award” to cease to qualify for the Section 162(m) exemption or impair the rights of any holder without the holder’s consent except an amendment made to cause the 2005 Plan or award to comply with applicable law, stock exchange rules or accounting rules.  The compensation committee’s authority to amend any award is subject to the condition that the compensation committee may not cause any such award to cease to qualify as a “qualified performance-based award.”

What are the Federal income tax consequences associated with stock options?

          The following is a summary of the federal income tax rules relevant to participants in the 2005 Plan who receive options, based upon the Internal Revenue Code as currently in effect.  These rules are highly technical and subject to change in the future.  The following summary relates only to the federal income tax treatment of the awards and the state, local and foreign tax consequences may be substantially different.  Stock options granted under the 2005 Plan may be either nonqualified options or incentive options for federal income tax purposes.

          Nonqualified Options.  Generally, the optionee does not recognize any taxable income at the time of grant of a nonqualified option.  Upon the exercise of the nonqualified option the optionee will recognize ordinary income, equal to the excess of the fair market value of the common stock acquired on the date of exercise over the exercise price, and will be subject to wage and employment tax withholding.  The company will generally be entitled to a deduction equal to such ordinary income at the time that the employee recognizes such income.  The optionee will have a capital gain or loss upon the subsequent sale of the stock in an amount equal to the sale price less the fair market value of the common stock on the date of exercise.  The capital gain or loss will be long-term or short-term depending on whether the stock was held for more than one year after the exercise date.  The company will not be entitled to a deduction for any capital gain realized.  Capital losses on the sale of common stock acquired upon an option’s exercise may be used to offset capital gains.

          Incentive Stock Options.  Generally, the optionee will not recognize any taxable income at the time of grant or exercise of an option that qualifies as an incentive option under Section 422 of the Internal Revenue Code.  However, the excess of the stock’s fair market value at the time of exercise over the exercise price will be included in the optionee’s alternative minimum taxable income and thereby may cause the optionee to be subject to an alternative minimum tax.  The optionee will recognize long-term capital gain or loss, measured by the difference between the stock sale price and the exercise price, when the shares are sold.

          In order to qualify for the incentive option tax treatment described in the preceding paragraph, the optionee must be employed by the company continuously from the time of the option’s grant until three months before the option’s exercise and the optionee must not sell the shares until more than one year after the option’s exercise date and more than two years after its grant date.  If the optionee does not satisfy these conditions, the optionee will recognize taxable ordinary income when the optionee sells the shares in an amount equal to the difference between the option exercise price and the lesser of (i) the fair market value of the stock on the exercise date and (ii) the sale price.  If the sale price exceeds the fair market value on the exercise date, the excess will be taxable to the optionee as long-term or short-term capital gain depending on whether the optionee held the stock for more than one year.  Notwithstanding the foregoing, incentive stock options will not be treated as incentive stock options to the extent that the aggregate fair market value of stock (determined as of the date of grant) with respect to which the options are first exercisable during any calendar year exceeds $100,000.  The company will not be entitled to any deduction by reason of the grant or exercise of the incentive option or the sale of stock received upon exercise after the required holding periods have been satisfied.  If the optionee does not satisfy the required holding periods before selling the shares and consequently recognizes ordinary income, the company will be allowed a deduction corresponding to the optionee’s ordinary income.

          Withholding Taxes.  Because the amount of ordinary income the optionee recognizes with respect to the receipt or exercise of an award may be treated as compensation that is subject to applicable withholding of federal, state and local income taxes and Social Security taxes, the company may require the optionee to pay the amount required to be withheld by the company before delivering to the individual any shares or other payment to be received under the 2005 Plan.  Arrangements for payment may include deducting the amount of any withholding or other tax due from other compensation, including salary or bonus, otherwise payable to the individual.

Who will the stock options be granted to under the 2005 Plan?

          The stock options under the 2005 Plan have been and will be granted primarily to new and existing senior management of the company.  Grants to our senior management were made on October 20, 2005 as set forth in the “New Plan Benefits” table on page 60, with an exercise price of $1.32 per share subject to consummation of the merger and approval of the 2005 Plan by our shareholders.  For more information about the grants to Captiva management, which also are subject to consummation of the merger and approval of the 2005 Plan by our shareholders, see “Proposal 1, Approval of the Merger and the Issuance of Securities in Connection Therewith – Interests of Certain Persons in the Merger.”

What consideration will be received by the company in exchange for the options and restricted stock?

          The amount of consideration received in exchange for the options and restricted stock will be determined by the compensation committee, but in most cases options and restricted stock will be given in exchange for services rendered by employees.

NEW PLAN BENEFITS

          The following table provides additional information about the options granted under the 2005 Plan on October 20, 2005, subject to shareholder approval and closing of the merger.  There are 5,036,880 shares reserved for issuance under the 2005 Plan, of which options covering 3,374,710 shares were granted on October 20, 2005.  Of these grants a total of 2,059,710 options were granted to management and key employees of Captiva, 670,000 were granted to Glenn W. Sturm, and 645,000 were granted to management and key employees of the company.  An additional 1,662,170 options or other awards remain available to be awarded under the 2005 Plan to the company’s executive officers, to the company’s directors or to other employees or consultants of the company.  For information about the grants to Captiva management, see “Proposal 1, Approval of the Merger and the Issuance of Securities in Connection Therewith – Interests of Certain Persons in the Merger.”

Private Business, Inc. 2005 Long-Term Equity Incentive Plan

NAME AND POSITION	DOLLAR VALUE ($)	NUMBER OF OPTIONS

Henry M. Baroco Chief Executive Officer	(1)	300,000
J. Scott Craighead Chief Financial Officer	(1)	200,000
Brian P. O’Neill Executive Vice President Strategic Development	(1)	25,000
Arthur J. Kimicata Former Chief Sales Officer	-0-	-0-
Peter S. Scully Former President and Chief Executive Officer of RMSA	-0-	-0-
Gerard M. Hayden, Jr. Former Chief Financial Officer	-0-	-0-
Executive Group (from the company)	(1)	525,000
Non-Executive Director Group	(1)	670,000	(2)
Non-Executive Officer Employee Group	(1)	120,000

          (1)           The exercise price of options granted under the 2005 Plan on October 20, 2005 was $1.32 per share, and the closing price of the company’s common stock on the Nasdaq SmallCap Market on that date was $1.22 per share.  The value of the options will equal the difference between the exercise price of such options and the market price of the company’s common stock on the date of exercise of an option.  Accordingly, the value to the recipient is not determinable until the option is exercised.  These options are contingent upon closing of the merger and approval of the 2005 Plan, and they will vest 25% on each of the first four anniversaries following the closing of the merger, subject to continued employment.

          (2)           These options were granted to Glenn W. Sturm, one of our directors, who beneficially owns approximately 37% of the membership interests of Captiva.  The options granted to Mr. Sturm are not included in the total of 2,059,710 options granted to management and key employees of Captiva as noted above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

How much stock do our directors, executive officers, and principal shareholders own?

          The company is authorized to issue 100 million shares of common stock and 20,000,000 shares of preferred stock.  As of October 31, 2005, there were 14,815,377 shares of common stock, 20,000 shares of Series A preferred stock and 40,031 shares of Series B preferred stock issued and outstanding.  The company issued 20,000 shares of Series A preferred stock to Lightyear PBI Holdings on January 20, 2004 for $20,000,000 in cash.  In connection with the purchase by Lightyear PBI Holdings of the Series A preferred stock, the company also issued a warrant entitling Lightyear PBI Holdings to purchase up to 16,000,000 shares of our common stock at a price of $1.25 per share.  The company also entered into a Securityholders Agreement with Lightyear PBI Holdings that grants Lightyear PBI Holdings the right to select four out of seven nominees for election to the board of directors of the company.  Each share of Series A preferred stock is currently entitled to 800 votes per share.  As a result, Lightyear PBI Holdings currently has voting rights equivalent to 16,000,000 shares of common stock, which represents the right to cast approximately 52% of the votes entitled to be cast by the holders of our capital stock as of October 31, 2005.  The voting rights of the Series A preferred stock will be proportionately reduced as any portion of the warrant is exercised such that, upon full exercise of the warrant, the Series A preferred stock will have no rights to any dividend and no voting rights.

          The following table shows, as of October 31, 2005, the amount of our common stock beneficially owned (unless otherwise indicated) by (a) each director and director nominee; (b) the Named Executive Officers (as defined in “Executive Compensation,” below); (c) all of our directors and Named Executive Officers as a group and (d) all shareholders known by the company to be the beneficial owners of more than 5% of the outstanding shares of our common stock.  Based on information furnished by the owners and except as otherwise noted, the company believes that the beneficial owners of the shares listed below, have, or share with a spouse, voting and investment power with respect to the shares.  The address for all of the persons listed below is 9020 Overlook Blvd., Suite 300, Brentwood, Tennessee 37027, except as listed in the footnotes to the table below.

	Shares Beneficially Owned(1)

Name	Number	Percent

Lightyear PBI Holdings (2)	16,000,000	51.9
David M. Knott (3)	1,398,563	9.4
Potomac Capital Management LLC (4)	943,576	6.4
Gruber and McBaine Capital Management, LLC (5)	972,966	6.6
Wynnefield Capital Management LLC (6)	336,800	2.3
Henry M. Baroco (7)	724,439	4.7
David W. Glenn (8)	0		*
David Y. Howe (9)	0		*
Thierry F. Ho (10)	0		*
Robert A. McCabe, Jr. (11)	0		*
David B. Ingram (12)	52,333		*
Glenn W. Sturm (13)	70,510		*
J. Scott Craighead (14)	15,000		*
Arthur J. Kimicata (15)	15,000		*
Brian P. O’Neill (16)	69,875		*

All directors and executive officers as a group (10 persons)	947,157	6.0

*	Less than 1%

(1)

The percentages shown are based on 14,815,377 shares of common stock outstanding on October 31, 2005.  Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), shares of common stock which a person has the right to acquire pursuant to the exercise of stock options and warrants held by such holder that are exercisable within sixty (60) days of such date are deemed outstanding for the purpose of computing the percentage ownership of such person, but are not deemed outstanding for computing the percentage ownership of any other person.

(2)

Pursuant to the warrants issued to Lightyear PBI Holdings on January 20, 2004, Lightyear PBI Holdings is entitled to purchase 16,000,000 shares of common stock of the company.  Subject to adjustment for stock splits, reorganizations or similar events, or adjustments relating to distributions to all of the holders of our common stock, the exercise price of the warrants is $1.25 per share.  Lightyear PBI Holdings is beneficially owned by The Lightyear Fund, L.P.  The address for The Lightyear Fund, L.P. is 375 Park Avenue, 11th Floor, New York, NY 10152.

(3)

As reported on a Schedule 13G filed with the SEC on February 11, 2005.  Mr. Knott and Dorset Management Corporation report sole voting power over 1,303,400 shares, shared voting over 95,163 shares and sole dispositive power over 1,398,563 shares.  The address for David M. Knott and Dorset Management Corporation is 485 Underhill Boulevard, Suite 205, Syosset, NY 11791.

(4)

As reported on a Schedule 13G filed with the SEC on March 12, 2004.  Voting power and dispositive power are reported to be shared with Potomac Capital Management Inc. and Paul J. Solit.  The address for Potomac Capital Management LLC is 153 E. 53rd Street, 26th Floor, New York, NY 10022.

(5)

As reported on a Schedule 13G filed with the SEC on February 14, 2005.  Voting power and dispositive power are reported to be shared with Jon D. Gruber, J. Patterson McBaine, Eric B. Swergold, and J. Lynne Rose.  The address for Gruber and McBaine Capital Management, LLC is 50 Osgood Place, Penthouse, San Francisco, CA, 94133.

(6)

As reported on a Schedule 13G filed with the SEC on April 7, 2005.  A group subsequently filed a Schedule 13D with the SEC on October 27, 2005 reflecting beneficial ownership of 1,645,467 shares, or 11.1%.  The members of the group include various funds of which Wynnefield is the general partner or entities affiliated with Wynnefield or it co-managing member, Nelson Obus.  The address for Wyneefield is 450 Seventh Avenue, Suite 509, New York, NY 10123.

(7)	Includes options to purchase 623,536 shares of common stock.

(8)	Mr. Glenn is a managing director of Lightyear Capital, LLC, an affiliate of The Lightyear Fund, L.P. Mr. Glenn disclaims beneficial ownership of the shares held by Lightyear PBI Holdings.

(9)	Mr. Howe is a member of Lightyear Fund GP, LLC, an affiliate of The Lightyear Fund, L.P. Mr. Howe disclaims beneficial ownership of the shares held by Lightyear PBI Holdings.

(10)	Mr. Ho is a senior vice president of Lightyear Capital, LLC, an affiliate of The Lightyear Fund, L.P. Mr. Ho disclaims beneficial ownership of the shares held by Lightyear PBI Holdings.

(11)

Mr. McCabe is an independent director serving as a designee of Lightyear PBI Holdings pursuant to the Securityholders Agreement.  Mr. McCabe has no direct or indirect financial or employment relationship with Lightyear PBI Holdings and disclaims beneficial ownership of the shares held by Lightyear PBI Holdings.

(12)	Includes 333 shares owned by Ingram Entertainment, Inc., an entity controlled by Mr. Ingram, and options to purchase 25,000 shares of common stock.

(13)	Includes options to purchase 6,010 shares of common stock.

(14)	Includes options to purchase 15,000 shares of common stock.

(15)	Former Chief Sales Officer. Includes 15,000 shares owned jointly with his spouse.

(16)	Includes options to purchase 66,754 shares of common stock.

EXECUTIVE COMPENSATION

          The following section describes the compensation that the company pays its chief executive officer and the persons who, at December 31, 2004, were the other four most highly compensated executive officers of the company (collectively, the “Named Executive Officers”).  This section includes:

•	a detailed table showing compensation of the Named Executive Officers for the last three years;
•	information about stock options and other benefits; and
•	a report of our compensation committee on executive compensation.

How much compensation did the company pay the Named Executive Officers during 2004?

          The following table provides information as to annual, long-term or other compensation earned during fiscal years ended December 31, 2004, 2003 and 2002 by the Named Executive Officers.

Summary Compensation Table

	Annual Compensation					Long-Term Compensation Awards Securities Underlying Options (#)

Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation (1)

Henry M. Baroco Chief Executive Officer	2004 2003 2002	$257,500 240,000 240,000	— — —	$566,433 470,678 135,726	(2) (2) (2)	100,000 182,000 20,000
Peter S. Scully (3) Former President and Chief Executive Officer of RMSA	2004 2003 2002	234,194 225,000 198,000	— — —	6,259 5,391 8,727		— 21,600 50,000
Brian P. O’Neill(4) Chief Marketing Officer	2004 2003 2002	150,000 150,000 125,000	— — 5,000	— 3,705 47,933	(4)	— 40,400 5,000
Arthur J. Kimicata (5) Former Chief Sales Officer	2004 2003 2002	56,923 — —	12,500 — —	— — —		— — —
Gerard M. Hayden, Jr. (6) Former Chief Financial Officer	2004 2003 2002	210,000 200,000 175,000	— — —	— — —		— 60,000 —

(1)

In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits received by these executive officers which are available generally to all salaried employees of the company and perquisites and other personal benefits received by these executive officers, which do not exceed the lesser of $50,000 or 10% of any such officer’s salary and bonus disclosed in this table.

(2)

This amount represents taxable fringe benefits for a loan that was forgiven by Towne prior to the Towne merger in consideration for Mr. Baroco’s entering into a new employment agreement that reduced the term of the agreement from three years to two years and reduced the period for which insurance benefits would be provided from until death to until age 65.  In 2003, the amount also includes payments made to pre-pay the non-compete payment clause within Mr. Baroco’s employment agreement.  In 2004, this amount includes $52,978 in relocation expenses and $398,750 in payments made to pre-pay the non-compete payment clause within Mr. Baroco’s employment agreement.

(3)	On November 23, 2004, Mr. Scully resigned from his position as President and Chief Executive Officer of RMSA.

(4)	These amounts include relocation expenses paid by Private Business.

(5)	Mr. Kimicata resigned from his position as our Chief Sales Officer in October 2005.

(6)	In January 2005, Mr. Hayden resigned from his position as Chief Financial Officer and J. Scott Craighead was appointed as our new Chief Financial Officer.

How many options did the company issue to the Named Executive Officers in 2004 and under what terms?

          The tables below provide certain information with respect to grants of stock options to the Named Executive Officers pursuant to the company’s stock option plans during the year ended December 31, 2004.

Name	Number of Securities Underlying Options Granted (1)	Percent of Total Options/ SARs Granted to Employees in Fiscal Year (1)	Exercise or Base Price ($/Share)	Market Price on Date of Grant	Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Options Term (2)

						5%	10%

Henry M. Baroco	100,000	76.9%	$1.83	$1.83	8/04/14	$115,088	$291,655
Peter S. Scully	0	—	—	—	—	—	—
Brian P. O’Neill	0	—	—	—	—	—	—
Arthur J. Kimicata	0	—	—	—	—	—	—
Gerard M. Hayden, Jr.	0	—	—	—	—	—	—

(1)	The percent of total options granted was calculated based on a total of 130,000 options granted during fiscal year 2004.

(2)

The potential realizable values illustrate values that might be realized upon exercise immediately prior to the expiration of the term of these options using 5% and 10% appreciation rates, as required by the SEC, compounded annually.  These values do not, and are not intended to, forecast possible future appreciation, if any, of our stock price.  Additionally, these values do not take into consideration the provisions of the options providing for vesting over a period of years or termination of options following termination of employment.

How many options did the Named Executive Officers Exercise in 2004 and what was the value of those options?

          The table below provides information as to exercise of options by the Named Executive Officers during the fiscal year 2004 under the option plans and the year-end value of unexercised options.

Name	Number of Securities Underlying Options Exercised (#)	Value Realized	Number of Securities Underlying Unexercised Options At Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-end ($)(1)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Henry M. Baroco	0	N/A	559,858	142,678	475,802	114,720
Peter S. Scully (2)	0	N/A	92,227	0	57,353	0
Gerard M. Hayden, Jr. (2)	0	N/A	149,479	10,521	173,724	17,276
Arthur J. Kimicata (2)	0	N/A	0	0	0	0
Brian P. O’Neill	0	N/A	60,968	5,786	71,731	10,563

(1)

This amount represents the aggregate of the number of “in-the-money” options multiplied by the difference between $2.44, the fair market value of the common stock at December 31, 2004, and the exercise price for that option.  Options are classified as “in-the-money” if the market value of the underlying common stock exceeds the exercise price of the option.  Actual values which may be realized, if any, upon the exercise of options will be based on the per share market price of the common stock at the time of exercise and are thus dependent upon future performance of the common stock.

(2)	Mr. Scully and Mr. Hayden are no longer employed by the company and do not own any options to purchase shares of our stock. Mr. Kimicata is no longer employed by the company.

What equity compensation plans does the company currently have in place?

          The following table provides information about our equity compensation plans in effect at December 31, 2004, aggregated for two categories of plans: those approved by shareholders and those not approved by shareholders.

          As of December 31, 2004, the company currently had stock options outstanding under six separate stock option plans known as the Private Business, Inc. 2004 Equity Incentive Plan (the “2004 Plan”), the Private Business, Inc. 1999 Amended and Restated Stock Option Plan (the “1999 Plan”), the Towne Services, Inc. 1996 Stock Option Plan, the Towne Services, Inc. 1998 Stock Option Plan, the Towne Services, Inc. Director Stock Option Plan and the Towne Services, Inc. Non-Qualified Stock Option Plan.  The company also has options outstanding under individual stock option grants that are not governed by the terms of a stock option plan but that were made pursuant to a single form of option grant (such grants are referred to as the “1994 Plan”).  All of the Towne Services, Inc. stock option plans have been terminated and no future stock options will be granted under such plans.  There are 503,088 stock options issued and outstanding under the Towne Plans, 100,000 stock options issued and outstanding under the 2004 Plan, 1,284,121 stock options issued and outstanding under the 1999 Plan, and 354,871 options issued and outstanding under the 1994 Plan.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercised Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a))

	(a)	(b)	(c)
Equity compensation plans approved by shareholders	2,242,080	$3.44	848,424
Equity compensation plans not approved by shareholders	0	—	0
Total	2,242,080	$3.44	848,424

Is the company a party to any key employment agreements?

          Yes.  Effective July 1, 2004, the company entered into an Employment Agreement with Mr. Baroco, its Chief Executive Officer.  Mr. Baroco’s agreement provides for an annual base salary of not less than $275,000 and an annual incentive award calculated as a percentage of Mr. Baroco’s base salary based upon our annual pretax net income.  The employment agreement has an initial term from July 1, 2004 until June 30, 2006, subject to automatic annual renewals absent prior notice from either party.

          Mr. Baroco’s employment agreement further provides for the grant to Mr. Baroco of options to acquire 100,000 shares of Private Business’s common stock at an exercise price equal to the closing trading price on the date of grant, August 4, 2004.  All of the options vest on the seventh anniversary of the grant date if Mr. Baroco remains employed by the company or its successor at such time; provided, however, that on each of the first five anniversaries of the option, 20,000 of the options vest if (but only if) the company achieves pre-determined profitability levels, as established by our board of directors, sufficient to result in Mr. Baroco receiving a bonus for the applicable year equal to at least 100% of his annual base salary.

          The employment agreement provides for various payments to Mr. Baroco upon cessation of employment, depending on the circumstances.  If Mr. Baroco is terminated for “Cause” at any time, he will receive his pro rata base salary and perquisites to the date of termination.  If Mr. Baroco dies or becomes disabled during his term of employment, he will receive his pro rata base salary, perquisites and incentive bonus to the date of termination or resignation.  If Mr. Baroco is terminated without “Cause” at any time, or if there is a change in control of the company (as defined in the employment agreement), Mr. Baroco will receive 150% of his base salary plus the average of his annual incentive awards paid for the two prior years.

          If the merger is closed, Mr. Baroco will resign from the board and will become our President and Chief Operating Officer.  Mr. Baroco has agreed to amend his employment agreement in connection with the merger to reflect his new position.  On October 20, 2005, Mr. Baroco was granted options to purchase 455,000 shares of our common stock, 155,000 of which were fully vested, with an exercise price of $1.32 per share and immediate vesting of an existing option to purchase 100,000 shares of our common stock, in each case contingent upon the closing of the merger.

Does the company have a code of ethics for executive officers?

          The company has a code of ethics for our executive officers, a copy of which can be provided to any person without charge, upon written request.  Any such request should be addressed to: Private Business, Inc., 9020 Overlook Blvd., Suite 300, Brentwood, TN, 37027, Attention: Investor Relations.

How are directors compensated?

          In consideration for their service on the company’s board of directors, non-employee directors receive an annual fee of $25,000 or, at the election of the director, 15,000 restricted shares of the company’s common stock.  The $25,000 fee is payable in equal quarterly installments.  The restricted share grants, if elected, are granted as of the board of directors meeting corresponding with the annual shareholder meeting and vest 25% on the date of grant and 25% on each of the three subsequent anniversaries so long as the director served as a director for not less than six of the twelve months prior to such anniversary.  These restrictions lapse upon a change of control of the company.

          Each non-employee director receives an annual fee of $5,000 for each committee of the board upon which that director serves, payable in full at the board meeting corresponding with the annual shareholder meeting.  The chairman of the audit committee receives an additional $5,000 fee for serving as chairman, payable in full at the board meeting corresponding with the annual shareholder meeting.  Non-employee directors receive $1,000 for each board or committee meeting attended, whether in person or via telephone.  Directors are reimbursed for expenses incurred in connection with attendance at board and committee meetings.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

          The compensation committee of our board of directors has furnished the following report on executive compensation for fiscal year 2004.  The compensation committee report is intended to describe in general terms the process the compensation committee undertakes and the matters it considers in determining the appropriate compensation for our Chief Executive Officer.

What is the compensation policy of the compensation committee?

          The compensation committee intends to make our executive compensation package competitive with the marketplace, with an emphasis on compensation in the form of equity ownership, the value of which is contingent on the long-term market performance of our common stock.  The compensation committee also seeks to control our fixed costs and to enhance our annual performance by providing executive officers with opportunities to earn annual cash bonuses for achieving company and individual performance goals.  In establishing our compensation policies, the compensation committee also considers information regarding levels and practices at other companies in related industries that are comparable to the company.

          Although the compensation committee does not establish specific targets for compensation of our executive officers relative to executive officers at comparable companies, the compensation committee believes that the compensation for our executive officers generally falls in the median range of executive compensation for such comparable companies.

How are the company’s executive officers compensated?

          The annual compensation package of our executive officers generally provides for base salaries, as well as for the opportunity to receive annual bonuses that are related, among other factors, to company performance and individual performance.  We also provide long-term equity based compensation generally through participation in the 2004 Plan and the 1999 Plan.  This assures that key management employees have a meaningful stake in the company, the ultimate value of which is dependent on our long-term stock price appreciation, and that the interests of executive officers are aligned with those of our shareholders.

          Base Salary.  Executive officers’ base salaries reflect their positions and experience.  Annual base salary increases for executive officers are established as a result of an analysis of each executive’s individual performance during the prior year, the overall performance of the company during the prior year and his or her level of responsibility, prior experience and breadth of knowledge.  We believe that current executive officer salaries are competitive with comparable companies.

          Annual Bonus.  To control fixed salary costs and reward annual performance, we pay annual bonuses to executive officers for achieving company and individual performance goals.  In setting annual bonus awards, the compensation committee considers, among other factors, our revenue growth and profitability, the development and expansion of our business, improvement of management structures, and general management objectives.  Actual awards are recommended by the Chief Executive Officer and approved by the compensation committee based on its assessment of each executive’s individual performance and responsibility for our financial and business condition.

          Stock Options.  The 2004 Plan permits grants of incentive stock options, non-qualified stock options, and restricted stock grants.  The 1999 Plan permits grants of incentive stock options and non-qualified stock options.  The incentive stock options are granted with an exercise price at the fair market value on the grant date, vest over a four-year period, and expire after 10 years.  Non-qualified stock options are granted with an exercise price established by the board of directors, vest from immediately after the date of grant up to four years after the date of grant and expire after 10 years.  Restricted stock grants are granted with such restriction periods as the compensation committee may designate.  The compensation committee also has the authority to condition vesting of incentive stock options, non-qualified stock options and restricted stock grants upon achievement of performance goals.  Stock options have value only if the stock price appreciates from the date such options are granted.  This component of executive compensation focuses executives on long-term creation of shareholder value and encourages equity ownership in the company.  In determining the actual size of stock option awards under the Stock Option Plans, the compensation committee considers the value of the stock on the date of grant, competitive practices, the executive’s stock holdings, the amount of options previously granted to the executive, individual performance, and our performance.

During 2004, what was the compensation paid to our Chief Executive Officer?

          During 2004, we entered into an employment agreement with Mr. Baroco, which is described under the heading “Employment Agreements.”  The compensation committee and the board of directors approved a total compensation package that was designed to be competitive with compensation provided to chief executive officers at companies of size comparable to the company as well as provide a compensation level and structure necessary to obtain an executive with Mr. Baroco’s experience and credentials.  Mr. Baroco’s employment agreement provides for an annual current salary of $275,000 and an annual incentive award calculated as a percentage of Mr. Baroco’s base salary based upon predefined targets for our annual pretax net income as determined by the board of directors.  In fiscal year 2004, we paid no annual incentive award to Mr. Baroco or any of our executive officers.

Does the company anticipate special tax consequences resulting from paying any of its executive officers in excess of $1,000,000?

          Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for executive compensation in excess of $1 million.  We do not anticipate that the company will pay any of its executive officers compensation in excess of $1 million in the 2004 fiscal year and, accordingly, to date the company has not adopted a policy in this regard.

Who are the members of the compensation committee?

          The compensation committee consists of David Y. Howe, David W. Glenn and Glenn W. Sturm.

          The above compensation committee report for fiscal 2004 is not deemed to be part of a document filed with the SEC pursuant to the Securities Act or the Securities Exchange Act and is not to be deemed incorporated by reference in any documents filed under the Securities Act or the Exchange Act, without the express written consent of the company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          Our compensation committee is currently composed of David Y. Howe, David W. Glenn and Glenn W. Sturm.  No executive officer of the company serves as a member of the compensation committee or as a director of any other entity whose executive officer(s) serves as a director of the company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Has the company entered into any arrangements with affiliated parties?

          During the year ended December 31, 2004, the company paid fees of approximately $15,000 for legal services to a law firm in which Mr. Sturm, one of our directors, is a partner; provided, however, that no fees have been paid to Mr. Sturm’s law firm since a date prior to the date of our 2004 annual meeting.  See also “Proposal 1 - Interests of Certain Persons in the Merger” on Page 28.

Does the company have a policy in place with respect to contracts between the company and persons affiliated with the company?

          The company has a policy that any transactions between the company and its officers, directors and affiliates will be on terms as favorable to the company as can be obtained from unaffiliated third parties.  Such transactions with such persons will be subject to approval by a majority of our disinterested directors or will be consistent with policies approved by such disinterested directors.

COMPANY PERFORMANCE

How has our stock performed in comparison to the Nasdaq Stock Market and the Russell 2000 Index?

          Rules promulgated by the SEC require that the company include in this proxy statement a line graph which compares the yearly percentage change in cumulative total shareholder return on company common stock with (a) the performance of a broad equity market indicator, the Nasdaq Stock Market (US) (the “Broad Index”) and (b) the performance of a published industry index or peer group index, Russell 2000 (the “Industry Index”).  The company does not believe it has an industry peer group.  The following graph compares the yearly percentage change in the return on our common stock since May 26, 1999, the date on which our common stock first began trading on the Nasdaq National Market, with the cumulative total return on the Broad Index and the Industry Index.  The graph assumes the investment of $100 in our common stock on May 26, 1999, the investment of $100 in the Broad Index and the Industry Index on May 26, 1999, and that with respect to each hypothetical investment, all dividends were reinvested.

          The stock performance graph shown above is not deemed to be part of any document filed with the SEC pursuant to the Securities Act or the Exchange Act and is not to be deemed incorporated by reference in any documents filed under the Securities Act or the Exchange Act without the express written consent of the company.

MISCELLANEOUS

       It is important that proxies be returned promptly to avoid unnecessary expense.  Therefore, shareholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy promptly.

PRIVATE BUSINESS, INC.
AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS

Pro Forma

Pro Forma Consolidated Financial Data

PRO FORMA CONSOLIDATED FINANCIAL DATA

          The following unaudited pro forma consolidated financial data has been prepared to give effect to the merger between the company and Captiva based on the purchase method of accounting for $6.0 million of cash, 757,576 shares of company common stock at closing and up to 1,212,122 additional common shares as contingent consideration.  The pro forma balance sheet also assumes that we will use the backstop financing provided by Lightyear PBI Holdings to finance the transaction.  The pro forma balance sheet data has been prepared based on the historical balance sheets of the company and Captiva as if the merger were effective as of September 30, 2005.  The pro forma statement of operations data has been prepared based on the historical statements of operations of the company, Captiva and Total Bank Technology, LLC (“TBT” and predecessor to Captiva) as if the merger were effective as of January 1, 2004.  Captiva was organized and incorporated on March 31, 2005.  On June 1, 2005, Captiva acquired all of the operating assets of TBT.  As such, beginning on June 1, 2005 the operating results of TBT are included in the results for Captiva in the accompanying pro forma data.  Prior to the TBT acquisition, Captiva had no customers or revenues, thus only operating expenses associated with the management team and facility expense were attributable to Captiva.  The pro forma financial data are presented for informational purposes.  You should not rely on the pro forma amounts as being indicative of the financial position or the results of operations of the consolidated companies that would have actually occurred had the merger been effective during the periods presented or of the future financial position or future results of operations of the consolidated companies.  You should read this information in conjunction with the accompanying notes thereto and with the historical consolidated financial statements and accompanying notes of the company and Captiva included elsewhere in this document.

PRIVATE BUSINESS, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS DATA
For the Nine months Ended September 30, 2005

(Unaudited, in thousands, except per share amounts)

			TBT (Predecessor to Captiva) For the five months ended May 31, 2005

				Pro Forma Adjustments
	Private Business
		Captiva		Debit			Credit			Pro Forma

REVENUES	$28,192	$613	$774	$			$			$29,579
COSTS AND EXPENSES:
Cost of goods sold	—	75	232							307
General and Administrative	10,866	887	501		243	B				12,497
Selling and Marketing	13,454									13,454
Research and Development	167									167
Amortization	657	56	32		151	A				896
Other operating expense	8		7		—					15

Total costs and expenses	25,152	1,018	772		394			—		27,336

Operating income (loss)	3,040	(405)	2		(394)			—		2,243
OTHER EXPENSES:
Interest expense, net	(219)	(89)	(29)		(668	) C				(1,005)

Total other expenses	(219)	(89)	(29)		(668)			—		(1,005)

Income (Loss) before provision for income taxes	2,821	(494)	(27)		(1,062)			—		1,238
Provision (benefit) for income taxes	1,100	—	—		—			617	D	483

NET INCOME (LOSS)	1,721	(494)	(27)		(1,062)			—		755
PERFERRED STOCK DIVIDENDS	(1,620)	—	—		—			—		(1,620)

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$101	$(494)	$(27)		$(1,062)			$617		$(865)

LOSS PER SHARE:
Basic	$0.01									$(0.06)

Diluted	$0.01									$(0.06)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	14,664				862	E				15,526

Diluted	14,996				862	E				15,526

Note:   During the nine months ended September 30, 2005, 332,000 employee stock options were included in the diluted weighted average shares outstanding.  However, after taking into account the pro forma adjustments above, the company would have incurred a net loss attributable to common shareholders.  Therefore, on a pro forma basis, the 332,000 employee stock options have been excluded in calculating diluted loss per share, as their effect would be anti-dilutive.  For the nine months ended September 30, 2005, approximately 17.4 million employee stock options, warrants and the Series B preferred shares were excluded from the diluted earnings per share calculation, as their effects were anti-dilutive.

PRIVATE BUSINESS, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS DATA
For the Year Ended December 31, 2004

(Unaudited, in thousands, except per share amounts)

		TBT (predecessor to Captiva)	Pro Forma Adjustments
	Private Business
			Debit			Credit			Pro Forma

REVENUES	$39,649	$1,902	$			$			$41,551
COSTS AND EXPENSES:
Cost of goods sold	—	577							577
General and Administrative	15,571	969		648	B				17,188
Selling and Marketing	18,008	—							18,008
Research and Development	369	—							369
Amortization	1,144	200		119	A				1,463
Other operating expense	1,723	—		—					1,723

Total costs and expenses	36,815	1,746		767			—		39,328

Operating income (loss)	2,834	156		(767)			—		2,223
OTHER EXPENSES:
Interest expense, net	(468)	(84)		(1,068	) C				(1,620)
Other income	266	—		—					266

Total other expenses	(202)	(84)		(1,068)			—		(1,354)

Income before provision for income taxes	2,632	72		(1,835)			—		869
Provision (benefit) for income taxes	62	—		—			(695	) D	(633)

NET INCOME	2,570	72		(1,835)			(695)		1,502
PREFERRED STOCK DIVIDENDS	(2,056)	—		—			—		(2,056)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$514	$72		$(1,835)			$695		$(554)

INCOME (LOSS) PER SHARE:
Basic	$0.04								$(0.04)

Diluted	$0.04								$(0.04)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	14,243			862	E				15,105

Diluted	14,706			862	E				15,105

Note:   During the year ended December 31, 2004, 463,000 employee stock options were included in the diluted weighted average shares outstanding.  However, after taking into account the pro forma adjustments above, the company would have incurred a net loss attributable to common shareholders.  Therefore, on a pro forma basis, the 463,000 employee stock options have been excluded in calculating diluted loss per share, as their effects would be anti-dilutive.

PRIVATE BUSINESS, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED BALANCE SHEET DATA
September 30, 2005

(Unaudited, in thousands, except per share amounts)

			Pro Forma Adjustments
	Private Business
		Captiva	Debit		Credit		Pro Forma

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$144	$112			$112	F	$144
Accounts receivable	4,897	168					5,065
Accounts receivable - other	30	—					30
Deferred tax asset	0	—					0
Investment in direct financing leases	2,670	—					2,670
Other current assets	1,165	82					1,247

Total current assets	8,906	362					9,156

PROPERTY AND EQUIPMENT, NET	2,001	330					2,331
OPERATING LEASE EQUIPMENT, NET	191	—					191
OTHER ASSETS:
Software development, net	1,436	—					1,436
Deferred tax asset	2,078	—					2,078
Investment in direct financing leases, net of current portion	5,903	—					5,903
Intangible and other assets, net	9,535	2,286	7,132	F	2,286	F	16,667

Total other assets	12,364	2,286					26,084

Total assets	30,050	2,978					37,762

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	1,927	139	35	F			2,031
Accrued liabilities	1,358	222	112	F			1,468
Dividends payable	540	—					540
Deferred revenue	444	—					444
Deferred tax liabilities	44	—					44
Current portion of non-recourse lease notes payable	2,772	—					2,772
Current portion of long-term debt	1,667	11	11	F			1,667

Total Current Liabilities	8,752	372					8,966

REVOLVING LINE OF CREDIT	1,600	—					1,600
NON-RECOURSE LEASE NOTES PAYABLE, net of current portion	5,255	—					5,255
OTHER NONCURRENT LIABILITIES	83	98					181
LONG-TERM DEBT, net of current portion	417	2,712	2,712	F	4,855	G	5,272

Total liabilities	16,107	3,182					21,274

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock	—	290	290	F			—
Preferred stock (Series A and B)	6,323						6,323
Paid in capital	4,162				1,000	F	6,707
					1,545	G
Retained earnings (deficit)	3,458	(494)			494	F	3,458

Total stockholders’ equity	13,943	(204)					16,488

Total liabilities and stockholders’ equity	$30,050	$2,978	10,373		10,373		$37,762

PRIVATE BUSINESS, INC. AND SUBSIDIARIES
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL DATA

A.

To increase amortization expense of new intangibles recorded as a result of the merger.  The pro forma amounts assume that approximately $2.5 million of identified intangibles are recorded, consisting of acquired technology ($2.0 million) and customer lists ($500,000) and being amortized over estimated average useful lives of seven and fifteen years, respectively.

B.	To increase general and administrative costs for the increased salary of the new Chief Executive Officer based on the employment agreement executed as part of this transaction.

C.

To increase interest expense for additional debt acquired by the company as consideration paid for the membership units of Captiva.  Interest expense has been estimated assuming that the Lightyear PBI Holdings financing discussed elsewhere in this proxy statement is used to acquire Captiva.  Therefore, the pro forma interest expense was calculated using an interest rate of 12% and includes accretion of the debt discount using the effective interest method, as more fully described below in Note G.

D.	To record income tax effects (at an effective rate of 39%) of the pro forma adjustments of each period.

E.

To reflect company common stock issued as part of the consideration paid for the membership units of Captiva, 862,069 common shares valued at $1.16 per share (stock price as of January 1, 2004) for a total of $1.0 million in purchase price.

F.

To allocate the estimated total purchase price of approximately $7.0 million, which consists of $6.0 million in cash, $1.0 million for the 729,927 common shares of the company (valued at $1.37 per share at September 30, 2005) and an estimated $400,000 for Private Business’s direct costs associated with the merger.  The preliminary allocation of the purchase price to the underlying net assets acquired is based on an estimate of the fair value of the net assets as follows:

(in thousands, except per share information)

Purchase Price:
Cash	$6,000
Stock (729,927 common shares at $1.37 per share)	1,000
Direct Acquisition Costs	400

$7,400

Preliminary Allocation to Operating Assets and Liabilities:
Assets:
Cash	$0
Accounts receivable	168
Other current assets	82
Furniture and equipment	330
Acquired technology	2,000
Customers list	500
Goodwill	4,632
Liabilities:
Accounts payable	(104)
Accrued liabilities	(208)

Total net assets	$7,400

The merger agreement also includes potential contingent consideration of up to 1,212,122 of additional company common shares, based upon achievement of certain revenue goals in 2006.  This contingent consideration (currently valued at approximately $1.6 million) has not been included in the purchase price allocation above.  In the event that any portion of this contingent consideration is earned and paid, it will be treated as additional purchase price, which will increase the amount of recorded goodwill.

G.

To record the additional debt obtained from Lightyear PBI Holdings at a discount and record the estimated fair value of the warrant to acquire 3.7 million common shares of the company at $1.32 per share issued to Lightyear PBI Holdings in conjunction with the unsecured senior subordinated note used to acquire Captiva.  The estimated fair value of the warrant has been calculated using a risk-free rate of 4.5%, an expected dividend yield of 0%, expected stock volatility of 45% and an expected life of the warrant of five years.  The proceeds from the Lightyear PBI Holdings debt of $6.4 million was then allocated between the debt and the warrant based on their respective fair values.  As such, $4.9 million has been allocated to long-term debt and $1.5 million has been allocated to additional paid in capital.

NOTE: The pro forma statement of operations data does not include stock compensation expense for the new stock options issued in conjunction with the merger transaction described elsewhere in this proxy statement.  The stock option grants made on October 20, 2005, contingent upon closing of the merger are expected to total 3.3 million and the estimated fair value using the Black-Scholes model is $.48 per share.  The company accounts for stock-based compensation plans under the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and does not utilize the fair value method.  If the company expensed options under SFAS No. 123, Accounting for Stock-Based Compensation, an estimated additional $284,000 and $213,000 of compensation expense would have been expensed during the year ended December 31, 2004 and the nine months ended September 30, 2005, respectively.  Beginning January 1, 2006, the company will be required to expense the remaining unvested fair value of all stock options, including those issued as part of this transaction.  The estimated annual stock compensation expense for the stock options to be issued as part of this merger is $284,000.

NOTE 2: Captiva organized and began operations on April 1, 2005.  On June 1, 2005, Captiva acquired all operating assets of Total Bank Technology, LLC (“TBT”).  The nine pro forma months ended September 30, 2005 consist of the full five months results of TBT (January 1 - May 31, 2005 presented separately) prior to the acquisition by Captiva along with the results of Captiva from April 1, 2005 through September 30, 2005, including the results of TBT for the months of June through September 2005.  Had Captiva been in existence as of January 1, 2004, the 2004 and nine months of 2005 results would have reflected additional expenses for the management team and facilities expense of Captiva.  The estimates of these additional costs are $1.4 million and $1.1 million, respectively.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Private Business, Inc.

          We have audited the accompanying consolidated balance sheets of Private Business, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2004.  These financial statements are the responsibility of the company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the company’s internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Private Business, Inc. and subsidiaries at December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Nashville, Tennessee
February 18, 2005

PRIVATE BUSINESS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 2004 and 2003

(dollars in thousands)	2004	2003

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7	$1,586
Accounts receivable – trade, net of allowance for doubtful accounts of $242 and $358, respectively	4,506	4,632
Accounts receivable – other	104	371
Deferred tax assets	70	859
Prepaid and other current assets	1,245	1,563

Total current assets	5,932	9,011

PROPERTY AND EQUIPMENT, NET	2,327	3,698
OTHER ASSETS:
Software development costs, net	1,138	1,267
Deferred tax assets	2,704	2,980
Intangible and other assets, net	9,235	10,129

Total other assets	13,077	14,376

Total assets	$21,336	$27,085

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	1,861	$1,741
Accrued liabilities	1,976	3,786
Other short-term borrowings	—	388
Dividends payable	—	735
Deferred revenue	586	557
Current portion of long-term debt and capital lease obligations	1,667	3,849

Total current liabilities	6,090	11,056

REVOLVING LINE OF CREDIT	110	950
OTHER NON-CURRENT LIABILITIES	74	170
LONG-TERM DEBT, net of current portion	1,666	19,277

Total liabilities	7,940	31,453

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock, no par value; 100,000,000 shares authorized and 14,388,744 and 14,063,487shares issued and outstanding, respectively	—	—
Preferred Stock, 20,000,000 shares authorized:
Series A non-convertible, no par value; 20,000 shares issued and outstanding at December 31, 2004	6,209	—
Series B convertible, no par value; 40,031 shares issued and outstanding	114	114
Additional paid-in capital	3,716	(7,326)
Retained earnings	3,357	2,844

Total stockholders’ equity (deficit)	13,396	(4,368)

Total liabilities and stockholders’ equity (deficit)	$21,336	$27,085

The accompanying notes are an integral part of these consolidated financial statements.

PRIVATE BUSINESS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2004, 2003 and 2002

(in thousands, except per share data)	2004	2003	2002

REVENUES:
Participation fees	$25,287	$27,920	$37,114
Software license	228	269	498
Retail planning services	9,003	9,124	10,449
Maintenance and other	5,131	5,844	6,484

Total revenues	39,649	43,157	54,545

OPERATING EXPENSES:
General and administrative	15,571	18,643	22,955
Selling and marketing	18,008	17,573	21,943
Research and development	369	401	852
Amortization	1,144	1,820	1,796
Other operating	1,723	280	131

Total operating expenses	36,815	38,717	47,677

OPERATING INCOME	2,834	4,440	6,868
INTEREST EXPENSE, NET	(468)	(1,492)	(1,798)
OTHER INCOME	266	—	—

INCOME BEFORE INCOME TAXES	2,632	2,948	5,070
Income tax provision	62	1,150	1,977

NET INCOME	2,570	1,798	3,093
Preferred stock dividends	(2,056)	(160)	(160)

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$514	$1,638	$2,933

EARNINGS PER SHARE:
Basic	$0.04	$0.12	$0.21

Diluted	$0.04	$0.12	$0.20

The accompanying notes are an integral part of these consolidated financial statements.

PRIVATE BUSINESS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
For the Years Ended December 31, 2004, 2003 and 2002

(in thousands)	Shares of Common Stock	Preferred Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Total

Balance, December 31, 2001	13,902	$114	$(7,464)	$(1,727)	$(9,077)
Preferred stock dividends	—	—	—	(160)	(160)
Exercise of stock options	54	—	137	—	137
Shares issued under employee stock purchase plan	47	—	86	—	86
Stock-based compensation	44	—	46	—	46
Comprehensive income:
2002 net income	—	—	—	3,093	3,093

Balance December 31, 2002	14,047	114	(7,195)	1,206	(5,875)
Preferred stock dividends	—	—		(160)	(160)
Exercise of stock options	13	—	9	—	9
Shares issued under employee stock purchase plan	71	—	54	—	54
Other	(68)	—	(194)	—	(194)
Comprehensive income:
2003 net income	—	—	—	1,798	1,798

Balance December 31, 2003	14,063	114	(7,326)	2,844	(4,368)
Series A preferred stock issuance and common stock warrant issuance		6,209	10,685	—	16,894
Preferred stock dividends	—	—	—	(2,056)	(2,056)
Exercise of stock options	299	—	325	—	325
Shares issued under employee stock purchase plan	30	—	32	—	32
Other	—	—	—	(1)	(1)
Comprehensive income:
2004 net income	—	—	—	2,570	2,570

Balance December 31, 2004	14,389	$6,323	$3,716	$3,357	13,396

The accompanying notes are an integral part of these consolidated financial statements.

PRIVATE BUSINESS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2004, 2003 and 2002

(in thousands)	2004	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,570	$1,798	$3,093
Adjustments to reconcile net income to net cash provided by operating Activities:
Write-off of debt issuance costs	780	—	55
Depreciation and amortization	2,860	4,518	5,081
Deferred taxes	1,065	1,033	1,977
Non-cash stock based compensation	—	—	46
Loss on write-down or disposal of fixed assets and software development costs	65	150	—
Gain on sale of property	—	—	(160)
Gain on sale of insurance division	—	(427)	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	402	2,143	1,241
Prepaid and other current assets	408	890	(378)
Other assets	—	1	170
Accounts payable	120	(298)	(1,578)
Accrued liabilities	(1,828)	(1,610)	(1,475)
Deferred revenue	29	87	(656)
Other non-current liabilities	—	(349)	(619)

Net cash provided by operating activities	6,471	7,936	6,797

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(530)	(113)	(2,406)
Software development costs	(714)	(765)	(865)
Proceeds from sale of property and equipment	—	25	2,863
Proceeds from sale of bank insurance division	—	325	—
Proceeds from note receivable	43	28	—
Proceeds of cash and cash equivalents from Towne acquisition, net of direct costs of acquisition	—	—	(45)
Acquisition of CAM Commerce division	—	—	(800)

Net cash used in investing activities	(1,201)	(500)	(1,253)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on long-term debt	(1,667)	(5,077)	(4,738)
Repayments on capitalized lease obligations	(201)	(303)	(368)
Extinguishment of long-term debt, facility with Fleet	(23,875)	(295)	(3,113)
Payments on other short term borrowings	(388)	(795)	—
Payment of debt issuance costs and amendment fees	(286)	(589)	—
Payments of preferred dividends declared	(2,793)	—	—
Net proceeds (payments) from revolving line of credit	(2,390)	—	950
Net proceeds from sale of Series A preferred shares and common stock warrant	16,894	—	—
Proceeds from new debt facility with Bank of America	7,500	—	—
Proceeds from exercise of employee stock options	325	9	137
Stock issued through employee stock purchase plan	32	54	86

Net cash used in financing activities	(6,849)	(6,996)	(7,046)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(1,579)	440	(1,502)
CASH AND CASH EQUIVALENTS at beginning of year	1,586	1,146	2,648

CASH AND CASH EQUIVALENTS at end of year	$7	$1,586	$1,146

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash payments for income taxes during period	$306	$221	$108

Cash payments of interest during period	$237	$1,492	$1,798

SUPPLEMENTAL NON-CASH DISCLOSURES:
Dividends accrued on preferred stock	$—	$160	$160

Notes payable issued for certain insurance and software contracts	$—	$1,184	$—

The accompanying notes are an integral part of these consolidated financial statements.

PRIVATE BUSINESS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization

          Private Business, Inc. (the “company”) was incorporated under the laws of the state of Tennessee on December 26, 1990 for the purpose of marketing a solution that helps banks market and manage accounts receivable financing.  The company operates primarily in the United States and its customers consist of banks of various sizes, primarily community banks.  The company consists of three wholly owned subsidiaries, Private Business Processing, Inc., Private Business Capital, Inc. and Towne Services, Inc. Private Business Processing, Inc. owns Private Business Insurance, Inc. (“Insurance”), while Towne Services, Inc. owns Forseon Corporation and Banking Solutions, Inc. Insurance brokers credit and fraud insurance, which is underwritten through a third party, to its customers.  Capital is a dormant entity.

          The market for the company’s services is concentrated in the banking industry.  Further, the company’s services are characterized by risk and uncertainty as a result of the company’s reliance primarily on one product to generate a substantial amount of the company’s revenues.  There are an increasing number of competitors and alternative products available and rapid consolidations in the banking industry.  Consequently, the company is exposed to a high degree of concentration risk relative to the banking industry environment and its limited product offerings.

Principles of Consolidation

          The consolidated financial statements include the accounts of the company and its wholly owned subsidiaries.  All significant inter company transactions and balances have been eliminated.

Cash and Cash Equivalents

          The company considers all highly liquid investments that mature in three months or less to be cash equivalents.

Property and Equipment

          Property and equipment are recorded at cost.  Depreciation is calculated using an accelerated method over 5 to 10 years for furniture and equipment, 3 years for purchased software and the life of the lease for all leasehold improvements.  Expenditures for maintenance and repairs are charged to expense as incurred, whereas expenditures for renewals and betterments are capitalized.  The company evaluates the carrying value of property and equipment whenever events or circumstances indicate that the carrying value may have been impaired in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

Allowance for Doubtful Accounts

          The company estimates its allowance for doubtful accounts on a case-by-case basis, based on the facts and circumstances surrounding each potentially uncollectible receivable.  An allowance is also maintained for expected billing adjustments and for accounts that are not specifically reviewed that may become uncollectible in the future.  Uncollectible receivables are written-off in the period management believes it has exhausted every opportunity to collect payment from the customer.

Software Development Costs

          Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established.  After such time, any additional costs are capitalized in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.  Capitalized software development costs are amortized on a straight-line basis over three years.  Amortization expense associated with capitalized software development costs were approximately $788,000, $954,000 and $881,000 during the three years ended December 31, 2004.

          Also, the company capitalizes costs of internally used software when application development begins in accordance with American Institute of Certified Public Accounts’ Statement of Position (“AICPA SOP”) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.  This is generally defined as the point when research and development have been completed, the project feasibility is established, and management has approved a development plan.  Many of the costs capitalized for internally used software are related to upgrades or enhancements of existing systems.  These costs are only capitalized if the development costs will result in specific additional functionality of the existing system, and are capitalized at the point that application development begins.  Typically these costs are amortized on a straight-line basis over a three to five year time period.

Intangible and Other Assets

          On January 1, 2002, the company adopted SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”).  SFAS No. 142 addresses how intangible assets and goodwill should be accounted for upon and after their acquisition.  Specifically, goodwill and intangible assets with indefinite useful lives are not amortized, but are subject to impairment tests based on their estimated fair value.

          Intangible and other assets consist primarily of the excess of purchase price over the fair value of the identifiable assets acquired for the minority share of Insurance purchased during 1998, Towne acquired in 2001 and a 2002 acquisition.  Also included in intangible and other assets are debt issuance costs that are amortized using the effective interest method over the respective terms of the bank loans.  In addition, intangible and other assets include non-competition agreements, customer lists and acquired technology.

Revenue Recognition

Software Licenses

          The company accounts for software revenues in accordance with the AICPA SOP No. 97-2, Software Revenue Recognition (“SOP 97-2”).  Further, the company has adopted the provisions of SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition With Respect to Certain Transactions, which supercedes and clarifies certain provisions of SOP 97-2.

          The company licenses its software under automatically renewing agreements, which allow the licensees use of the software for the term of the agreement and each renewal period.  The fee charged for this license is typically stated in the contract and is not inclusive of any post contract customer support.  The agreements typically do not allow for cancellation during the term of the agreement; therefore, the entire fee is non-refundable and is recognized at the time a contract is signed and executed and the software has been delivered.  For agreements that contain refund or cancellation provisions, the company defers the entire fee until such refund or cancellation provisions lapse.

          The original license agreement also includes a fee for post contract customer support (“PCS”), which must be renewed annually.  This fee covers all customer training costs, marketing assistance, phone support, and any and all software enhancements and upgrades.  The company defers the entire amount of this fee and recognizes it over the twelve-month period in which the PCS services are provided.

Participation Fees

          The company’s license agreements are structured in a manner that provides for a continuing participation fee to be paid for all receivables purchased by customers using the company’s software product.  These fees are recognized as earned based on the volume of receivables purchased by customers.

Retail Planning Services

          Retail planning services revenue is recognized as earned as the inventory forecasting services are performed.

Maintenance and Other

          Maintenance revenue is deferred and recognized over the period in which PCS services are provided.  Insurance and other revenues are recognized as the services are performed.

Income Taxes

          The company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes.  Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  As of December 31, 2004 the company believes that it is more likely than not that the company will be able to generate sufficient taxable income in future years in order to realize the deferred tax assets that are recorded.  As such, no valuation allowance has been provided against the company’s deferred tax assets as of December 31, 2004.

Self-Insurance Reserves

          The company was primarily self-insured for employee medical and dental costs with certain limits of per claim and aggregate stop loss insurance coverage that management considered adequate during 2002.  The company maintained an accrual for these costs based on claims filed and an estimate of claims incurred but not reported.  The difference between actual settlements and recorded accruals were expensed in the period identified.  Effective January 1, 2003, the company ceased being self-insured for medical costs and now participates in a premium based health plan.

Concentration of Revenues

          Substantially all of the company’s revenues are generated from financial institutions that in turn provide cash management services to small and medium size organizations.

Earnings per Share

          The company applies the provisions of SFAS No. 128, Earnings per Share, which establishes standards for both the computation and presentation of basic and diluted EPS on the face of the consolidated statement of operations.  Basic earnings per share have been computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during each year presented.  Diluted earnings per common share have been computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding plus the dilutive effect of options and other common stock equivalents outstanding during the applicable periods.

Stock Based Compensation

          The company has elected to account for its stock-based compensation plans under the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and does not utilize the fair value method.  However, the company has adopted the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation, and has adopted the additional disclosure requirements as specified in SFAS No. 148, Accounting For Stock-Based Compensation-Transition and Disclosure, for the three years ended December 31, 2004.

          The following table illustrates the effect on net income available to common shareholders and earnings per share if the fair value based method had been applied to all outstanding and unvested awards in each period.

(in thousands, except per share data)	2004	2003	2002

Net income available to common shareholders, as reported	$514	$1,638	$2,933
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	—	—	28
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(219)	(509)	(909)

Pro forma net income	$295	$1,129	$2,052

(in thousands, except per share data)	2004	2003	2002

Earnings per share
Basic–as reported	$0.04	$0.12	$0.21

Basic–pro forma	$0.02	$0.08	$0.15

Diluted–as reported	$0.04	$0.12	$0.20

Diluted–pro forma	$0.02	$0.08	$0.14

Fair Value of Financial Instruments

          To meet the reporting requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments, the company estimates the fair value of financial instruments.  At December 31, 2004 and 2003, there were no material differences in the book values of the company’s financial instruments and their related fair values.

Comprehensive Income

          The company applies the provisions of SFAS No. 130, Reporting Comprehensive Income.  SFAS No. 130 requires that the changes in the amounts of certain items, including gains and losses on certain securities, be shown in the financial statements as a component of comprehensive income.  The company reports comprehensive income as a part of the consolidated statements of stockholders’ deficit.

Segment Disclosures

          The company applies the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information.  SFAS No. 131 establishes standards for the method that business enterprises report information about operating segments in annual and interim financial statements.  SFAS No. 131 also establishes standards for related disclosures about products and services, geographic area and major customers.  The company operates in two industry segments, accounts receivables financing and retail inventory forecasting.  Note 18 of these consolidated financial statements discloses the company’s segment results.

Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.

Reclassifications

          Certain prior year amounts have been reclassified to conform with current year classifications.

Recent Accounting Pronouncements

          On December 16, 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation.  SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows.  Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123.  However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.  Pro forma disclosure is no longer an alternative.

          The company must adopt SFAS No 123(R) no later than July 1, 2005.  Early adoption will be permitted in periods in which financial statements have not yet been issued.  We expect to adopt SFAS 123(R) on July 1, 2005.

          As permitted by SFAS No. 123, the company currently accounts for share-based payments to employees using APB Opinion No. 25’s intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options.  Accordingly, the adoption of SFAS No. 123(R)’s fair value method will have a significant impact on our result of operations, although it will have no impact on our overall financial position.  The impact of adoption of SFAS No. 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future.  However, had we adopted SFAS No. 123(R) in prior periods, the impact of that standard would have approximated the impact of SFAS No. 123 as described in the disclosure of pro forma net income and earnings per share above.  SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature.  This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption.  While the company cannot estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options), the amount of operating cash flows recognized in prior periods for such excess tax deductions were not material to the company’s consolidated financial position or results of operations.

2.       PREFERRED STOCK ISSUANCE

          On January 20, 2004, the company completed the sale of 20,000 shares of Series A non-convertible preferred stock and a warrant to purchase 16,000,000 shares of our common stock ($1.25 per share exercise price) for a total of $20 million to Lightyear Fund, L.P. (the “Lightyear Transaction”).  The preferred shares carry a cash dividend rate of 10% of an amount equal to the liquidation preference, payable quarterly in arrears, when and as declared by the Board of Directors.  The Series A preferred stock has a liquidation preference superior to the common stock and to the extent required by the terms of the Series B preferred stock, in parity with the currently outstanding Series B preferred stock.  The liquidation preference is equal to the original $20 million purchase price, plus all accrued but unpaid dividends.  In addition, the Security-holders agreement between the company and Lightyear PBI Holdings, LLC, executed in conjunction with the sale of the preferred stock and warrant, entitles Lightyear to an additional equity purchase right.  The equity purchase right allows Lightyear, so long as Lightyear continues to hold any shares of Series A Preferred Stock, all or any portion of its rights under the warrant or any shares of common stock issued pursuant to an exercise of the warrant, the right to purchase its pro rata portion of all or any part of any new securities which the company may, from time to time, propose to sell or issue.  However, in the case of new security issuances resulting from the exercise of employee stock options which have an exercise price less than $1.25 per share, Lightyear must still pay $1.25 per share under this equity purchase right.  To the extent that new security issuances resulting from the exercise of employee stock options occur which have an exercise price in excess of $1.25 per share, then Lightyear will be required, if they choose to exercise their equity purchase right, to pay the same price per share as the employee stock options being exercised.

          The net proceeds from the Lightyear Transaction are shown below:

Cash Received from Lightyear	$20,000,000
Less:
Broker fees	1,255,312
Legal and accounting fees	383,062
Transaction structuring fees	1,200,000
Other	266,981

Net Proceeds Received	$16,894,645

          Simultaneous with the closing of the Lightyear Transaction, the company entered into a credit agreement with Bank of America (the “Bank of America Credit Facility”).  The Bank of America Credit Facility is dated January 19, 2004.  The Bank of America Credit Facility is an $11.0 million facility that includes a term loan in the amount of $5.0 million and a revolving line of credit of up to $6.0 million.  The revolving line of credit includes a $1.0 million letter of credit sub-limit.

          The Bank of America Credit Facility expires on January 19, 2007.  The revolving credit commitment reduces by $1.0 million on each of the first two anniversary dates of the credit facility.

          The total net proceeds of both the Lightyear Transaction and the new credit agreement were used to extinguish the company’s 1998 credit facility.

          As a result of the 1998 debt facility extinguishment, the company recorded a charge of $780,000 to write-off the unamortized portion of debt issuance costs as of January 20, 2004.  Also, the Lightyear Transaction required that the company obtain directors and officers tail insurance coverage for periods prior to January 20, 2004.  The premium for the tail directors and officers’ liability insurance coverage totaled approximately $900,000.  The company expensed the entire premium in January 2004.  Therefore, 2004 operating results include two unusual expense items totaling approximately $1.7 million, and are included in other operating expenses in the accompanying consolidated statement of income for the year ended December 31, 2004.

3.       SALE OF BANK INSURANCE DIVISION

          On June 30, 2003, the company entered into an agreement to sell certain operating assets of its Bank Insurance business for cash of $325,000 and a note receivable for $175,000.  The note is secured by all assets of the business sold, is due in equal quarterly installments of principal and interest through June 2006 and bears interest at 3%.  The result of this transaction was a gain on sale of approximately $427,000, which is included in maintenance and other revenues in the accompanying 2003 consolidated statement of income.

4.       ACQUISITION

          On May 28, 2002, the company acquired certain operating assets of a division of CAM Commerce (“CAM”) for cash of $800,000.  The acquisition was accounted for as a purchase in accordance with SFAS No. 141, Business Combinations.  The purchase price was allocated as follows:

(in thousands)

Customer List	$170
Non-compete	50
Furniture and equipment	10
Goodwill	570

$800

5.       PROPERTY AND EQUIPMENT

          Property and equipment are classified as follows:

(in thousands)	2004	2003

Purchased software	$4,876	$5,016
Leasehold improvements	694	1,141
Furniture and equipment	8,277	8,369

	13,847	14,526
Less accumulated depreciation	(11,520)	(10,828)

	$2,327	$3,698

          Depreciation expense was approximately $1,642,000, $2,698,000, and $3,285,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

          In September 2001, the company’s Board of Directors decided to sell the company’s headquarters building and consolidate operations into the Technology and Business Service Center, which is in leased space adjacent to the headquarters building.  During the first quarter of 2002, this property was sold for net proceeds of approximately $2.2 million, resulting in a net gain on the sale of approximately $200,000.  This gain is included in other operating expense in the accompanying consolidated statement of income.

          As a result of the merger with Towne in 2001, the company owned a 12,852 square foot office building in Riverside, California, situated on 3.3 acres of land that housed the RMSA administrative offices.  The company sold this building and property in August of 2002 for approximately $645,000 and relocated the RMSA administrative offices to comparable leased space in the Riverside, California area.  The net proceeds from this transaction were used to reduce our outstanding debt.

          During the fourth quarter of 2003, the company completed an extensive review of its fixed assets and determined that certain fixed assets, primarily computer equipment, should be written off.  As such, $160,000 of computer equipment was expensed in 2003, which is included in other operating expense in the accompanying 2003 consolidated statement of income.  Also, the company retired fully depreciated fixed assets with a cost of approximately $4,706,000.

6.       INTANGIBLE AND OTHER ASSETS

          Intangible and other assets consist of the following:

(in thousands)	2004	2003

Goodwill	$7,174	$7,174
Debt issuance costs, net of accumulated amortization of $90 and $1,589, respectively ($780,000 written off in January 2004, see Note 2)	195	809
Non-compete agreements, net of accumulated amortization of $449 and $438, respectively	961	972
Customer lists, net of accumulated amortization of $841 and $581, respectively (remaining weighted average life of 21 months)	459	719
Acquired technology, net of accumulated amortization of $167 and $117 (remaining weighted average life of 44 months)	183	234
Other, net	263	221

	$9,235	$10,129

Amortization expense of identified intangible assets during the years ended December 31, 2004, 2003 and 2002 was approximately $356,000, $342,000, and $625,000, respectively

The changes in the carrying amount of goodwill for 2004 and 2003 are as follows:

(in thousands)	2004	2003

Balance as of January 1	$7,174	$8,979
Goodwill acquired during year	—	—
Decrease resulting from change to deferred tax assets associated with Towne acquisition (Note 10)	—	(1,611)
Other miscellaneous purchase price adjustments associated with Towne acquisition	—	(194)

Balance as of December 31	$7,174	$7,174

          The estimated amortization expense of intangible assets during the next five years is as follows:

2005	$421
2006	346
2007	79
2008	39
2009 and thereafter	20

$905

7.       ACCRUED LIABILITIES

          Accrued liabilities consist of the following:

(in thousands)	2004	2003

Employee bonuses	$—	$64
Commissions and other payroll costs	885	573
Accrued severance costs	294	134
Accrued income taxes	36	1,033
Other	761	1,982

	$1,976	$3,786

8.       REVOLVING LINE OF CREDIT

During 2003, the company had a revolving loan outstanding in conjunction with the Fleet Credit Facility.  The credit agreement (“Fleet Credit Agreement”) evidencing the Fleet Credit Facility allowed the company to draw up to the lesser of $3.0 million or 60% of eligible receivables, with a sublimit of up to $2.0 million for standby letters of credit.  The revolving loan, which was repaid on January 19, 2004, was to have matured on August 7, 2004.  The interest rate paid on the revolving loan was 6.75% at December 31, 2003.  As of December 31, 2003, there was $950,000 drawn against this facility.  Weighted average borrowings drawn against the facility during the years ended December 31, 2003 and 2002 were $950,000 and $929,000, respectively.  As of December 31, 2003, there was also $920,981 of reduced availability under the revolving loan related to standby letters of credit outstanding.  This revolving line of credit was refinanced subsequent to December 31, 2003 in conjunction with the capital event described in Note 2.

The new revolving line of credit with Bank of America allows for a $6.0 million line, including a $1.0 million letter of credit sublimit.  The revolver availability reduces by $1.0 million on each of the first two anniversary dates of the credit facility.  As of December 31, 2004, there was $110,000 drawn against the facility and $420,000 was utilized for in standby letters of credit.  Weighted average borrowings drawn against the facility during 2004 were $2.6 million.

9.       LONG-TERM DEBT

          Long-term debt consists of the following:

(in thousands)	2004	2003

Term Loan A with Fleet National Bank, principal due quarterly; interest due monthly at the Eurodollar or bank prime rate plus the applicable margin	$—	$3,883
Term Loan B with Fleet National Bank, principal due quarterly; interest due monthly at the Eurodollar or bank prime rate plus the applicable margin	—	19,042
Term Loan with Bank of America, principal and interest due quarterly At LIBOR plus the applicable margin	3,333	—
Capital lease obligations, principal and interest due monthly with discount rates ranging from 8.61% to 8.75%, maturities through July 22, 2004	—	201

	3,333	23,126
Less current portion	(1,667)	(3,849)

	$1,666	$19,277

          Term Loans A and B and the revolving line of credit facility described in Note 8 with Fleet National Bank were secured by substantially all assets of the company and its subsidiaries.  The Fleet Credit Agreement included certain restrictive financial covenants related to minimum earnings before interest, taxes, depreciation and amortization (“EBITDA”), consolidated debt to EBITDA, interest coverage and fixed charge coverage.  The Fleet Credit Agreement prohibited the company from declaring and paying any cash dividends during the respective terms of the loans.  As of December 31, 2003, the company was in violation of certain of these covenants.  These covenants, however, expired at the time the company refinanced the Fleet Credit Agreement as discussed in more detail below.  At the time of refinancing with Bank of America and throughout 2004, the company was in compliance with the Bank of America facility covenants.

          The Fleet term loans above were refinanced on January 19, 2004 in conjunction with the capital event described in Note 2.

          The Bank of America term loan is repayable in twelve equal quarterly installments of $416,667, along with interest at the applicable margin.  Interest is also due on the outstanding revolving line of credit quarterly at the applicable margin.  The interest rates of the term loan and revolving loan are based on a pricing grid using the company’s Funded Debt to EBITDA Ratio, as follows:

Funded Debt to EBITDA	Libor	Base Rate

Less than or equal to 1.0	Libor + 2.25%	Base Rate + 0%
Greater than 1.0 but less than or equal to 1.25	Libor + 2.50%	Base Rate + 0%
Greater than 1.25 but less than or equal to 1.50	Libor + 2.75%	Base Rate + 0%

          The Bank of America Credit Agreement includes certain restrictive financial covenants relating to net worth, maximum annual capital expenditures, funded debt to EBITDA ratio and fixed charge coverage ratio and is secured by substantially all assets of the company and its subsidiaries.

          The Bank of America Credit Agreement prohibits the company from declaring and paying any cash dividends on any class of stock, except for the Series A and Series B preferred shares outstanding, provided, that no default, as defined in the Bank of America Credit Agreement, exists as of the date of payment and such payment will not cause a default.

          As a result of this refinancing and in accordance with SFAS No. 6, Classification of Short-Term Obligations Expected to Be Refinanced, the company exhibited the intent and ability to refinance the Fleet Credit Agreement, and as such, classified $20.2 million of the Fleet Credit Facility as long-term in the accompanying consolidated balance sheet as of December 31, 2003.  The amount classified as long-term represents the net proceeds of the Series A preferred stock and the non-current portion of the Bank of America Facility.

10.     INCOME TAXES

          Income tax provision (benefit) consisted of the following for the three years ended December 31, 2004:

(in thousands)	2004	2003	2002

Current income tax expense (benefit)	$(1,003)	$117	$55
Deferred tax expense	1,065	1,033	1,922

Income tax provision, net	$62	$1,150	$1,977

          A reconciliation of the tax provision from the U.S. federal statutory rate to the effective rate for the three years ended December 31, 2004 is as follows:

(in thousands)	2004	2003	2002

Tax expense at U.S. federal statutory rate	$895	$1,032	$1,756
State tax expense, net of reduction to federal taxes	129	118	200
Expenses not deductible	56	80	65
Other	(1,018)	(80)	(44)

Income tax provision, net	$62	$1,150	$1,977

          During September 2004, the company recorded a $972,000 tax benefit relating to an income tax contingent liability for which the statue of limitations expired in September 2004.  This resulted in the large other reconciling item above and the low effective tax rate for 2004.

          Significant components of the company’s deferred tax assets and liabilities, using a tax rate of 39% at December 31, 2004 and 2003 are as follows:

(in thousands)	2004	2003

Current assets (liabilities):
Deferred revenue	$138	$109
Allowances on assets	97	139
Expenses not yet deductible	(165)	611

Deferred tax assets, current	70	859

Non-current assets (liabilities):
Software development costs	(446)	(491)
Net operating loss carryforwards	3,747	3,929
Expenses not yet deductible	42	95
Other	(639)	(553)

Deferred tax assets, non-current	2,704	2,980

Total net deferred tax assets	$2,774	$3,839

          As a result of the completion of the 2002 federal tax return, certain costs associated with the Towne merger were determined to be deductible for tax purposes, thereby creating additional deferred tax assets that had not been previously recognized.  As such, goodwill, associated with the Towne merger, was reduced by approximately $1.6 million in 2003.

          The company has net operating loss carryforwards of approximately $9.6 million available as of December 31, 2004 for both federal and state tax purposes.  These carryforwards are limited in use to approximately $1.1 million per year in years 2005 through 2009 and $333,000 annually thereafter due to the Lightyear transaction and the Towne merger and expire at various times through 2022.

11.     PREFERRED STOCK

          On August 9, 2001, the company issued 40,031 shares of Series B Convertible Preferred Stock valued at approximately $114,000 as a condition of the merger of Towne into Private Business.  These preferred shares were issued in exchange for all the issued and outstanding Towne Series B preferred stock.  The preferred stock is entitled to dividends, in preference to the holders of any and all other classes of capital stock of the company, at a rate of $0.99 per share of preferred stock per quarter commencing on the date of issuance.  Holders of the Series B preferred shares are entitled to one vote per share owned.  Approximately $351,000 in accrued dividends payable was assumed by the company as a part of the merger transaction and approximately $160,000, $160,000 and $63,000 of dividends payable were accrued during the years ended December 31, 2003, 2002 and the period from August 9, 2001 through December 31, 2001, respectively.  Total accrued dividends were $735,000 as of December 31, 2003.  Accrued dividends payable were paid in full during 2004.

          The Series B Convertible Preferred Stock is convertible to common stock on a one share for one share basis at the option of the preferred stockholders at any time after August 9, 2002 upon the written election of the stockholder.  The Series B Convertible Preferred Stock is also redeemable at the option of the company for cash at any time, in whole or in part, with proper notice.  The stated redemption price is $50.04 per Series B Convertible Preferred share, plus any accrued but unpaid dividends as of the redemption date.  The Series B Convertible Preferred Stock, in the event of liquidation, dissolution or winding up of the company, contains a liquidation preference over all other capital stock of the company equal to and not less than the stockholder’s invested amount plus any declared but unpaid dividends payable.  As of December 31, 2004, in the event of liquidation, dissolution or winding up of the company, the preferred stockholders would be entitled to receive a total of approximately $2.0 million.

          The Series A Non-convertible Preferred Stock issued on January 20, 2004 in conjunction with the capital event is described in Note 2.  Holders of the Series A preferred shares are entitled to 800 votes per share owned.

12.     EMPLOYEE STOCK OPTION PLAN

          The company has three stock option plans: the 1994 Stock Option Plan, the 1999 Stock Option Plan and the 2004 Equity Incentive Plan.  Options under these plans include non-qualified and incentive stock options and are issued to officers, key employees and directors of the company.  The company has reserved 3,090,504 shares of common stock for these plans under which the options are granted at a minimum of 100% of the fair market value of common stock on the date of the grant, expire 10 years from the date of the grant and are exercisable at various times determined by the Board of Directors.  The company also has approximately 963,000 shares of common stock reserved for the issuance of options replacing the Towne options outstanding at the time of the Towne merger.  The company applies APB No. 25 in accounting for its options and, accordingly, no compensation cost has been recognized.

          A summary of the status of the company’s stock options is as follows:

	Number of Shares	Weighted Average Exercise Price

Balance at December 31, 2001	2,751,457	$10.02
Granted	532,001	1.92
Exercised	(53,913)	2.54
Canceled	(996,038)	16.72

Balance at December 31, 2002	2,233,507	$5.56
Granted	745,700	0.59
Exercised	(15,268)	0.64
Canceled	(454,054)	9.81

Balance at December 31, 2003	2,509,885	$3.35
Granted	160,000	1.59
Exercised	(296,274)	1.09
Canceled	(131,531)	4.73

Balance at December 31, 2004	2,242,080	$3.44

          The following table summarizes information about stock options outstanding at December 31, 2004:

	Options Outstanding			Options Exercisable

Exercise Price	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number	Weighted Average Exercise Price

$ 0.00 to $ 4.99	1,987,137	6.5 years	$1.90	1,728,426	$1.98
$ 5.00 to $14.99	153,509	3.6 years	6.76	153,509	6.76
$15.00 to $34.99	62,965	4.2 years	21.65	62,965	21.65
$35.00 to $54.99	38,469	3.4 years	39.72	38,469	39.72

Total	2,242,080	6.3 years	$3.44	1,983,369	$3.70

          At the end of 2004, 2003 and 2002, the number of options exercisable was approximately 1,983,000, 1,638,000, and 1,331,000, respectively, and the weighted average exercise price of these options was $3.70, $4.38, and $7.60, respectively.

          SFAS No. 123 requires that compensation expense related to options granted be calculated based on the fair value of the options as of the date of grant.  The fair value calculations take into account the exercise prices and expected lives of the options, the current price of the underlying stock, its expected volatility, the expected dividends on the stock, and the current risk-free interest rate for the expected life of the option.  Under SFAS No. 123, the weighted average fair value of the 2004, 2003 and 2002 options at the date of grant was approximately $1.20, $1.17 and $1.67 per share, respectively.  The fair value was calculated using a weighted average risk-free rate of 4.0%, 4.0%, and 4.5%, an expected dividend yield of 0% and expected stock volatility of 75%, 75% and 75% for 2004, 2003 and 2002, respectively, and an expected life of the options of eight years.

13.     NET INCOME PER SHARE

          Basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the year.  Diluted earnings per share is computed by dividing net income available to common stockholders by the weighted average number of dilutive common and common equivalent shares outstanding during the fiscal year, which includes the additional dilution related to conversion of preferred stock and stock options as computed under the treasury stock method.  Neither the Series B Convertible Preferred Stock nor the common stock warrant held by the Series A shareholder were included in the adjusted weighted average common shares outstanding for 2004, 2003 and 2002 as the effects of conversion are anti-dilutive.

          The following table is a reconciliation of the company’s basic and diluted earnings per share in accordance with SFAS No. 128:

(in thousands, except per share data)	2004	2003	2002

Net income available to common stockholders	$514	$1,638	$2,933

Basic earnings per Share:
Weighted average common shares outstanding	14,243	14,028	14,005

Basic earnings per share	$.04	$0.12	$0.21

Diluted earnings per Share:
Weighted average common shares outstanding	14,243	14,028	14,005
Dilutive common share equivalents	463	88	305

Total diluted shares outstanding	14,706	14,116	14,310

Diluted earnings per share	$0.04	$0.12	$0.20

14.     COMMITMENTS AND CONTINGENCIES

          The company leases office space and office equipment under various operating lease agreements.  Rent expense for the years ended December 31, 2004, 2003 and 2002 totaled approximately $1,446,000, $1,503,000, and $1,433,000, respectively, and is included in general and administrative expense in the consolidated statements of income.

          As of December 31, 2004, the future minimum lease payments relating to operating lease obligations are as follows:

(in thousands)

2005	$1,356
2006	1,310
2007	1,306
2008	1,151
2009	1,147
Thereafter	285

$6,555

Legal Proceedings.

          We are not currently a party to, and none of our material properties is currently subject to, any material litigation other than routine litigation incidental to our business.

Employment Agreements

          The company has entered into employment agreements with certain executive officers of the company.  The agreements provide for compensation to the officers in the form of annual base salaries and bonuses based on the earnings of the company.  The employment agreements also provide for severance benefits, ranging from 0 to 24 months, upon the occurrence of certain events, including a change in control, as defined.  As of December 31, 2004, the total potential payouts under all employment agreements was approximately $1.1 million.

15.     EMPLOYEE BENEFIT PLANS

          The company has an employee savings plan, the Private Business, Inc. 401(k) Profit Sharing Plan (the “Plan”), which permits participants to make contributions by salary reduction pursuant to section 401(k) of the Internal Revenue Code.  The company matches contributions contributed by employees up to a maximum of $1,000 per employee per year and may, at its discretion, make additional contributions to the Plan.  Employees are eligible for participation beginning with the quarter immediately following one year of service.  Total contributions made by the company to the Plan were $153,000, $192,000, and $196,000 in 2004, 2003 and 2002, respectively, and are included in general and administrative expense in the consolidated statements of income.

          During 2000, the company established an employee stock purchase plan whereby eligible employees may purchase company stock at a discount through payroll deduction of up to 15% of base pay.  The price paid for the stock is the lesser of 85% of the closing market price on the first or last day of the quarter in which payroll deductions occur.  The company has reserved 333,333 shares for issuance under this plan.  The company issued 30,000 shares during 2004, 71,000 shares during 2003 and 47,000 shares during 2002.

          As a result of the Towne merger, the company has an employee stock ownership plan (“ESOP”), the RMSA Employee Stock Ownership Plan (the “ESOP Plan”).  The purpose of the ESOP is to provide stock ownership benefits for substantially all the employees of RMSA who have completed one year of service.  The plan is subject to all the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended.  The company may make discretionary contributions to the ESOP Plan in the form of either cash or the company’s common stock.  The ESOP Plan does not provide for participant contributions.  Participants vest in their accounts ratably over a seven-year schedule.  The company made no contribution to the ESOP Plan in 2004, 2003 or 2002.  As of December 31, 2004, all of the company’s common shares previously held by the ESOP Plan were distributed to participants as a result of the Plan’s termination.

16.     RELATED PARTY TRANSACTIONS

          During the years ended December 31, 2004, 2003 and 2002, the company paid fees of approximately $15,000, $25,000 and $105,000, respectively for legal services to a law firm in which a director and shareholder of the company is a partner.

17.     QUARTERLY FINANCIAL DATA (UNAUDITED)

	Quarter Ended (in thousands, except per share data)

	March 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003	March 31, 2004	June 30, 2004	Sept. 30, 2004	Dec. 31, 2004

Statement of income data:
Revenues	$11,066	$11,179	$10,706	$10,206	$9,843	$10,156	$9,998	$9,652

Operating income (loss)	$60	$1,421	$1,660	$1,299	$(982)	$1,175	$1,216	$1,425

Income (loss) from operations before income taxes	$(292)	$1,022	$1,275	$943	$(1,172)	$1,341	$1,123	$1,340
Income tax provision (benefit)	(114)	399	497	368	(457)	526	(531)	524

Net income (loss)	(178)	623	778	575	(715)	815	1,654	816
Preferred stock dividends	40	40	40	40	438	545	540	533

Net income (loss) available to common Stockholders	$(218)	$583	$738	$535	$(1,153)	$270	$1,114	$283

Earnings (loss) per diluted common share	$(0.02)	$0.04	$0.05	$0.04	$(0.08)	$0.02	$0.07	$0.02

          The quarter ended March 31, 2004 included unusual charges totaling $1.7 million in operating expenses related to the completion of the capital event described in Note 2.

          The quarter ended September 30, 2004 included a $972,000 income tax benefit related to the favorable settlement of an income tax contingency as described in Note 10.

          The quarter ended June 30, 2003 included a $427,000 gain in total revenues relating to the sale of a division of the company as described in Note 3.

18.     SEGMENT INFORMATION

          The company operates in two business segments, accounts receivable financing and retail inventory management and forecasting.  The company accounts for segment reporting under SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information.  Additionally, $1.5 million of the goodwill originating from the Towne acquisition has been allocated to the retail inventory forecasting segment, while no corporate overhead costs or interest have been allocated to the retail inventory forecasting segment, but are included in the accounts receivable financing segment costs.

          The following table summarizes the financial information concerning the company’s reportable segments from continuing operations for the years ended December 31, 2004, 2003 and 2002.

	2004			2003			2002

(in thousands)	Accounts Receivable Financing	Retail Inventory Forecasting	Total	Accounts Receivable Financing	Retail Inventory Forecasting	Total	Accounts Receivable Financing	Retail Inventory Forecasting	Total

Revenues	$30,646	$9,003	$39,649	$34,033	$9,124	$43,157	$44,076	$10,469	$54,545

Income before taxes	1,613	1,019	2,632	2,216	732	2,948	4,151	919	5,070

Assets	17,236	4,100	21,336	22,689	4,396	27,085	27,948	5,353	33,301

Total expenditures for additions to long-lived assets	1,095	149	1,244	835	40	878	3,271	—	3,271

PRIVATE BUSINESS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	September 30 2005	December 31 2004

	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$144	$7
Accounts receivable — trade, net of allowance for doubtful accounts of $370 and $241, respectively	4,897	4,506
Accounts receivable — other	30	104
Deferred tax assets	0	70
Investment in direct financing leases	2,670	0
Prepaid and other current assets	1,165	1,245

Total current assets	8,906	5,932

PROPERTY AND EQUIPMENT, NET	2,001	2,327
OPERATING LEASE EQUIPMENT, NET	191	0
OTHER ASSETS:
Software development costs, net	1,436	1,138
Deferred tax assets	2,078	2,704
Investment in direct financing leases, net of current portion	5,903	0
Intangible and other assets, net	9,535	9,235

Total other assets	18,952	13,077

Total assets	$30,050	$21,336

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,927	$1,861
Accrued liabilities	1,358	1,976
Dividends payable	540	0
Deferred tax liabilities	44	0
Deferred revenue	444	586
Current portion of non-recourse lease notes payable	2,772	0
Current portion of long-term debt	1,667	1,667

Total current liabilities	8,752	6,090

REVOLVING LINE OF CREDIT	1,600	110
NON-RECOURSE LEASE NOTES PAYABLE, net of current portion	5,255	0
OTHER NONCURRENT LIABILITIES	83	74
LONG-TERM DEBT, net of current portion	417	1,666

Total liabilities	16,107	7,940

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, no par value; 100,000,000 shares authorized; shares issued and outstanding, 14,802,347 and 14,388,744, respectively	0	0
Preferred Stock, 20,000,000 shares authorized:
Series A non-convertible, no par value; 20,000 shares issued and outstanding	6,209	6,209
Series B convertible, no par value; 40,031 shares issued and outstanding	114	114
Additional paid-in capital	4,162	3,716
Retained earnings	3,458	3,357

Total stockholders’ equity	13,943	13,396

Total liabilities and stockholders’ equity	$30,050	$21,336

The accompanying notes are an integral part of these consolidated financial statements.

PRIVATE BUSINESS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME – UNAUDITED
For the Three Months Ended September, 2005 and 2004

(in thousands, except per share data)	2005	2004

REVENUES:
Participation fees	$5,776	$6,394
Software license	56	50
Retail planning services	2,176	2,272
Maintenance and other	1,484	1,282

Total revenues	9,492	9,998

OPERATING EXPENSES:
General and administrative	3,510	3,884
Selling and marketing	4,508	4,558
Research and development	49	58
Amortization	247	263
Other operating (income) expense, net	(11)	19

Total operating expenses	8,303	8,782

OPERATING INCOME	1,189	1,216
INTEREST EXPENSE, NET	79	93

INCOME BEFORE INCOME TAXES	1,110	1,123
Income tax provision (benefit)	433	(531)

NET INCOME	677	1,654
Preferred stock dividends	540	540

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$137	$1,114

EARNINGS PER SHARE:
Basic	$0.01	$0.08

Diluted	$0.01	$0.07

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	14,756	14,303

Diluted	15,011	14,795

The accompanying notes are an integral part of these consolidated financial statements.

PRIVATE BUSINESS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME – UNAUDITED
For the Nine Months Ended September 30, 2005 and 2004

(in thousands, except per share data)	2005	2004

REVENUES:
Participation fees	$17,257	$19,232
Software license	292	163
Retail planning services	6,571	6,736
Maintenance and other	4,072	3,866

Total revenues	28,192	29,997

OPERATING EXPENSES:
General and administrative	10,866	12,290
Selling and marketing	13,454	13,387
Research and development	167	292
Amortization	657	879
Other operating expense, net	8	1,740

Total operating expenses	25,152	28,588

OPERATING INCOME	3,040	1,409
INTEREST EXPENSE, NET	219	382
OTHER INCOME	0	(265)

INCOME BEFORE INCOME TAXES	2,821	1,292
Income tax provision (benefit)	1,100	(462)

NET INCOME	1,721	1,754
Preferred stock dividends	1,620	1,523

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$101	$231

EARNINGS PER SHARE:
Basic	$0.01	$0.02

Diluted	$0.01	$0.01

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	14,664	14,193

Diluted	14,996	14,675

The accompanying notes are an integral part of these consolidated financial statements.

PRIVATE BUSINESS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS – UNAUDITED
For the Nine Months Ended September 30, 2005 and 2004

(in thousands)	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,721	$1,754
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,558	2,296
Depreciation on fixed assets under operating leases	18	—
Deferred taxes	740	614
Write-off of debt issuance costs	—	780
Deferred gain on land sale	(11)	(11)
Loss on asset disposal	16	—
Changes in assets and liabilities:
Accounts receivable, net	(148)	240
Prepaid and other current assets	82	413
Accounts payable	(298)	(86)
Accrued liabilities	(981)	(1,617)
Deferred revenue	(142)	—

Net cash provided by operating activities	2,555	4,383

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of leasing business, net of cash acquired	(508)	—
Investment in direct financing leases	(201)	—
Additions to property and equipment	(424)	(315)
Additions to intangibles and other assets	(96)	—
Software development costs	(711)	(569)
Payments received on notes receivable	44	29

Net cash used in investing activities	(1,896)	(855)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on long-term debt	(1,249)	(1,250)
Repayments on capitalized lease obligations	—	(201)
Repayments of other short-term borrowings	—	(414)
Extinguishment of long-term debt facility with Fleet	—	(23,875)
Proceeds from new debt facility with Bank of America, net of issuance cost of $286	—	7,214
Proceeds from revolving line of credit, net	1,490	750
Repayments of non-recourse lease financing notes payable	(293)	—
Proceeds from non-recourse lease financing notes payable	364	—
Proceeds from exercise of employee stock options	369	321
Stock issued through employee stock purchase plan	27	23
Net proceeds from sale of Series A preferred shares and common stock warrant	—	16,894
Payments of declared preferred dividends	(1,080)	(2,258)
Repurchase of common stock	(150)	—

Net cash used in financing activities	(522)	(2,796)

NET CHANGE IN CASH AND CASH EQUIVALENTS	137	732
CASH AND CASH EQUIVALENTS at beginning of year	7	1,586

CASH AND CASH EQUIVALENTS at end of period	$144	$2,318

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash payments for income taxes during period	$694	$254

Cash payments of interest during period	$115	$291

NONCASH INVESTING ACTIVITIES:
Issuance of 115,607 common shares as purchase consideration in the KVI leasing business acquisition	$200	$0

The accompanying notes are an integral part of these consolidated financial statements.

PRIVATE BUSINESS, INC.
Notes to Consolidated Financial Statements – Unaudited

A.      Basis of Presentation

          The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting and in accordance with Rule 10-01 of Regulation S-X.

          In the opinion of management, the unaudited interim financial statements contained in this report reflect all adjustments, consisting of only normal recurring accruals, which are necessary for a fair presentation of the financial position, and the results of operations for the interim periods presented. The results of operations for any interim period are not necessarily indicative of results for the full year.

          These consolidated financial statements, footnote disclosures and other information should be read in conjunction with the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2004.

B.      Summary of Significant Accounting Policies

Principles of Consolidation

          The accompanying financial statements include the accounts of Private Business, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

          Our significant accounting policies include revenue recognition, software development costs and income taxes. Please refer to our critical accounting policies as described in Management’s Discussion and Analysis of Financial Condition and Results of Operations in this Quarterly Report on Form 10-Q and in our Annual Report on Form 10-K for the year ended December 31, 2004 for a more detailed description of these accounting policies.

Stock-Based Compensation

          The Company has elected to account for its stock-based compensation plans under the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and does not utilize the fair value method.

          The following table illustrates the effect on net income (loss) available to common shareholders and earnings (loss) per share if the fair value based method had been applied to all outstanding and unvested awards for the three and nine month periods ended September 30, 2005 and 2004, respectively.

	Three Months Ended September 30,		Nine Months Ended September 30,

(in thousands, except per share data)	2005	2004	2005	2004

Net income available to common shareholders, as reported	$137	$1,114	$101	$231
Add (Deduct): Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(14)	(77)	229	(253)

Pro forma net income (loss)	123	1,037	330	(22)

Earnings (loss) per share:
Basic—as reported	$0.01	$0.08	$0.01	$0.02

Basic—pro forma	$0.01	$0.07	$0.02	$(0.00)

Diluted—as reported	$0.01	$0.07	$0.01	$0.01

Diluted—pro forma	$0.01	$0.07	$0.02	$(0.00)

Lease Accounting

          As a result of the KVI Capital, Inc. (“KVI”) acquisition, the Company is an equipment lessor. As such, the Company accounts for its leasing business in accordance with SFAS No. 13, Accounting for Leases. SFAS No. 13 requires lessors to evaluate each lease transaction and determine whether it qualifies as a sales-type, direct financing, leveraged, or operating lease. KVI’s leases fall into two of those catagories: direct financing and operating leases.

          For direct financing leases, the investment in direct financing leases caption consists of the sum of the minimum lease payments due during the remaining term of the lease and unguaranteed residual value of the leased asset. The difference between the total above and the cost of the leased asset is then recorded as unearned income. Unearned income is amortized to income over the lease term as to produce a constant periodic rate of return on the net investment in the lease.

          For leases classified as operating leases, the leased asset is recorded at cost and depreciated by the Company. Lease payments are recorded as rent income during the period earned.

C.      Reclassifications

          Certain prior year amounts have been reclassified to conform with current year presentation.

D.      Acquisition of Leasing Business

          Effective August 1, 2005, the Company executed a stock purchase agreement to acquire 100% of the outstanding stock of KVI in exchange for cash consideration of $699,000 and common stock consideration of $200,000 (115,607 shares). In addition to the consideration at closing, the selling shareholder will be entitled to 20% of the operating income (as defined in the stock purchase agreement) of KVI for each of the three years ending December 31, 2008. Simultaneous to the execution of the stock purchase agreement, the Company entered into a three year employment agreement with the principal selling shareholder of KVI. The operating results of KVI were included with those of the Company beginning August 1, 2005. The transaction was accounted for in accordance with SFAS No. 141, Business Combinations. The preliminary purchase price allocation is as follows:

Purchase Price:
Cash	$699,000
Common shares (115,607 shares valued at $1.73 per share)	200,000

Total purchase price	$899,000

Value assigned to assets and liabilities:
Assets:
Cash and cash equivalents	$191,000
Accounts receivable, net of allowance of $145,000	238,000
Other current assets	2,000
Property and equipment	44,000
Operating lease equipment	209,000
Investment in direct financing leases	8,279,000
Goodwill/Identified intangibles	603,000
Liabilities:
Accounts payable	(312,000)
Accrued liabilities	(418,000)
Other noncurrent liabilities	(26,000)
Non-recourse operating lease notes payable	(171,000)
Non-recourse direct financing lease notes payable	(7,740,000)

Total net assets	$899,000

          The Company is continuing to evaluate and value any identifiable intangible assets of KVI and expects to complete this analysis by December 31, 2005. The above preliminary purchase price allocation may be adjusted based on the results of this analysis.

E.      Capital Event

          On January 20, 2004, the Company completed the sale of 20,000 shares of Series A non-convertible preferred stock and a warrant to purchase 16,000,000 shares of our common stock ($1.25 per share exercise price) for a total of $20 million (the “Lightyear Transaction”) to Lightyear PBI Holdings, LLC (together with its affiliates, “Lightyear”).  The Series A preferred shares carry a cash dividend rate of 10% per annum of an amount equal to the liquidation preference, payable quarterly in arrears, when and as declared by the Board of Directors.  The Series A preferred stock has a liquidation preference superior to the common stock and to the extent required by the terms of the Series B preferred stock, in parity with the currently outstanding Series B preferred stock.  The liquidation preference is equal to the original $20 million purchase price, plus all accrued but unpaid di vidends.  In addition, the Securityholders agreement between the Company and Lightyear PBI Holdings, LLC, executed in conjunction with the sale of the preferred stock and warrant, entitles Lightyear to an additional equity purchase right.  The equity purchase right allows Lightyear, so long as Lightyear continues to hold any shares of Series A Preferred Stock, all or any portion of its rights under the warrant or any shares of common stock issued pursuant to an exercise of the warrant, the right to purchase its pro rata portion of all or any part of any new securities which the Company may, from time to time, propose to sell or issue.  However, in the case of new security issuances resulting from the exercise of employee stock options which have an exercise price less than $1.25 per share, Lightyear must still pay $1.25 per share under this equity purchase right.  To the extent that new security issuances resulting from the exercise of employee stock options occur which have an exercise p rice in excess of $1.25 per share, then Lightyear will be required, if it chooses to exercise its equity purchase right, to pay the same price per share as the employee stock options being exercised.

The net proceeds from the Lightyear Transaction are shown below (in thousands):

Cash Received from Lightyear	$20,000
Less:
Broker fees	1,255
Legal and accounting fees	383
Transaction structuring fees	1,200
Other	268

Net Proceeds Received	$16,894

          The net proceeds above were allocated among the preferred stock, the common stock warrant and the additional common stock equity right based upon the estimated fair value of each instrument, resulting in $6.2 million allocated to the preferred shares and $10.7 million allocated to the common stock warrant and additional common stock equity right.  The estimated fair value of the preferred stock was determined based on valuing the expected preferred stock dividend stream using expected yields ranging from 20.2% to 30.2%.  These yield ranges were derived by comparison to other similar preferred issuances at companies with similar equity ratings.  The estimated fair value of the common stock warrant and additional common stock equity right were determined by using the Black-Scholes model. The assumptions used in this valuation for the warrant included the exercise price of $1.25, the expected life o f the warrant of ten years, an interest rate of 4.41% and volatility factors of between 51.9% and 64.3% based on selected comparable companies. The assumptions used in this valuation for the additional common stock equity right included exercise prices ranging from $1.25 to $42.64, expected lives between two and seven years, an interest rate of 4.0% and a volatility factor of 75%.

          Simultaneous with the closing of the Lightyear Transaction, the Company entered into a new credit facility (the “Bank of America Credit Facility”).  The Bank of America Credit Facility is an $11.0 million facility that includes a term loan in the amount of $5.0 million and a revolving line of credit of up to $6.0 million. The revolving line of credit includes a $1.0 million letter of credit sub-limit.

          The Bank of America Credit Facility expires on January 19, 2007. The revolving credit commitment reduces by $1.0 million on each of the first two anniversary dates of the credit facility.

          The term loan is repayable in twelve equal quarterly installments of $416,667, along with interest at the applicable margin. Interest is also due on the outstanding revolving line of credit quarterly at the applicable margin. The interest rates of the term loan and revolving loan are based on a pricing grid using the Company’s Funded Debt to EBITDA Ratio, as follows (The Company has the option of choosing the Libor or Base Rate):

Funded Debt to EBITDA	Libor	Base Rate

Less than or equal to 1.0	Libor + 2.25%	0
Greater than 1.0 but less than or equal to 1.25	Libor + 2.50%	0
Greater than 1.25 but less than or equal to 1.50	Libor + 2.75%	0

          The Bank of America Credit Facility includes certain restrictive financial covenants relating to minimum net worth, maximum annual capital expenditures, funded debt to EBITDA ratio and fixed charge coverage ratio.

          The Bank of America Credit Facility prohibits the Company from declaring and paying any cash dividends on any class of stock except for the Series A and Series B preferred shares outstanding, provided that no default, as defined in the Bank of America Credit Facility, exists as of the date of the dividend payment and such dividend payment will not cause a default.

          The total net proceeds of both the Lightyear Transaction and the Bank of America Credit Facility were used to extinguish the Company’s 1998 credit facility.

          As a result of the 1998 credit facility extinguishment, the Company recorded a charge of $780,000 to write-off the unamortized portion of debt issuance costs as of January 20, 2004. Also, the Lightyear Transaction required that the Company obtain directors and officers tail insurance coverage for periods prior to January 20, 2004. The premium for the tail directors and officers liability insurance coverage totaled approximately $900,000.  The Company expensed the entire premium in January 2004.  Therefore, first quarter 2004 other operating expense includes two one-time charges totaling approximately $1.7 million.

F.      Net Income Per Share

          Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common and common equivalent shares outstanding during the period, which includes the additional dilution related to exercise of stock options and warrant as computed under the treasury stock method and the conversion of the preferred stock under the if-converted method.

          The following table represents information necessary to calculate earnings per share for the three and nine month periods ended September 30, 2005 and 2004:

	Three Months Ended September 30,		Nine Months Ended September 30,

(in thousands)	2005	2004	2005	2004

Net income available to common shareholders	$137	$1,114	$101	$231

Weighted average common shares outstanding	14,756	14,303	14,664	14,193
Plus additional shares from common stock equivalent shares:
Options and convertible preferred stock	255	492	332	482

Diluted weighted average common shares outstanding	15,011	14,795	14,996	14,675

          For the nine months ended September 30, 2005 and 2004, approximately 17.4 million and 17.1 million employee stock options, warrants and the Series B preferred shares were excluded from diluted earnings per share calculations, as their effects were anti-dilutive.

G.      Bank Covenants

          The Company’s Bank of America Credit Facility is secured by a pledge of all Company assets and imposes financial covenants and requirements and contains limitations on the Company’s ability to sell material assets, redeem capital stock and pay dividends, among other actions. As of September 30, 2005, the Company was in compliance with all such covenants.

H.      Legal Proceedings

          Except for the lawsuit described below, we are not currently a party to, and none of our material properties is currently subject to, any material litigation other than routine litigation incidental to our business.

          Citizens Bank & Trust v. Private Business, Inc.

          This cause of action was filed against Private Business Inc. (PBI) in the District Court of Louisiana, in the Parish of Iberville on November 25, 2002.  Citizens Bank & Trust (Bank) alleges that PBI made factual misrepresentations regarding the viability of a merchant placed on the BusinessManager Program at Citizens Bank & Trust in 1999. The merchant subsequently defaulted on the receivables purchased by the Bank, and efforts to collect the receivables from the merchant by the Bank have been unsuccessful to date. The Bank is seeking damages from the Company in the amount of $500,000. This matter is set for trial on January 26, 2006, and PBI anticipates vigorously defending the alleged claims.  PBI believes based upon all available information that the outcome of this cause of action would not have a material affect on the Company’s financial position or operations.

I.        Segment Information

          The Company accounts for segment reporting under SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. Corporate overhead costs and interest have not been allocated to income before taxes of the retail inventory forecasting segment. Additionally, $1.5 million of goodwill associated with the Towne merger has been allocated to the retail inventory forecasting segment and is therefore included in the segment’s total assets.  The lease operations have been included in the accounts receivable financing segment.

          The following tables summarize the financial information concerning the Company’s reportable segments as of and for the three and nine months ended September 30, 2005 and 2004.

	Three Months Ended September 30, 2005			Three Months Ended September 30, 2004

(in thousands)	Accounts Receivable Financing	Retail Inventory Forecasting	Total	Accounts Receivable Financing	Retail Inventory Forecasting	Total

Revenues	$7,316	$2,176	$9,492	$7,726	$2,272	$9,998

Income before taxes	$644	$466	$1,110	$661	$462	$1,123

Assets	$26,188	$3,862	$30,050	$20,334	$4,242	$24,576

Total expenditures for additions to long-lived assets:	$607	$6	$613	$313	$117	$430

	Nine Months Ended September 30, 2005			Nine Months Ended September 30, 2004

(in thousands)	Accounts Receivable Financing	Retail Inventory Forecasting	Total	Accounts Receivable Financing	Retail Inventory Forecasting	Total

Revenues	$21,621	$6,571	$28,192	$23,261	$6,736	$29,997

Income before taxes	$1,653	$1,168	$2,821	$178	$1,114	$1,292

Assets	$26,188	$3,862	$30,050	$20,334	$4,242	$24,576

Total expenditures for additions to long-lived assets:	$1,216	$15	$1,231	$757	$127	$884

J.        New Accounting Pronouncements

          On December 16, 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R (revised 2004), Share-Based Payment, which is a revision of SFAS Statement No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

          The Company must adopt SFAS No. 123(R) no later than January 1, 2006. Early adoption will be permitted in periods in which financial statements have not yet been issued. We expect to adopt SFAS No. 123(R) on January 1, 2006.

          As permitted by SFAS No. 123, the Company currently accounts for share-based payments to employees using APB Opinion No. 25’s intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of SFAS No. 123(R)’s fair value method will have a significant impact on our result of operations, although it will have no impact on our overall financial position. The impact of adoption of SFAS No. 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future.  However, had we adopted SFAS No. 123(R) in prior periods, the impact of that standard would have approximated the impact of SFAS No. 123 as described in the disclosure of pro forma net income and earnings per share in Note 1 to our consolidated financial statements. SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. While the Company cannot estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options), the amount of operating cash flows recognized in prior periods for such excess tax deductions were not material to the Company’s consolidated financial position or results of operations.

K.      Subsequent Event

          On October 21, 2005, the Company announced that a definitive merger agreement had been executed with privately-held Captiva Solutions, LLC (“Captiva”).  Captiva is a provider of technology products and services, which include core data processing and item processing, for community banks and small financial institutions.  The terms of the merger will result in a purchase price equal to $7.0 million ($6.0 in cash and $1.0 million in common shares consisting of 757,576 shares at closing), as well as, contingent consideration worth up to $1.6 million ( in common shares at $1.32 per share) based on results achieved in 2006. The transaction requires simple majority shareholder approval and as such, the Company has filed a proxy statement and scheduled a shareholder meeting for November 30, 2005.

          In conjunction with the merger, the Board of Directors of the Company has approved the creation of the 2005 Long-Term Equity Incentive Plan which reserves approximately 5.0 million common shares for issuance under the plan. The Company’s shareholders must also approve this new plan at the November 30, 2005 shareholders meeting. At closing, a total of approximately 3.3 million common stock options were granted on October 20, 2005 and are contingent upon the closing of the merger at a strike price of $1.32 per share.

          Lightyear PBI Holdings, LLC which owns shares of Series A preferred stock and warrants giving it the right to cast approximately 52% of the votes entitled to be cast at the meeting, signed a voting agreement with Captiva in which it agreed, subject to the terms and conditions of the voting agreement, to vote all of its shares in favor of each of the proposals above at the shareholder meeting.

          The merger transaction will be accounted for in accordance with SFAS No. 141. The operating results of Captiva will be included with those of the Company following the consummation of the acquisition upon approval at the Company’s shareholder meeting, which is scheduled for November 30, 2005.

CAPTIVA SOLUTIONS, LLC AND TOTAL BANK TECHNOLOGY, LLC
(predecessor to Captiva)

INDEX TO FINANCIAL STATEMENTS

Historical  (Total Bank Technology, LLC)

Unaudited

Captiva
Balance Sheet as of September 30, 2005
Statement of Operations for the period from inception (March 31, 2005) through September 30, 2005
Consolidated Statement of Cash Flows for the period from inception (March 31, 2005) through September 30, 2005 and 2004
Notes to Consolidated Financial Statements

Total Bank Technology, LLC
Statements of Operations for the five months ended May 31, 2005 and the nine months ended September 30, 2004
Statements of Cash Flows for the five months ended May 31, 2005 and the nine months ended September 30, 2004

Unaudited  (Total Bank Technology Solutions, Inc.)

INDEPENDENT AUDITORS’ REPORT

Board of Directors
Total Bank Technology, L.L.C.
Denver, Colorado

We have audited the accompanying balance sheet of Total Bank Technology, L.L.C. as of December 31, 2004, and the related statements of operations, members’ equity and cash flows the year then ended.  These financial statements are the responsibility of Total Bank Technology, L.L.C.’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our report dated January 26, 2005, our opinion on the 2004 financial statements was qualified because of the effects of the company amortizing its goodwill rather than evaluating goodwill for impairment annually and recognizing impairment in the period it occurs.  As explained in Note 9, the company has restated its 2004 financial statements to reflect goodwill at its unamortized balance and has tested such goodwill for impairment as required by U.S. generally accepted accounting principles.  Accordingly, our present opinion on the 2004 financial statements, as presented herein, differs from that previously expressed.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Total Bank Technology, L.L.C. as of December 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Stockman Kast Ryan & Co., L.L.P.
January 26, 2005, except as to the 3rd paragraph above and Notes 9 and 10, which are as of October 26, 2005
Colorado Springs, Colorado

See notes to financial statements.

TOTAL BANK TECHNOLOGY, L.L.C.
BALANCE SHEET
December 31, 2004

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$130,821
Accounts receivable	162,971
Other current assets	68,289

Total current assets	362,081

EQUIPMENT, SOFTWARE AND LEASEHOLD IMPROVEMENTS
Equipment and software	2,315,120
Leasehold improvements	31,361

Total	2,346,481
Accumulated depreciation and amortization	(1,781,345)

Net equipment, software and leasehold improvements	565,136

OTHER ASSETS
Goodwill	1,084,093
Deposits	5,100

Total other assets	1,089,193

TOTAL ASSETS	$2,016,410

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Current portion of notes payable	$254,858
Accounts payable	15,531
Accrued expenses	44,866
Deferred revenue	67,755
Customer postage deposits	25,200

Total current liabilities	408,210
LONG-TERM LIABILITIES
Notes payable	1,026,017
Customer service deposits	75,064

Total liabilities	1,509,291
MEMBERS’ EQUITY	507,119

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$2,016,410

See notes to financial statements.

TOTAL BANK TECHNOLOGY, L.L.C.
STATEMENT OF OPERATIONS
For the Year Ended December 31, 2004

SALES
Imaging	$1,019,133
Data processing	882,520

Total	1,901,653

OPERATING EXPENSES
Imaging	221,806
Data processing	355,151
Salaries and benefits	705,496
General and administrative	463,728

Total operating expenses	1,746,181

INCOME FROM OPERATIONS	155,472

OTHER INCOME (EXPENSE)
Interest expense	(83,967)
Other income	530

Other expense - net	(83,437)

NET INCOME	$72,035

See notes to financial statements.

TOTAL BANK TECHNOLOGY, L.L.C.
STATEMENT OF MEMBERS’ EQUITY
For the Year Ended December 31, 2004

BALANCE, JANUARY 1, 2004	$—
Net income	72,035
Members’ contributions, as restated	435,084

BALANCE, DECEMBER 31, 2004	$507,119

See notes to financial statements.

TOTAL BANK TECHNOLOGY, L.L.C.
STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2004

OPERATING ACTIVITIES
Net income	$72,035
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	319,629
Changes in operating assets and liabilities:
Accounts receivable	6,569
Other current assets	14,087
Accounts payable and accrued expenses	8,582
Deferred revenue and customer deposits	(1,534)

Net cash provided by operating activities	419,368

INVESTING ACTIVITIES - Net cash used in investing activities, purchases of property and equipment	(108,902)

FINANCING ACTIVITIES
Advances on line of credit	1,800
Payments on line of credit	(1,800)
Members’ contributions to capital	50,000
Principal payments on notes payable	(239,948)

Net cash used in financing activities	(189,948)

NET INCREASE IN CASH AND CASH EQUIVALENTS	120,518
CASH AND CASH EQUIVALENTS, January 1, 2004	10,303

CASH AND CASH EQUIVALENTS, December 31, 2004	$130,821

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$84,378

NON-CASH FINANCING ACTIVITIES
Members’ non-cash contributions	$385,084

See notes to financial statements.

TOTAL BANK TECHNOLOGY, LLC

NOTES TO FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General - Total Bank Technology, L.L.C. (the “Company”) provides data processing, data-capture, item handling services and state of the art imaging services to financial institution clients, including stockholders of the company, located in Colorado.

On January 1, 2004, the company was formed as a Limited Liability Company to continue the business of its predecessor, Total Bank Technology Solutions, Inc. (Total Bank, Inc.).  On the date of formation, the company recorded the assets contributed by its members, who had previously acquired them from Total Bank, Inc., at their book values as recorded by Total Bank, Inc.

Revenue Recognition - Service revenue associated with long-term agreements is recognized on a straight-line basis over the contractual term of the agreement.  Deferred revenue represents accounts billed in advance.  Revenue from equipment sales is recorded upon shipment.

Computer Software Costs - Software reflects the capitalized cost of developing programs for the banking system.  The Company capitalizes internal software costs upon the establishment of technological feasibility for the product.  The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs requires considerable judgment by management with respect to certain external factors including, but not limited to, anticipated future gross product revenue, estimated economic life and changes in software and hardware technology.  Software costs, both purchased and internally developed, are amortized over three to five years.  The unamortized balance as of December 31, 2004 is $199,312 and amortization recognized during 2004 was $200,388.

Cash and Cash Equivalents - Cash and cash equivalents include checking accounts, money market accounts and highly liquid investments maturing within three months of acquisition.

Accounts Receivable - Accounts receivable are considered by management to be fully collectible and, accordingly, no allowance for doubtful accounts is considered necessary.

Equipment and Leasehold Improvements -Equipment and leasehold improvements are recorded at cost.  Maintenance, repairs and minor renewals are expensed as incurred.  Depreciation is computed using the straight-line method based on estimated useful lives of 5 to 7 years for equipment.  Leasehold improvements are amortized over the life of the lease.  Depreciation expense for the year ended December 31, 2004 was $119,241.

Goodwill - As discussed in Note 9, the company previously amortized goodwill resulting from the acquisition of FTS 2000, Inc. over fifteen years.  The Company has restated its 2004 financial statements to reflect the original amount of goodwill recorded upon the acquisition of FTS 2000, Inc. and has tested such goodwill for impairment as of December 31, 2004.

Income Taxes - Effective January 1, 2004, the company elected to be treated as a limited liability company.  Accordingly, income or losses of the company are included in the income tax returns of the members of the company.  The prior net operating losses of Total Bank, Inc. that created a deferred tax asset were utilized by the shareholders of Total Bank, Inc. upon the distribution of assets to them.

Use of Estimates - Preparation of the company’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates  and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period.  Actual results could differ from those estimates.

2.	NOTES PAYABLE

Notes payable consist of the following:

Note payable to individual bearing interest at 5.9%, due in monthly installments of principal and interest of $23,880 through October 2009, secured by all assets of the company.	$1,202,494
Note payable to individual bearing interest at 7%, due in monthly installments of principal and interest of $3,146 through March 2007, secured by all assets of the company.	78,381

1,280,875
Less current portion	254,858

Long-term portion	$1,026,017

The notes mature as follows:
2005	$254,858
2006	270,696
2007	258,539
2008	264,318
2009	232,464

$1,280,875

3.	LINES OF CREDIT

The Company has a $40,000 line of credit agreement with a bank which is a member of the company.  The line bears interest at the prime rate plus 1.5% and is unsecured.  The agreement expires October 15, 2005 when all borrowings become due.  The Company has no balance outstanding as of December 31, 2004.

The Company has a $30,000 line of credit agreement with a bank which is a member of the company.  The line bears interest at 11%, is renewable annually, and is unsecured.  The Company has no balance outstanding as of December 31, 2004.

4.	CUSTOMER DEPOSITS

Customer deposits for postage and one month’s services have been collected and reflected as liabilities.  Postage charges are reflected as current liabilities and are offset monthly as the company incurs charges for mailing statements.  Customer service deposits represent the last month of service of a contract and are reflected as long-term liabilities as these contracts do not expire within one year.

5.	COMMITMENTS

The Company has entered into licensing agreements and contracts to provide imaging and data processing services for periods ranging from one to five years at fixed prices as articulated in the agreements.  Some of the agreements are with member banks.

6.	EMPLOYEE BENEFIT PLAN

The Company has a simple IRA plan for all employees who have received over $5,000 in compensation during any one preceding calendar year and are reasonably expected to receive at least $5,000 in compensation for the current calendar year.  The Company contributes three percent of each eligible employee’s compensation to the plan.  All contributions to the plan are fully vested and nonrefundable.  Contributions for the year amounted to $9,456.

7.	RELATED PARTY TRANSACTIONS

The Company provides imaging and data processing services to, borrows funds from and has checking accounts with certain banks which are members of the company.  During the year ended December 31, 2004, the company recorded $726,707 in revenue and as of December 31, 2004, the company has $68,681 in accounts receivable from these member banks.  Service deposits of $40,459 from these members are held at December 31, 2004.

8.	OPERATING LEASE

The Company leases office space under an operating lease agreement that expires on July 31, 2007.  Rent expense for the year was $54,000.  The following are future minimum lease payments under the lease:

2005	$54,000
2006	54,000
2007	31,500

Total	$139,500

9.	GOODWILL

The accompanying financial statements have been restated to reflect goodwill resulting from the January 1, 2001 acquisition of FTS 2000, Inc. at its original balance of $1,084,093.  The Company has evaluated this balance for impairment as of December 31, 2004 based on the sale of assets discussed in Note 10.  The Company had previously amortized its goodwill over a fifteen year period which was not in conformity with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

The effect of this change was to increase net income for 2004 by $72,273, member contributions as of January 1, 2004 by $216,819 and members’ equity as of December 31, 2004 by $289,092.

10.	SALE OF ASSETS

On May 31, 2005 the company sold all of its assets, including its customer agreements, software, fixed assets, interests in real estate and other leases, and net current assets to Integra Group, LLC (subsequently renamed Captiva Solutions, LLC), a Georgia limited liability company.  The Company received cash consideration of $2,780,875, $150,000 of which was escrowed to not later than December 31, 2005 for settlement of any indemnification claims.

CAPTIVA SOLUTIONS, LLC
BALANCE SHEET
as of September 30, 2005
Unaudited

		Total Bank Technology, LLC (Predecessor To Captiva)

(dollars in thousands)	September 30, 2005	December 31, 2004

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$112	$131
Accounts receivable	168	163
Other current assets	82	68

Total current assets	362	362
PROPERTY AND EQIPMENT, NET	330	565
OTHER ASSETS
Intangible and other assets, net	2,286	1,089

Total other assets	2,286	1,089

Total assets	$2,978	$2,016

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$139	$16
Accrued liabilities	222	138
Current portion of long-term debt	11	254

Total current liabilities	372	408
Long-term debt, net of current portion	2,712	1,026
Other	98	75

Total long-term liabilities	3,182	1,101

MEMBERS’ EQUITY
Common stock	290	435
Retained earnings (deficit)	(494)	72

Total members’ equity	(204)	507

Total liabilities and members’ equity	$2,978	$2,016

See notes to financial statements

CAPTIVA SOLUTIONS, LLC
STATEMENTS OF OPERATIONS
For the period from inception (March 31, 2005) through September 30, 2005
Unaudited

	TBT (Predecessor to Captiva)		Captiva

	Five Months Ended May 31, 2005	Nine months Ended September 30, 2004	From Inception March 31 to September 30, 2005

Revenue	$774	$1,398	$613
Cost of Goods Sold	135	223	75
General and Administrative Expenses	509	838	863
Depreciation and Amortization	128	296	80
Other Income (Expense)	—	—	—

Operating Income (Loss)	2	41	(405)
Interest Expense	(29)	64	(89)

Net Income (Loss)	$(27)	$(23)	$(494)

See notes to financial statements

CAPTIVA SOLUTIONS, LLC
STATEMENTS OF CASH FLOWS
for the period from inception (March 31, 2005) through September 30, 2005 and  2004
Unaudited

	TBT (Predecessor to Captiva)		Captiva

	Five Months ended May 31, 2005	Nine months Ended September 30, 2004	From Inception March 31 to September 30, 2005

Net Income (loss)	$(27)	$(123)	(494)
Add:
Depreciation and amortization	168	296	80
Changes in current assets
Accounts receivable	(3)	5	(173)
Other current assets	(20)	(14)	(76)
Accounts payable and accrued expenses	(34)	26	470
Other liabilities	3	(2)	—

Net cash provided by (used in) operations	87	288	(193)
Investing Activities
Acquisition of TBT net assets	—	—	(2,607)
Purchases of property and equipment	(27)	(78)	(90)
Distributions of equity	(12)	—	—
Initial contribution of members	—	50	290

Net cash provided by (used in) investing activities	(39)	(28)	(2,407)
Financing Activities
Proceeds from term bank debt	—	—	1,112
Proceeds from mezzanine financing	—	—	1,600
Net decrease of long-term debt	(169)	(179)	—

Net cash provided by (used in) financing activities	(169)	(118)	(2,712)

Increase (decrease) in cash	(121)	81	112
Cash at beginning of period	131	10	—

Cash at end of period	$10	$91	112

Supplemental Cash Flow Information
Taxes paid	$—	$—	—

Interest paid	$29	$64	$89

see notes to financial statements

CAPTIVA SOLUTIONS, LLC
Notes to Consolidated Financial Statements
Unaudited

A.  Basis of Presentation

          The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting and in accordance with Rule 10-01 of Regulation S-X.

          In the opinion of management, the unaudited interim financial statements contained in this report reflect all adjustments, consisting of only normal recurring accruals, which are necessary for a fair presentation of the financial position, and the results of operations for the interim periods presented.  The results of operations for any interim period are not necessarily indicative of results for the full year.

B.  Summary of Significant Accounting Policies

          Critical Accounting Policies

          Management’s Discussion and Analysis of Financial Condition and Results of Operations of Captiva Solutions, LLC (“Captiva”) are based upon Captiva’s consolidated financial statements.  The preparation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting periods.  On an on-going basis, management evaluates its critical accounting policies and estimates.

          A “critical accounting policy” is one that is both important to the understanding of the financial condition and results of operations of the company and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.  Management believes the following accounting policies fit this definition:

          Revenue Recognition:  Captiva generates revenue from two main sources:

•	core and item processing earned on a monthly basis as the service is provided; and

•	software license fees from new client banks and the related annual maintenance.

          The license fees are booked in accordance with SOP 97-2 and SOP 98-1.  Revenues are not recorded until all significant obligations are satisfied, the collectibility is assured, there are no modifications remaining.  Annual maintenance fees are recorded ratably over the period of the provision of the maintenance.

C.  Stock-Based Compensation

          Captiva has elected to account for its stock-based compensation plans under the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and does not utilize the fair value method.

D.  Credit Facilities

          Upon formation, Captiva entered into loan agreements with certain of its founders totaling $250,000.  These loans were due and payable 60 months from the date of issuance and bear interest at 5% per annum.  On June 1, 2005, Captiva obtained a $1,600,000 mezzanine loan from Salem Capital Partners, L.P.  Loan payments to Salem precluded the payment of dividends (other than to members to pay taxes) and restricted the amount of payroll to certain of Captiva’s employees.  Also on June 1, 2005, Captiva obtained a $1,500,000 revolving line of credit from The Peoples Bank.  As of September 30, 2005, $851,000 was outstanding on the line of credit.  Upon the closing of the merger, all of Captiva’s debt will be repaid in full from the cash portion of the merger consideration.

E.  Legal Proceedings

          Captiva is not currently a party to, and none of its material properties is currently subject to, any material litigation other than routine litigation incidental to its business.

F.  New Accounting Pronouncements

          On December 16, 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), Share-Based Payment, which is a revision of SFAS Statement No. 123, Accounting for Stock-Based Compensation.  SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows.  Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123.  However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.  Pro forma disclosure is no longer an alternative.

          Captiva must adopt SFAS No. 123(R) no later than January 1, 2006.  Early adoption will be permitted in periods in which financial statements have not yet been issued.  Captiva expects to adopt SFAS No. 123(R) on January 1, 2006.

          As permitted by SFAS No. 123, Captiva currently accounts for share-based payments to employees using APB Opinion No. 25’s intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options.  Accordingly, the adoption of SFAS No. 123(R)’s fair value method will have a significant impact on Captiva’s result of operations, although it will have no impact on Captiva’s overall financial position.  The impact of adoption of SFAS No. 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future.  However, had Captiva adopted SFAS No. 123(R) in prior periods, the impact of that standard would have approximated the impact of SFAS No. 123 as described in the disclosure of pro forma net income and earnings per share in Note 1 to our consolidated financial statements.  SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature.  This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption.  While Captiva cannot estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options), the amount of operating cash flows recognized in prior periods for such excess tax deductions were not material to Captiva’s consolidated financial position or results of operations.

G.  Subsequent Event

          Effective October 20, 2005, Captiva executed an agreement to merge with Private Business, Inc.  When the merger occurs, the issued and outstanding units of Captiva will be converted into the right to receive $6 million in cash, 757,576 shares of the common stock of Private Business, Inc., and a potential earnout payment of up to 1,212,122 additional shares of the common stock of Private Business, Inc.  The transaction will be accounted for in accordance with SFAS No. 141, Business Combination.

TOTAL BANK TECHNOLOGY SOLUTIONS, INC.
UNAUDITED BALANCE SHEETS
December 31, 2003 and 2002

	2003	2002

ASSETS
CURRENT ASSETS
Cash	$10,303	$46,425
Accounts receivable	169,540	159,150
Prepaid expenses and other receivables	82,376	48,245

Total current assets	262,219	253,820

EQUIPMENT, SOFTWARE AND LEASEHOLD IMPROVEMENTS
Equipment and software	2,206,218	2,069,522
Leasehold improvements	31,361	31,361

Total	2,237,579	2,100,883
Accumulated depreciation and amortization	(1,461,716)	(1,154,176)

Net equipment, software and leasehold improvements	775,863	946,707

OTHER ASSETS
Goodwill	1,084,093	1,084,093
Deferred income taxes	103,100	73,100
Deposits	5,100	5,100

Total other assets	1,192,293	1,162,293

TOTAL ASSETS	$2,230,375	$2,362,820

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of notes payable	$239,949	$236,272
Accounts payable	22,040	30,857
Accrued expenses	29,775	39,726
Deferred revenue	63,539	57,809
Customer postage deposits	27,450	24,950

Total current liabilities	382,753	389,614
LONG-TERM LIABILITIES
Notes payable	1,280,874	1,273,435
Notes payable to stockholder	—	65,891
Customer service deposits	78,564	75,560

Total liabilities	1,742,191	1,804,500
STOCKHOLDERS’ EQUITY
Common stock, no par value, 500,000 shares authorized; 143,315 shares issued and outstanding	502,232	542,102
Retained earnings (deficit)	(14,047)	16,218

Total stockholders’ equity	488,184	558,320

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,362,820	$2,362,820

See notes to financial statements.

TOTAL BANK TECHNOLOGY SOLUTIONS, INC.
STATEMENTS OF OPERATIONS
Unaudited
for the Years Ended December 31, 2003 and 2002

	2003	2002

SALES
Imaging	$1,054,537	$1,063,311
Data processing	751,158	711,223

Total	1,805,695	1,774,534

OPERATING EXPENSES
Imaging	210,242	214,902
Data processing	333,309	338,238
Salaries and benefits	688,694	734,916
General and administrative	505,309	485,766

Total operating expenses	1,737,554	1,773,822

INCOME FROM OPERATIONS	68,141	712

OTHER INCOME (EXPENSE)
Interest expense	(142,049)	(131,817)
Other income	13,642	7,677

Other expense — net	(128,407)	(124,140)

Loss before income taxes	(60,266)	(123,428)
DEFERRED INCOME TAX BENEFIT	30,000	45,000

NET LOSS	$(30,266)	$(78,428)

See notes to financial statements.

TOTAL BANK TECHNOLOGY SOLUTIONS, INC.
UNAUDITED STATEMENT OF STOCKHOLDERS’ EQUITY
For the Year Ended December 31, 2003 and 2002

	Common Stock		Retained Earnings (Deficit)

	Shares	Amount		Total

BALANCES, DECEMBER 31, 2001	$130,050	$493,519	$94,646	$588,165
Net loss			(78,428)	(78,428)
Sale of common stock	10,864	48,583		48,583

BALANCES, DECEMBER 31, 2002	140,914	542,102	16,218	558,320
Net loss			(30,266)	(30,266)
Sales of common stock	2,401	10,130		10,130
Initial liquidation distribution		(50,000)		(50,000)

BALANCES, DECEMBER 31, 2003	143,315	$502,232	$(14,048)	$488,184

See notes to financial statements.

TOTAL BANK TECHNOLOGY SOLUTIONS, INC.
UNAUDITED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2003 and 2002

	2003	2002

OPERATING ACTIVITIES
Net loss	$(30,266)	(78,428)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	376,335	359,450
Deferred income tax benefit	(30,000)	(45,000)
Loss on disposal of property and equipment	12,064	(11,102)
Changes in operating assets and liabilities:
Accounts receivable	(10,390)	(15,348)
Other current assets	(34,131)	(50,692)
Accounts payable and accrued expenses	(18,768)	31,377
Deferred revenue and customer deposits	11,234	45,970

Net cash provided by operating activities	276,078	236,227

INVESTING ACTIVITIES — Net cash used in investing activities, purchases of property and equipment	(178,918)	(89,511)

FINANCING ACTIVITIES
Advances on line of credit	18,144	406,652
Payments on line of credit	(18,144)	(466,658)
Proceeds from sales of common stock	10,130	48,583
Initial liquidation distribution	(50,000)	—
Proceeds from issuance of notes payable	2,369,000	82,000
Principal payments on notes payable	(2,462,412)	(219,566)

Net cash used in financing activities	(133,282)	(148,989)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(36,122)	(2,273)
CASH AND CASH EQUIVALENTS, Beginning of year	46,425	48,698

CASH AND CASH EQUIVALENTS, End of year	$10,303	$46,425

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$144,339	$131,796

Income tax refund received	$8,892	$45,970

See notes to financial statements

TOTAL BANK TECHNOLOGY SOLUTIONS, INC.

UNAUDITED NOTES TO FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General — Total Bank Technology Solutions, Inc. (the company) provides data processing, data-capture, item handling services and state of the art imaging services to financial institution clients, including stockholders of the company, located in Colorado.

Revenue Recognition — Service revenue associated with long-term agreements is recognized on a straight-line basis over the contractual term of the agreement.  Deferred revenue represents accounts billed in advance.  Revenue from equipment sales is recorded upon shipment.

Computer Software Costs —Software reflects the capitalized cost of developing programs for the banking system.  The Company capitalizes internal software costs upon the establishment of technological feasibility for the product.  The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs requires considerable judgment by management with respect to certain external factors including, but not limited to, anticipated future gross product revenue, estimated economic life and changes in software and hardware technology.  Software costs, both purchased and internally developed, are amortized over three to five years.  The unamortized balance as of December 31, 2003 and 2002 is $399,700 and $599,925, respectively and amortization recognized during 2003 and 2002 was $200,225 and $197,955, respectively.

Cash and Cash Equivalents — Cash and cash equivalents include checking accounts, money market accounts and highly liquid investments maturing within three months of acquisition.

Accounts Receivable — Accounts receivable are considered by management to be fully collectible and, accordingly, no allowance for doubtful accounts is considered necessary.

Property and Equipment — Property and equipment is recorded at cost.  Maintenance, repairs and minor renewals are expensed as incurred.  Depreciation is computed using the straight-line method based on estimated useful lives of 5 to 7 years for equipment.  Leasehold improvements are amortized over the life of the lease.  Depreciation expense for the years ended December 31, 2003 and 2002 was $337,698 and $143,248, respectively.

Goodwill — Goodwill resulting from the acquisition of FTS is evaluated annually for impairment as required by SFAS No. 142.

Income Taxes — The Company accounts for income taxes using the assets and liability method and recognizes the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between financial statement carrying amounts and the tax bases of existing assets and liabilities.

Use of Estimates — Preparation of the company’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period.  Actual results could differ from those estimates.

2.	NOTES PAYABLE

Notes payable as of December 31, 2003 consist of the following:

2003

Note payable to individual bearing interest at 5.97%, due in monthly installments of principal and interest of $23,880 through October 2008, secured by all assets of the company.	$1,411,367
Note payable to individual bearing interest at 7%, due in monthly installments of principal and interest of $3,146 through March 2007, secured by all assets of the company.	109,456

1,520,823
Less current portion	239,949

Long-term portion	$1,280,874

Notes payable as of December 31, 2002 consist of the following:

Unsecured note payable to stockholder bearing interest at 6.75%, interest payable monthly, due December 14, 2004	$65,891
Unsecured note payable to individual bearing interest at 6.75%, interest payable monthly, due February 11, 2005	100,000
Unsecured note payable to individual bearing interest at 6.75%, interest payable monthly, due July 2, 2004	275,000
Unsecured note payable to individual bearing interest at 7.0%, due in monthly installments of principal and interest of $1,964 through December 2, 2006	82,000
Unsecured note payable to individual bearing interest at 7.0%, due in monthly installments of principal and interest of $1,796 through September 17, 2005	53,770
Unsecured note payable to individual bearing interest at 6.75%, interest payable monthly, due December 31, 2004	115,000
Unsecured note payable to individual bearing interest at 8.5%, due in monthly installments of principal and interest of $2,052 through March 2005	50,258
Unsecured note payable bearing interest at 6.2%, due in monthly installments of principal and interest of $20,197 through January 2007, less unamortized discount of $38,636 ($18,247 amortized in 2002), resulting in an effective interest rate of 8.5%. The note contains certain prohibitions on the company’s sale of assets prior to the note being paid in full	833,680

1,575,599
Less current portion	236,272

Long-term portion	$1,339,327

The notes mature as follows:

2004	$239,949
2005	254,858
2006	270,696
2007	258,539
2008	264,318
Thereafter	232,463

$1,520,823

3.	LINES OF CREDIT

The Company has a $40,000 line of credit agreement with a bank which is a stockholder of the company.  The line bears interest at the prime rate plus 1.5% and is unsecured.  The agreement expires November 26, 2004 when all borrowings become due.  The Company has no balance outstanding as of December 31, 2003 and 2002, respectively.

The Company has a $30,000 line of credit agreement with a bank which is a stockholder of the company.  The line bears interest at 11%, is renewable annually, and is unsecured.  The Company has no balance outstanding as of December 31, 2003 and 2002, respectively.

4.	INCOME TAXES

As of December 31, 2003 and 2002, deferred income taxes consist primarily of net operating loss carryforwards.  Management has determined that a valuation allowance for the deferred tax asset is not required because it is more likely than not to be realized in connection with the change in the company’s form of organization.  See Note 11.

5.	CUSTOMER DEPOSITS

Customer deposits for postage and one month’s services have been collected and reflected as liabilities.  Postage charges are reflected as current liabilities and are offset monthly as the company incurs charges for mailing statements.  Customer service deposits represent the last month of service of a contract and are reflected as long-term liabilities as these contracts do not expire within one year.

6.	COMMITMENTS

The Company has entered into licensing agreements and contracts to provide imaging and data processing services for periods ranging from one to five years at fixed prices as articulated in the agreements.  Some of the agreements are with stockholder banks.

The Company vice president has the option to purchase 23,765 and 10,851 shares of common stock at $5 per share or book value, whichever is greater, through December 31, 2005.

7.	EMPLOYEE BENEFIT PLAN

The Company has a simple IRA plan for all employees who have received over $5,000 in compensation during any one preceding calendar year and are reasonably expected to receive at least $5,000 in compensation for the current calendar year.  The Company contributes three percent of each eligible employee’s compensation to the plan.  All contributions to the plan are fully vested and nonrefundable.  Contributions for the years ended December 31, 2003 and 2002 amounted to $12,273 and 10,277, respectively.

8.	RELATED PARTY TRANSACTIONS

The Company contracts with stockholder banks to provide imaging and data processing services, borrows funds and has checking accounts at certain of these banks.  During the year ended December 31, 2003, the company recorded $823,899 in revenue from these stockholder banks.  As of December 31, 2003, the company has $63,588 in accounts receivable.  Service deposits of $40,459 from these stockholders are held at December 31, 2003.

9.	OPERATING LEASE

The Company leases office space under an operating lease agreement that expires on July 31, 2007.  Rent expense for the year was $60,000.  The following are future minimum lease payments under the lease:

2004	$42,500
2005	54,000
2006	54,000
2007	31,500

Total	$182,000

10.	GOODWILL

The Company annually evaluates goodwill for impairment in accordance with SFAS No. 142, Goodwill and Other Intangible Assets.  Based on the evaluation performed as of December 31, 2003, management does not believe an impairment charge exists.  As such, no impairment charge has been recorded in the accompanying financial statements.

11.	SUBSEQUENT EVENT

On January 1, 2004, the company changed its form of organization to a Limited Liability Company (LLC) from a Corporation.  Assets and liabilities of the LLC are recorded at the book value of the assets as they were held in the Corporation.

PROXY          PRIVATE BUSINESS, INC.          PROXY

Special Meeting of Shareholders, December 7, 2005

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

          The undersigned hereby appoints Henry Baroco as proxy, with power of substitution, to vote all shares of the undersigned at the special meeting of the shareholders of Private Business, Inc., to be held on December 7, 2005, at 9:00 a.m. Central Time, at our corporate offices, 9020 Overlook Boulevard, Suite 300, Brentwood, Tennessee 37027 and at any adjournments or postponements thereof, in accordance with the following instructions:

(1)	APPROVAL OF THE MERGER AND THE ISSUANCE OF SECURITIES IN CONNECTION THEREWITH

	☐ FOR	☐ AGAINST	☐ ABSTAIN

(2)	APPROVAL OF THE ISSUANCE OF WARRANTS TO LIGHTYEAR PBI HOLDINGS IN CONNECTION WITH THE BACKSTOP FINANCING COMMITMENT

	☐ FOR	☐ AGAINST	☐ ABSTAIN

(3)	APPROVAL OF THE ISSUANCE OF PREFERRED STOCK AND WARRANTS AS PAYMENT IN KIND IN LIEU OF CASH DIVIDENDS TO LIGHTYEAR PBI HOLDINGS

	☐ FOR	☐ AGAINST	☐ ABSTAIN

(4)	APPROVAL OF PRIVATE BUSINESS, INC. 2005 LONG TERM EQUITY INCENTIVE PLAN

	☐ FOR	☐ AGAINST	☐ ABSTAIN

(Continued on reverse side)

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED.  IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE APPROVAL OF PROPOSALS 1, 2, 3 AND 4.

PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY.

Dated: ______________________, 2005	_____________________________________

Dated: ______________________, 2005	_____________________________________

          Signatures of shareholder(s) should correspond exactly with the name printed hereon.  Joint owners should each sign personally.  Executors, administrators, trustees, etc., should give full title and authority.

PRIVATE BUSINESS, INC.
9020 Overlook Boulevard
Brentwood, Tennessee 37027